As filed with the Securities and Exchange Commission on December 23, 1998
                                               Registration No. 333-45023

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        ______________________________

                              Amendment No. 2
                                   To
                                 FORM S-1
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                       ______________________________
                          SABA PETROLEUM COMPANY
         (Exact name of registrant as specified in its charter)

      Delaware                   1311                  47-0617589
(State or Other       (Primary Standard Industrial    (I.R.S. Employer
Jurisdiction of        Classification Code Number)     Identification No.)
Incorporation or
Organization)
                           ____________________
                      3201 Airpark Drive, Suite 201
                      Santa Maria, California  93455
                            (805) 347-8700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     ______________________________
                          Susan M. Whalen, Esquire
                          Saba Petroleum Company
                       3201 Airpark Drive, Suite 201
                       Santa Maria, California  93455
                            (805) 347-8700
     (Name, address and telephone number, including area code, of agent for service)

                              With Copies to:
                           Roger V. Davidson, Esq.
                            Cohen Brame & Smith
                          Professional Corporation
                       1700 Lincoln Street, Suite 1800
                               Denver, CO 80203
                       ______________________________
          Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                     CALCULATION OF REGISTRATION FEE

Title of Each     Amount to be    Proposed        Proposed       Amount of
Class of          Registered (1)  Maximum         Maximum       Registration
Securities                        Offering        Aggregate         Fee
to be Registered                 Per Share (2)  Offering Price (2)
Common Stock     2,153,344 shares   $6.75        $14,535,072      $4,288
Common Stock       602,996 shares   $1.00            602,996        $168
TOTAL            2,756,340 shares                $15,138,068      $4,456


(1) Shares of Common Stock which may be offered pursuant to this Registration Statement includes shares issuable upon conversion of shares of Series A Convertible Preferred Stock and exercise of the Warrants and the Redemption Warrants as defined herein. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect to the Series A Convertible Preferred Stock and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low reported sales prices per share of the Company's Common Stock on the American Stock Exchange on January 23,1998 for the 2,153,344 shares as set forth in the initial Registration Statement and December 17, 1998 for the 602,996 shares.

(3)     A Registration fee was previously paid with respect to $4,288 of this fee.
                          ______________________________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
  _________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION DATED December __, 1998


                        SABA PETROLEUM COMPANY

                    2,756,340 Shares of Common Stock



     All of the shares of common stock (the "Common Stock") of Saba Petroleum Company ("Saba" or the "Company") offered hereby (the "Offering") are being sold by the selling stockholders identified herein (the "Selling Stockholders"). The Company's Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "SAB." On December 17, 1998, the last reported sale price of the Common Stock on AMEX was $1.00 per share. See "Price Range of Common Stock and Dividend Policy." The registration of the shares of Common Stock hereunder does not necessarily mean that any of the shares will be offered or sold by the holder thereof. See "Use of Proceeds." This Prospectus covers up to 2,756,340 shares of Common Stock, and in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such indeterminate number of additional shares of Common Stock which may become issuable upon the conversion of the shares of the Company's Series A Preferred Stock and exercise of warrants of the Company by reason of the floating rate conversion price mechanism or other adjustment mechanisms applicable to such securities or by reason of any stock splits, stock dividends, or similar transactions involving the Common Stock in order to prevent dilution which may be sold from time to time by the Selling Stockholders (collectively, the "Shares"). The Shares being offered pursuant to this Prospectus include 2,153,344 shares of Common Stock issuable upon the conversion of part of the Company's Series A Preferred Stock, 269,663 shares of Common Stock issuable upon the conversion of warrants of the Company, and 333,333 shares of Common Stock issued to a certain Selling Stockholder. For additional information concerning the Shares offered pursuant to this Prospectus see "Principal and Selling Stockholders."

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest from time to time may offer and sell the shares held by them directly or through agents, broker-dealers or underwriters on terms to be determined at the time of sale. Those transactions (which may involve block transactions) may be effected on AMEX (or any other national securities exchange or United States inter-dealer quotation system of a registered national securities association, on which the Shares are then listed) in sales occurring in the public market or such exchange, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. An agent, underwriter or broker-dealer may receive compensation in the form of commissions or discounts from a Selling Stockholder and/or purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved).

     To the extent required, the names of any agent, underwriter or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

     The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will not receive any of the proceeds of the Offering. The Company will bear all of the expenses of the Offering except any underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for a Selling Stockholder. The expenses paid by the Company are expected to be approximately $154,828.

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 15.


                         ________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ________________________


The date of this Prospectus is __________________  , 1998.



                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, of which this Prospectus is a part, as well as such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a worldwide web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the American Stock Exchange and such reports and other information concerning the Company also can be obtained at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto which are on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other documents filed as an exhibit to the Registration Statement for a more complete description of the matter involved, each such statement being qualified in all respects by such reference.


                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. References to "Saba" or the "Company" are to Saba Petroleum Company and its subsidiaries unless the context otherwise requires. All share information included herein has been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996. Certain terms, including several technical terms commonly used in the oil and gas industry, are defined in the "Glossary" included as Appendix A to this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." The principal executive offices of the Company are located at 3201 Airpark Drive, Suite 201, Santa Maria, California 93455, and the Company's telephone number at this location is (805) 347-8700.

                                THE COMPANY


     Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. The Company has grown primarily through the acquisition and exploitation of producing properties in California, Louisiana and Colombia. The Company has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, the Company estimates that such locations represent a five-year drilling inventory. The preponderance of those drilling locations are in Colombia's Middle Magdalena Basin. The Company also has drilling locations in California, New Mexico and Louisiana. The Company uses advanced drilling and production technologies to enhance the returns from its drilling programs. On its California properties, the Company has used horizontal drilling and high-efficiency cavitation pumps, and drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California in 1997, on which producing operations have been held in abeyance awaiting a permit and oil price increases. In 1998, the Company initiated exploration projects in California, Indonesia and Great Britain.



     At December 31, 1997, the Company had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a PV-10 Value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices from December 31, 1997 postings may be expected to result in a reduction of the quantities of oil and gas included in the Company's proved reserves and the PV-10 value of such reserves. See "Properties - Reserve Estimates."

     The Company also owns an asphalt refinery in Santa Maria, California, where it currently processes approximately 4,000 Bopd. See "Description of Property Asphalt Refinery". Incident to its gas and oil operations, the Company has acquired fee interests in real estate. See "Description of Property Real Estate Activities". In Colombia the Company holds a 50% interest in a 118-mile pipeline. See "Description of Property-Principal Properties-Colombian Properties".

                           Recent Developments

     Going Concern Status



     The Company's auditors included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the Company's current ability to service its bank debt as it comes due (See Note 8 to Consolidated Financial Statements). While the Company is attempting to address funding the current deficit, there is no assurance that it will be able to do so timely. Further, while the Company is in discussion with its primary lender to address the Company's non-compliance with the loan agreement's financial covenants at September 30, 1998, there is no assurance that the preconditions to the resolved discussions will be met or a satisfactory restructuring accomplished. Finally, as discussed below, the Company has terminated a definitive agreement that it had previously entered into with Omimex Resources, Inc. ("Omimex") to conclude a business combination. As a result of this termination, the Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly owned subsidiary of the Company ("Sabacol"), became due and payable in its entirety on or before December 14, 1998. There is no assurance that such promissory note will be paid in full by December 14, 1998. On December 11, 1998, Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "The Company - Recent Developments - Bankruptcy of Sabacol, Inc.")

     Terminated Business Combination

     In early 1998, the Board of Directors of the Company engaged CIBC-Oppenheimer, Inc. ("Oppenheimer"), an investment banking firm, to explore ways to enhance shareholder value. This engagement was prompted by several factors, predominately the declining price of Common Stock of the Company and the lack of working capital available to the Company. In March 1998, Oppenheimer presented the Board with its recommendations, which included exploring a possible business combination of the Company with another oil and gas company. In March 1998, the Company entered into a preliminary agreement with Omimex, a privately held Fort Worth, Texas oil and gas company which operates a substantial portion of the Company's producing properties, to enter into a business combination (the "Merger"). Subsequent to the execution of the preliminary agreement, the Company negotiated a required consent from the holders ("Holders") of its Series A Convertible Preferred Stock ("Series A Preferred Stock"). In the interim between the execution of the preliminary agreement and the definitive Plan and Agreement of Reorganization (the "Merger Agreement"), the price of oil continued to deteriorate as did the Company's financial condition and the price of the Common Stock. The Company's deteriorating financial condition precluded the Company from raising funds with which to redeem the Series A Preferred Stock as had been the Company's intention.

     In June 1998, the Company, Omimex, the shareholders of Omimex and, for limited purposes, Mr. Ilyas Chaudhary, an officer and director of the Company, at that time, (the "Parties") entered into the Merger Agreement. As part of the Merger Agreement, Omimex lent to the Company approximately $4.2 million ("Loan"), the proceeds of which were used to redeem $2 million of stated value of the Series A Preferred Stock (for approximately $2.15 million) and to pay $2 million on the Company's outstanding bank indebtedness. The loan by Omimex originally accrued interest at prime plus two percent and was due 90 days after termination of the Merger Agreement in the event that the merger was not consummated. The Merger Agreement provided that if another party acquired control of the Company and as a result thereof the Merger be cancelled, the Company was required to pay a break-up fee of $1 million to Omimex.

     In July 1998, the Company terminated the engagement of Oppenheimer effective August 1998.

     The Parties agreed by mutual consent to terminate and release each other from the Merger Agreement effective September 15, 1998 (the "Mutual Termination and Release Agreement") as the proposed business combination could not be completed by the expiration date of October 31, 1998 as required under the terms of the Merger Agreement. As part of the Mutual Termination and Release Agreement, the interest rate on the secured Loan payable to Omimex and due by December 14, 1998, in the principal amount of approximately $4.2 million was reduced from prime plus two percent to prime. In compliance with procedures for securing the Loan from Omimex, Sabacol's legal representative in Colombia executed, but did not present for notarial inscription by a Colombian notary public, a public deed or deeds to transfer to Omimex all of the Company's right, title and interest of the Company in and to the Velasquez-Galan pipeline held by the Company's wholly owned subsidiary, Sabacol, Inc. and delivered the deed(s) to Bank One, Texas, N.A., which is acting as the escrow agent. Sabacol also delivered to the escrow agent an irrevocable letter of authority authorizing the completion of the execution of the deed(s) before a Colombian notary public. The escrow agent had been instructed, pursuant to the terms of an escrow agreement entered into between Sabacol, Inc., Omimex and Bank One, Texas, N.A. that in the event full payment of the Loan was delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the payment and to the Company the deeds and the irrevocable letter of authority relating thereto for cancellation. In the event payment of the loan in full is not delivered by December 14, 1998, then the escrow agent shall have immediately delivered to Omimex the deeds and the irrevocable letter of authority relating thereto. Thereafter, Omimex shall deliver the deeds and the irrevocable letter of authority to Omimex de Colombia, Ltd., a Delaware corporation and a wholly owned subsidiary of Omimex ("Omimex Colombia"), for completion of the execution of the deeds before a Colombian notary public by Sabacol's legal representative. Full payment of the Loan was not delivered by December 14, 1998 to the escrow agent. On December 11, 1998, Sabacol filed for protection of its assets under Chapter 11 of the United States Bankruptcy Code. (see "The Company - Recent Developments - Bankruptcy of Sabacol, Inc.") The deeds and the irrevocable letter of authority relating thereto were not delivered to Omimex on December 14, 1998 under the escrow agreement and the requirements to do so has been stayed pursuant to the Sabacol's petition for bankruptcy.

     Bank Indebtedness

     As indicated above, as part of the Merger Agreement, Omimex lent to the Company $4.2 million, of which $2 million was applied to the Company's existing bank indebtedness with Bank One, Texas, N.A. (the "Bank"). The Bank consented to the borrowing from Omimex described in the preceding section and the application of the proceeds of the loan, including the redemption of $2 million stated value of the Series A Preferred Stock. As a result of that payment and a payment of $300,000 which was made in May 1998 and continued to be payable each month thereafter by the Company, the Bank and the Company entered into a written amendment to the existing loan agreement extending the maturities of all three short term facilities to July 31, 1998. Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30, 1998, has not been satisfied, either by providing additional collateral to the Bank or reducing the principal balance that was outstanding at September 30, 1998. The Company's entire principal indebtedness to the Bank of $20.1 million was classified by the Company as currently payable at September 30, 1998. Additionally, the Company was not in compliance with the loan agreement's financial covenants at September 30, 1998. The Company and the Bank are in discussions to address such non-compliance. There is not any assurance that the Company will be successful in its discussions with the Bank to address such non-compliance.

     On November 12, 1998, Ilyas Chaudhary resigned as the Company's Chairman, Chief Executive Officer, and President in order to facilitate the closings of the pending transactions with Horizontal Ventures, inc. (see "The Comapny - Recent Developments - Transactions Involving Horizontal Ventures, Inc."). In connection with various borrowings from the bank, Mr. Chaudhary has guaranteed payment of approximately $3,000,000 of Company's debt to such bank.

     Sale of Certain Assets

     The Company has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets, the proceeds of which have been and will continue to be applied to reduce bank indebtedness and provide working capital. The Company sold its interest in over 150 producing wells in Michigan in July 1998 for a contract price of $3.7 million and two producing wells in Alabama in September 1998 for a contract price of $800,000. In December 1998, the Company entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New mexico, Oklahoma, Texas, Utah, and Wyoming and excludes interests located in Louisiana. (see "Management - Certain Relationship and Related Transactions")

     Transactions Involving Horizontal Ventures, Inc.

     In October 1998, Horizontal Ventures, Inc. ("HVI") entered into certain transactions that relate to the acquisition of securities of the Company, which have been reported in a Schedule 13D filed by HVI. HVI is a publicly traded corporation engaged primarily in the business of exploiting proven producing reservoirs by utilizing a low cost proprietary horizontal drilling technology to increase production rates.

     On October 6, 1998, HVI entered into a Preferred Stock Transfer Agreement (the "Preferred Stock Transfer Agreement") with RGC International Investors, LDC ("RGC"), pursuant to which HVI acquired 690 shares of the 8,000 shares of issued and outstanding Series A Preferred Stock of the Company held by RGC in exchange for cash in the amount of $750,000, of which $500,000 was borrowed from International Publishing Holding s.a. ("IPH"), the largest shareholder of HVI.

     Under the Preferred Stock Transfer Agreement, HVI had the exclusive right until November 5, 1998 to acquire from RGC up to an additional 6,310 shares of Series A Preferred Stock held by RGC in exchange for cash in the amount of approximately $6.9 million, and such exclusive right was extended for an additional thirty days by HVI's payment of $500,000, to RGC. HVI however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. The 690 shares of Series A Preferred Stock acquired by HVI, along with the accrued but unpaid dividends thereon, is currently convertible into an aggregate of 300,012 shares of the Company's Common Stock based on conversion price negotiated by HVI and the Company. See "Preferred Stock." HVI currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable HVI to acquire the additional 6,310 shares of Series A Preferred Stock held by RGC.

     On October 8, 1998, HVI entered into a Common Stock Purchase Agreement (the "Common Stock Purchase Agreement") pursuant to which the Company agreed to sell and issue to HVI by December 4, 1998, an aggregate of 2.5 million shares of the Company's Common Stock in exchange for cash in the aggregate amount of $7.5 million. HVI delivered to the Company on November 6, 1998, $1.0 million in exchange for 333,333 shares of the Company's Common Stock as part of an interim closing of the Common Stock Purchase Agreement. On December 3, 1998, the Company and HVI extended the final closing date of the Common Stock Purchase Agreement from December 4, 1998 to January 31, 1999.

     Pursuant to an Option Agreement dated July 22, 1998, (the "Option Agreement") between HVI and IPH, HVI holds a call option to acquire the 500,000 shares of the Company's Common Stock held by IPH at an exercise price equal to 120% of the cost to IPH of acquiring such shares, which is estimated to be approximately $1.0 million. HVI has the option of paying such exercise price to IPH in the form of cash or shares of HVI common stock.

     HVI also has 3,080,000 shares of the Company's Common Stock in open market purchases and other negotiated transactions.

     Upon the execution of the Common Stock Purchase Agreement, Randeep S. Grewal, a director and executive officer of HVI, was appointed to the Company's Board of Directors. Upon the closing of the Common Stock Purchase Agreement, a second director designated by HVI is to be appointed to the Company's Board of Directors. In addition, a letter agreement between HVI and Saba dated October 8, 1998, provided that upon HVI's conversion of the 7,000 shares of Series A Preferred Stock purchased from RGC a third director designated by HVI was to be appointed to the Company's Board of Directors. In connection with the foregoing, the Company has agreed to obtain the resignations of three of its directors, resulting in the three designees of HVI representing a majority of seats on the Company's five member Board of Directors.

     On December 7, 1998, HVI and the Company disclosed that the Board of Directors of the Company approved HVI's proposal to merge with the Company. A majority of the Company's disinterested Board members voted in favor of the proposed merger. The Company's Board of Directors plans to call a special meeting of the Company's stockholders to approve the merger. Under the proposed merger, the Company's stockholders will receive one share of HVI common stock for each six shares of the Company's common stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVI on December 7, 1998), (ii) a price of $2.02 for the Company's common stock based on a 55 percent premium over the average closing price of the Company's common stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVI's common stock of $12.14 during the same period. Proforma financial statements of HVI and the Comapny as a combined company have been included with this Prospectus. See "Financial Statements."

     Preferred Stock

     The Company has outstanding 8,000 shares of Series A Preferred Stock. The Certificate of Designations, Preferences and Rights of the Series A Preferred provides that such shares are convertible into such number of shares of Common Stock as is determined by dividing the per share stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends) by the average of the closing prices for the Common Stock for any three consecutive trading days during the preceding thirty day period ending one day prior to conversion (but in no event will the Conversion Price be greater than $9.345).

     The Series A Preferred Stock agreements effectively prohibited the Company from performing the Merger Agreement with Omimex without the consent of the Holders of the Series A Preferred Stock. Concurrently with the execution of the Merger Agreement, the Company and the Holders executed a letter agreement, which was approved by Omimex, pursuant to which the Company redeemed 2,000 shares of then outstanding Series A Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000 and modified the terms of the conversion rights of the Holders (the "Letter Agreement"). Under the Letter Agreement, the 8,000 shares of Series A Preferred Stock may currently be converted by the Holders and remains subject to redemption by the Company on the basis of (i) 115% of the stated value plus accrued dividends and (ii) issuance of a five-year warrant to purchase 200,000 shares of Common Stock at 105% of the average closing bid price of the Common Stock for the five consecutive trading days ending one trading day prior to redemption.

     The Certificate of Designations, Preferences, and Rights of the Series A Preferred Stock provides that the Company cannot issue more than 2,153,344 shares of Common Stock underlying the Series A Preferred Stock (19.9% of the total number of shares of the Company's Common Stock outstanding as of December 31, 1997) without stockholder approval or a waiver from the American Stock Exchange ("AMEX") Rule 713. AMEX Rule 713 provides that a company listed on AMEX may not issue 20% or more of the then outstanding shares of the company's common stock without first obtaining stockholder approval. Prior to the issuance of any shares of the Company's Common Stock underlying the Series A Preferred Stock in excess of 2,153,344 shares and the resale of those shares pursuant to this Prospectus, the Company will obtain stockholder approval of the issuance of those shares or a waiver from AMEX Rule 713.

     Bankruptcy of Sabacol, Inc.

     On December 15, 1998, the Company disclosed that Sabacol, Inc. a wholly-owned subsidiary of the Comapny ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. (see "The Company - Recent Developments - Terminated Business Combination") At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a reorganization plan. There is no assurance, however, that a reorganization plan beneficial to Sabacol will be consummated. The filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

     American Stock Exchange

     In August 1998, the American Stock Exchange contacted the Company to inquire about the Company's continued listing eligibility following its report of losses, bank indebtedness, and going concern and to inquire about the independent status of the Company's outside directors.

                      PRINCIPAL PROPERTY AREAS

     The Company owned interests in approximately 845 wells at September 30, 1998. The majority of these wells are concentrated along the central coast of California and in the Middle Magdalena Basin of Colombia. These regions, which primarily produce a low gravity/high viscosity or "heavy" oil, will be the focus of the Company's near-term development drilling activities. The Company also operates wells and has exploration and development activities in several states outside of California and, through a majority-owned subsidiary, in western Canada. The Company's evaluation of international projects resulted in the acquisition of exploration projects in Indonesia and Great Britain.

United States

     California

     Approximately 20.3% of the Company's proved reserves at December 31, 1997 (5.9 MMBOE) were located in four onshore fields in California's central coast region (collectively, the "Central Coast Fields"). Daily production from the Central Coast Fields averaged 1,484 BOE for the nine months ended September 30, 1998, representing 23.3 % of the Company's total production. The Company operates all of its wells in the Central Coast Fields. The Company also holds interests in other California areas, which represented 7.2% (2.1 MMBOE) of the Company's proved reserves at December 31, 1997. Daily production from these other interests averaged 658 BOE for the nine months ended September 30, 1998, representing 10.3% of the Company's total production. Further, the Company has interests in several high risk exploratory projects.

     Louisiana
     Approximately 11.0% of the Company's proved reserves at December 31, 1997 (3.2 MMBOE) were located in two fields in Louisiana. An interest in one of these fields was first acquired during 1996, the other in 1997, with additional interests in both fields acquired in April of 1998. The Company's share of daily production from the Louisiana fields averaged 644 BOE for the nine months ended September 30, 1998, representing 10.1 % of the Company's total production.

     Other States

     In addition to its California and Louisiana properties, the Company owns producing properties in a number of other states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented 9.3% of the Company's proved reserves at December 31, 1997 (2.7 MMBOE). Daily production from these properties averaged 778 BOE for the nine months ended September 30, 1998, representing 12.2 % of the Company's total production. The Company however plans to sell some of the Company's non-core assets in some of those states. See "The Company - Recent Development - Sale of Certain Assets."

     International

     Colombia

     Approximately 43.3% of the Company's proved reserves at December 31, 1997 (12.6 MMBOE) were located in several fields in Colombia's Middle Magdalena Basin. Daily production from these fields averaged 2,302 Bopd for the nine months ended September 30, 1998, representing 36.2% of the Company's total production. The Company also holds a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to a 250,000 Bopd government-owned refinery at Barrancabermeja. See "The Company - Recent Developments - Terminated Business Combination." The Company and Omimex, the operator of the fields, have formulated a plan for drilling approximately 200 development wells.

     During 1997, the Company and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is installing steaming equipment. The Company and the operator also reentered a suspended well acquired from Texaco and drilled to an area under the Magdalena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both the Company and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. During the nine months ended September 30, 1998, the Company and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields. Three additional wells were recompleted during the nine months ended September 30, 1998. Sabacol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Canada

     Approximately 8.9% of the Company's proved reserves at December 31, 1997 (2.6 MMBOE) were located in Canada. Daily production from these properties, which are owned through an approximately 74%-owned subsidiary of the Company, averaged 495 BOE for the nine months ended September 30, 1998, representing 7.8% of the Company's total production.

     Other International Properties

     In September 1997, the Company and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. This agreement will require the Company to spend approximately $17.0 million over the next three years on this project, in addition to the approximate $1.4 million expended as of December 31, 1997. The Company is seeking a joint venture partner to share the costs of this project; however, the recent economic turmoil in Indonesia may affect the timing and terms of such agreement.

     In July 1997, the Company entered into an agreement to become the operator and a 75% working interest holder of two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain. On March 31, 1998, the Company assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, the Company sold one half of its net interest in this concession to Omimex at the Company's cost. A formal assignment has not been conveyed to Omimex and the Company continues to hold Omimex's interest in the prospect trust. The Company has incurred costs of approximately $766,000 as of September 30, 1998, in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. The Company has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, the Company may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

                          SUMMARY FINANCIAL DATA

     The following table presents summary historical consolidated financial data of the Company as of and for each of the five years in the period ended December 31, 1997 and the nine months ended September 30, 1997 and 1998, which has been derived from the Company's consolidated financial statements. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere herein. (in thousands, except for per share data)


                             Years Ended                   Nine Months Ended
                             December 31,                    September 30,
                  1993     1994     1995     1996    1997    1997       1998

Statement of Operations Data
Total revenues  $10,530  $12,954  $17,694  $33,202  $35,996  $26,778 $18,683
Expenses:
 Production
  costs (1)       5,857    7,547   10,561   14,604   16,607   12,250  10,140
 General and
  administrative  2,503    1,882    2,005    3,920    5,125    3,468   4,974
 Depletion,
  depreciation and
  amortization    1,853    2,041    2,827    5,527    7,265    5,011   5,500
 Writedown of
  oil and gas
  properties (6)    -        -        -        -       -         -    17,852
 Interest expense   443      634    1,364    2,402    2,305    1,421   2,519
Net income (loss)   (88)     509      547    3,765    2,397    2,548 (23,498)
Net earnings
 (loss) per share
 - basic (2):     (0.01)    0.06     0.07     0.43     0.23     0.24   (2.17)
Weighted average
 common shares
 outstanding -
 basic (2):       7,065    7,996    8,327    8,804   10,650   10,596  10,994

Statement of Cash Flow Data

Net cash
 provided by
 operating
 activities        $503   $3,346   $1,736   $6,914   $14,954 $11,977  $4,683
Net cash
 used in
 investing
 activities      (1,439)  (3,930) (16,757) (11,856) (36,166) (30,813)   (599)
Net cash
 provided by
 (used in)
 financing
 activities         958      860   14,850    5,037   21,991   18,331  (4,397)

Other Data

EBITDA (3)       $2,171   $3,568   $5,188  $14,652  $13,843  $10,780  $2,522
Capital
expenditures (4)  2,372    6,573   17,015   12,776   35,270   29,080   9,216
Production (MBOE)   755      980    1,450    2,243    2,508    1,875   1,736


                             December 31,                       September 30,
                       1993     1994     1995    1996     1997        1998
Balance Sheet Data
Working capital
(deficit)            $(860)   $(2,422)  $2,471  $2,418  $(11,724)  $(29,752)
Total assets        13,261     18,108   39,751  49,117    77,657     53,921
Current portion of
 long-term debt      1,440      2,357      505   1,806    13,442     25,173
Long-term debt,
 net (5)             4,875      5,323   23,543  20,812    19,610      5,347
Redeemable
 preferred stock       -          -        -       -       8,511      7,169
Stockholders'
 equity              4,407      6,283    7,848  17,715    23,640         30


(1)   Production costs include production taxes.
(2) As adjusted for a two-for-one stock split in the form of a stock dividend paid in December 1996.
(3) EBITDA represents earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization, and writedown of oil and gas properties. EBITDA is not required by GAAP and should not be considered as an alternative to net income or any other measure of performance required by GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto.
(4) Capital expenditures in 1995 include $10.0 million expended in connection with acquisitions of producing properties in Colombia. The acquisitions were principally responsible for the significant increase in results of operations reported by the Company in 1995 and 1996. For additional information, see Note 2 of Notes to Consolidated Financial Statements of the Company.
(5) For information on terms and interest, see Note 8 of Notes to Consolidated Financial Statements of the Company.
(6) See Note 4 of Notes to Consolidated Financial Statements for more information with respect to the write down of oil and gas properties.


                      SUMMARY OIL AND GAS RESERVE DATA

     The following table sets forth certain summary information as of December 31, 1995, 1996 and 1997 regarding the Company's interests in estimated proved oil and gas reserves, the Company's estimated future net revenues therefrom (before income taxes), the PV-10 Value thereof and other data concerning the reserves of the Company for those years. Estimates are based upon average year-end prices of $11.30, $17.05 and $13.13 per BOE on December 31, 1995, 1996 and 1997, respectively, at each date holding prices constant throughout the life of the properties in accordance with regulations of the Securities and Exchange Commission (the "Commission"). This information is based upon numerous assumptions and is subject to various uncertainties. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues," "Business - Oil and Gas Reserves" and "Supplemental Information About Oil and Gas Producing Activities (Unaudited)" following the Notes to the Consolidated Financial Statements of the Company. This summary oil and gas reserve information is based on the reserve reports of Netherland, Sewell & Associates, Inc. and Sproule Associates Limited, independent petroleum engineers. There can be no assurance that volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date the price of West Texas Intermediate ("WTI") crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at November 30, 1998 was $11.22. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $1.98 per Mcf, respectively. A decline in prices will result in a reduction in volumes of oil or gas which are ultimately recoverable, since certain remaining reserves will become marginal earlier.



                                                    December 31,
                                      1995             1996             1997
Estimated Net Proved Reserves:
   Oil (Mbbls)                       12,532           26,679          23,925
   Gas (Mmcf)                        19,479           23,665          31,296
     Total (MBOE)                    15,778           30,623          29,141
Estimated future net revenues
  (before income taxes)
  (in thousands)                    $73,525         $253,902        $183,578
PV-10 Value
  (before income taxes)
  (in thousands)(1)                 $48,155         $155,939        $118,629
Reserve Replacement Data:
  Production replacement
  ratio (2)                             5.9x             7.7x           1.4x
  All-in finding costs per BOE        $2.02            $3.15           $4.49


(1) Present value of estimated future net revenues before income taxes, discounted at 10% per annum.
(2) Calculated by dividing (i) reserve additions through acquisitions of reserves, extensions and discoveries and revisions during the year by
      (ii) production for such year.

                          SUMMARY OPERATING DATA

     The following table sets forth certain summary operating data with respect to the Company's oil and gas operations for the periods indicated.



                       Year Ended December 31,          Nine Months Ended
                                                          September 30,
                     1995      1996          1997        1997          1998
Production Data:
  Oil (Mbbls)       1,227     1,968         2,107        1,581        1,431
  Gas (Mmcf)        1,337     1,651         2,408        1,767        1,831
    Total (MBOE)    1,450     2,243         2,508        1,875        1,736

Average Sales Price
  Data (Per Unit):
  Oil (Bbls)       $12.22    $14.45        $13.73       $13.81        $8.80
  Gas (Mcf)          1.45      1.88          2.09         1.95         1.73
  BOE               11.69     14.05         13.54        13.48         9.08

Selected Data per BOE:
  Production
   costs (1)        $7.29     $6.51         $6.62        $6.53        $5.84
  General and
   administrative    1.27      1.75          1.93         1.77         2.67
  Depletion,
   depreciation and
   amortization      1.92      2.43          2.84         2.63         3.05


(1)   Production costs include production taxes.


            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     Certain statements contained in this Prospectus, such as those concerning the Company's business strategy, governmental regulation, drilling programs, potential acquisitions, future production amounts, values and revenues, capital requirements and other statements regarding matters that are not historical facts are "forward-looking" statements (as such term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Statements that the Company or management "believes", "expects", "anticipates", "intends", "plans", or that refer to future events or plans are intended to identify the statements which follow as "forward looking" statements. Because such forward looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In addition, such factors include the price and demand for oil and gas and refined products and the cost and supply of drilling equipment and materials.



                              RISK FACTORS

     Prospective investors should read the entire Prospectus carefully and should consider, among other things, the risk factors set forth below.

Factors Relating to the Company

     Effect of Price Declines



     Most of the oil produced by the Company is of low gravity. Production costs of such oil are generally much higher than production costs of higher gravity oil. Consequently, heavy oil properties, such as those owned by the Company, tend to become marginally economic in periods of declining oil prices, such as that presently existing. This is true of the Company's California heavy oil properties most of which, at present prices, remain economic to produce; should prices continue to decline, much of the Company's California production will become marginally economic and certain of its properties may be temporarily removed from production.



     During 1997, the Company embarked upon an aggressive development program of its Cat Canyon and Gato Ridge heavy oil properties. This program included the installation of surface facilities for handling much more oil than the Company presently produces from such properties. The recent decline in prices and the results of the 1997 drilling program render it doubtful that the Company will realize the value of these installations within the foreseeable future.

     Near Term Cash Requirements

     Bank Credit Facility



     The Company maintains a reducing revolving credit facility with Bank One, Texas, N.A. As provided for in the loan agreement, the Bank, applying its internal projections of future oil and gas prices and applying its internal discount factors to each classification of proved reserves, prepares its own estimate of the Company's remaining reserves and the projected cash flows from those reserves. In the event that the Bank's estimate of the loan value of the Company's reserves ("borrowing base") is less than the outstanding loan balance, the Bank may require the Company to (i) post additional collateral or
(ii) make additional payments in reduction of its indebtedness. In accordance with the current terms of the reducing revolving credit facility, $3.6 million of the outstanding balance may be payable within the next year depending upon the Bank's determination of the borrowing base. In addition to the reducing revolving credit facility, the Company's lending Bank has advanced three short-term loans with an aggregate outstanding balance of $4.5 million at September 30, 1998, all of which matured on July 31, 1998. As indicated under the caption "Recent Developments" the Company borrowed funds from Omimex, with which it has reduced Saba's Bank debt by $2.0 million and is in discussions with the Bank to address its non-compliance with financial covenants in the loan agreement. At September 30, 1998, the loan value of the Company's oil and gas properties under the Bank's lending parameters was $13.4 million and the outstanding loan balance as of such date (and after the $2.0 million principal reduction) was $20.1 million.

     The Company's Canadian subsidiary has a fully advanced borrowing base revolving loan of $1.5 million at September 30, 1998 of which $393,000 is classified as a current liability in that it may be payable over the next year.

     Further, accounts payable and accrued liabilities increased $6.3 million over accounts receivable, cash balances, and other current assets during the nine months ended September 30, 1998, due primarily to the Company's year end drilling activities which contributed to the decrease in working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

          Going Concern Qualification in Auditors Opinion

     In that the current maturities of the Company's bank debt are in excess of the Company's apparent ability to meet such obligations as they come due, the Company's auditors have included an explanatory paragraph in their opinion on the Company's 1997 financial statement to state that there is substantial doubt as to the Company's ability to continue as a going concern. See "The Company - Recent Developments - Going Concern Status". In the past, the Company has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. Further, the Company has listed for sale with sales agents certain of its non-core oil and gas assets and real estate assets, located in Louisiana, Michigan, Wyoming, Texas and California. The proceeds of such sales, if any, will be applied to reduction of its bank debt. There can be no assurance that the Company will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of the Company's divestiture efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.



          Capital Requirements of Exploratory and Development Operations

     The Company is in a capital intensive industry. Its immediate needs for capital will intensify should the Company be successful in one or more of the exploratory projects it is undertaking, in that it is likely that the Company will be required to drill several more wells on the apposite property to demonstrate the existence of commercial reserves. Should a commercial discovery exist, additional costs are likely to be incurred to create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenues.



     Continuation of the Company's exploratory and development programs will require more cash than the Company's properties will generate from operations at present price levels. The Company plans to attempt to sell or dispose of its non-core oil and gas properties which should result in the receipt of significant amounts of cash by the Company during 1998, a major portion of which may be applied to the Company's bank indebtedness. However, the timing of any sale and the amounts realized therefrom nevertheless may not be sufficient or early enough to permit the Company to make its bank payments and fund its committed exploration activities, in which cases the Company would be required to seek other financing or attempt to reduce its exploratory commitments. There is no assurance that the Company will be able to do either or that the terms of any new financing or reduction in commitments will be favorable to the Company.

     The Company's Series A Preferred Stock contains provisions which under certain circumstances of default currently existing require the Company to redeem that series at a price equal to 115% of its stated value. See "Description of Capital Stock-Preferred Stock. The Company does not presently have the funds with which to redeem the Series A Preferred Stock. See "Recent Developments" for a discussion of the Company's redemption of $2 million of Stated Value of the Series A Preferred Stock and "Description of Capital Stock
  Preferred Stock." See also  "Risk Factors   Potential Dilution   Outstanding
Preferred Stock." RGC had agreed to waive any default by the Company prior to the closing of the sale of 7,000 shares of Series A Preferred Stock in the aggregate to HVI under the terms of the Preferred Stock Transfer Agreement. The sale of 7,000 shares of Series A Preferred Stock has not closed under the terms of the Preferred Stock Transfer Agreement, and RGC and HVI are in negotiations to extend the closing. HVI has agreed with the Company that after acquiring 7,000 shares of the Series A Preferred Stock and upon HVI's conversion of any such shares, HVI will waive any of the defaults in existence with respect to the Series A Preferred Stock.



     Restriction on Payment of Dividends

     The Company has not paid any cash dividends on its Common Stock to date and has no plans to pay such dividends in the foreseeable future. The payment of cash dividends in the future will be dependent on the Company's future earnings and financial condition. Pursuant to the terms of the Company's credit facility and the terms of its Series A Preferred Stock and its Debentures, the Company is prohibited from making any cash dividend payments on its Common Stock without the specific consent from the lending bank, the holders of the Series A Preferred Stock and the holders of the Debentures.

     Dependence on Key Personnel



     The Company depends upon the efforts and skills of its key executives. The Company has employment agreements with certain key employees. See "Management Benefit Plans and Employment Agreements - Employment Agreements." The success of the Company will depend, in part, on its ability to manage its assets and attract and retain qualified management and field personnel. There can be no assurance that the Company will be able to hire or retain such personnel. In addition, the loss of key personnel could have a material adverse effect on the Company.

     Volatility of Common Stock

     The market price for the Common Stock has been extremely volatile in the past and could continue to fluctuate significantly in response to the results of drilling one or more wells, variations in quarterly operating results and changes in recommendations by securities analysts, as well as factors affecting the securities markets or the oil and gas industry in general. See " Factors Relating to the Oil And Gas Industry and the Environment." Further, the trading volume of the Common Stock is relatively small, and the market for the Common Stock may not be able to efficiently accommodate significant trades on any given day. Consequently, sizable trades of the Common Stock have in the past, and may in the future, cause volatility in the market price of the Common Stock to a greater extent than in more actively traded securities. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

     Shares Eligible for Future Sale

     On December 17, 1998 the Company had outstanding 11,385,726 shares of Common Stock. Of these shares, 8,014,467 shares of Common Stock were freely transferable and tradable without restriction or further registration under the Securities Act. In addition, approximately 817,143 shares of Common Stock may currently be issued upon the conversion of the outstanding Debentures of the Company. See "Shares Eligible For Future Sale."

     Potential Dilution-Outstanding Preferred Stock

     As of December 17, 1998, 8,000 shares (of an originally issued
10,000 shares) of the Company's Series A Preferred Stock were issued and outstanding. Each share of the Series A Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the per share stated value ($1,000) of the shares of Series A Preferred Stock (as increased by accrued but unpaid dividends as of September 30, 1998) by the then current Conversion Price (which is determined by reference to the then current market price, but in no event will the Conversion Price be greater than $9.345). If converted at December 17, 1998, based on a Conversion Price of $2.50 for HVI's 690 shares of Series A Preferred Stock and $1.083 for the remaining Series A Preferred Stock (the average of the closing prices for the Common Stock for any three consecutive trading days during the preceding thirty day period, the remaining 8,000 shares of Series A Preferred Stock would have been convertible into 7,053,509 shares of Common Stock; however, the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock provides that without waiver by the American Stock Exchange of its rules, the Company would be permitted to issue only 2,153,344 shares of Common Stock without a shareholders' vote approving the issuance of additional shares. For the foregoing example, the lowest price averaged during such three day period has been used. The number of shares of Common Stock which may be required to be issued could prove to be even greater in the event of decreases in the trading price of the Common Stock assuming that the required shareholder approval is obtained. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series A Preferred Stock.

     The shares of Series A Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. See "Recent Developments" for information concerning the recent redemption of a portion of the Series A Preferred Stock.

     On December 31, 1997, warrants to purchase 224,719 shares of Common Stock were issued to the purchasers of the Series A Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued to Aberfoyle Capital Ltd. as a fee in connection with the placement of the Series A Preferred Stock. Each of those warrants are exercisable for a three year period from December 31, 1997. The initial exercise price of those warrants was $10.68 (as may be adjusted from time to time under certain antidilution provisions). In June 1998, in connection with securing the consent of the holder of the Series A Preferred Stock holders to the business combination with Omimex, the exercise price of the warrants held by the holders of the Series A Preferred Stock was reduced to $2.5875. In connection with the issuance of the Series A Preferred Stock, the purchaser of the Series A Preferred Stock received the right to be issued warrants to acquire 200,000 shares of Common Stock should the Company redeem the Series A Preferred Stock. Those warrants are exercisable at 105% of the average daily closing price during the five trading days ending one trading day prior to the redemption date of the Series A Preferred Stock. The shares of Common Stock issuable upon exercise of the warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part.

     The Series A Preferred Stock contains terms that impose restrictions on the Company, with which the Company may not be in compliance, and may hinder the Company's ability to raise additional capital. In addition, because the conversion price of the Series A Preferred Stock is determined based on the market price of the Common Stock, the conversion of the Series A Preferred Stock could be extremely dilutive to the holders of Common Stock. See
"Description of Capital Stock   Preferred Stock."



     Authorization of Preferred Stock

     The Company's Board of Directors has the authority to issue up to 49,990,000 additional shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue additional shares of preferred stock. See "Description of Capital Stock."

     Potential Dilution-Substantial Options, Warrants and Debentures
                               Outstanding



     At November 30, 1998, the Company had granted outstanding options to employees and consultants to purchase up to 1,028,000 shares of Common Stock at exercise prices ranging from $1.25 to $15.50 with a weighted average exercise price of $7.71 per share. The terms of such grants may require the shares of Common Stock to be registered under the Securities Act of 1933 and listed on the American Stock Exchange. The Company has not entered into agreements with some or all of the Company's employees and consultants to whom options to purchase Common Stock were granted. Additionally, as of November 30, 1998, the Company had outstanding Debentures in the aggregate principal amount of $3,575,000, which may convert into Common Stock at a price of $4.375 per share (817,143 shares). If Common Stock prices improve, the Company anticipates calling for the redemption of the Debentures in the next year, which will likely result in a substantial number of the holders converting the Debentures prior to the redemption date. In addition, on December 31, 1997, the Company issued warrants to purchase 269,663 shares of Common Stock at an
amended exercise price described under the caption "Risk Factors   Possible
Dilution   Preferred Stock." In addition, if the Company redeems the Series A
Preferred Stock it will be obligated to issue warrants (the "Redemption Warrants") to purchase 200,000 shares of Common Stock at an exercise price determined based on the price of the Common Stock at the time of such redemption. The shares of Common Stock issuable upon exercise of the Redemption Warrants are being registered pursuant to the Registration Statement of which this Prospectus forms a part.



     The existence of these options, warrants and Debentures may hinder future financings by the Company and the exercise of such options and warrants and conversion of such Debentures will dilute the interests of all other stockholders. The possible future resale of Common Stock issuable on the exercise or conversion of these options, warrants and Debentures could adversely affect the prevailing market price of the Common Stock. Further, the holders of options and warrants may exercise them and adversely affect the market price of Common Stock at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Capital Stock Common Stock" and "Principal Stockholders."

     Dependence on Key Customers



     Empresa Colombiana de Petroles ("Ecopetrol"), which also owns a 50% working interest in the Company's Colombian Nare Association properties, is the only viable purchaser of the Company's oil production in Colombia, which accounted for 31.4% and 33.4% of the Company's total oil and gas revenues in the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. Prices received from the sale of oil produced at the Company's Colombian properties are determined by formulas set by Ecopetrol. The formula for determining the price paid for crude oil produced at the Company's Colombian properties is based upon the average of specified fuel oil and international crude oil prices, which average is then discounted relative to the price of West Texas Intermediate crude oil. The formula is expected to be adjusted again by Ecopetrol in February 1999. There can be no assurance that Ecopetrol will not decrease the prices it pays for the Company's oil in the future. A material decrease in the price paid by Ecopetrol would have a material adverse effect on the Company's financial condition and future operations. Also, the loss of Ecopetrol as a purchaser could have a material adverse effect on the Company. See "Business-Marketing of Production."



     Much of the Company's domestic production is heavy, low gravity, viscous crude oil from the Central Coast Fields. Often these crudes contain significant amounts of sulfur and metals, which make it undesirable feedstock for most refineries. In times of excess supply of competitive crudes and low producer prices, these crudes are often the first crudes rejected by California crude purchasers. This means that the demand and price paid for much of the Company's production from the Central Coast Fields can vary significantly. Substantially all of the Company's production from the Central Coast Fields is sold to PetroSource, which in turn, has such oil processed at the Company's asphalt refinery in Santa Maria, California (the "Santa Maria Refinery"). The operation and ownership of the Santa Maria Refinery is important to the Company because it creates additional demand for the Company's heavy gravity crudes.

     Dependence on Operator



     For the nine months ended September 30, 1998, approximately 13.2% of the Company's United States oil and gas production was derived from properties operated by Omimex. All of the Company's Colombian properties are operated by Omimex (together with Ecopetrol and the Colombian governmental authorities necessary to operate the properties). The speed and success of the Company's Colombian development and exploration efforts depend on the competence and proficiency of Omimex. Further, because of its minority ownership in the oil and gas interests in this jointly owned property, the Company does not have the ability to materially influence the development and exploration plans for such properties or, without the cooperation of Ecopetrol, remove Omimex as operator. The costs and results of operations conducted by Omimex are not within the control of the Company. See "Factors Relating to the Oil and Gas Industry and the Environment - Colombian Operations."

     Risks Relating to Certain Corporate Matters

     Under previous management and prior to its reincorporation as a Delaware corporation in 1997, the Company did not make various required filings with the Commission, may not have complied with requisite corporate formalities, may have failed to accord stockholders the right to exercise preemptive rights (the right of an existing stockholder to purchase additional shares to prevent dilution of its ownership percentage) and may have failed to validly adopt a material amendment to its Articles of Incorporation. In addition, the Company has been unable to locate all of its original minutes for meetings of the Board of Directors and stockholders and stock records for much of its early history. Further, until the Company's 1997 Annual Meeting of Stockholders, the Company had not notified stockholders of their right to cumulative voting (the right of a stockholder to accumulate his votes and cast all of them for less than all of the nominees for director). When these matters were discovered, the Company took corrective, ratifying and other actions designed to mitigate the effect of these matters, including obtaining waivers from over ninety percent of the shares entitled to exercise preemptive rights and securing an indemnity from Capco Resources Ltd., a company which at that time was the owner of approximately 50.3% of the Company and controlled by Ilyas Chaudhary, the Company's former Chairman, Chief Executive Officer and President. Additionally, since Mr. Chaudhary would have been entitled to elect a majority of the Board of Directors of the Company, the Company believes that the failure to inform stockholders of the existence of cumulative voting did not have a material effect upon the election of previous Boards. For further information regarding these matters and the risks related thereto, see the discussion contained under the caption "Risk Factors Relating to the Company
- Risks Relating to Certain Corporate Matters" in the Company's Form SB-2 Registration Statement (File No. 33-94678) dated December 20, 1995, filed with the Commission pursuant to Rule 424(b) under the Securities Act, and under the caption "Description of Business - General - Development of the Business of Saba" in the Report on Form 10-KSB for the year ended December 31, 1996, filed with the Commission (File No. 1-12322) under the Securities Exchange Act of 1934, as amended, which can be obtained from the Commission. See "Available Information".


     A substantial portion of the Company's Common Stock held directly or indirectly by Ilyas Chaudhary, former Chief Executive Officer and President, has been pledged to secure debt. During 1998, shares of the Common Stock were sold by lenders as a result of Mr. Chaudhary's inability to pay the margin debt. Such sales may have contributed to the decline in the price of the Common Stock. At November 30, 1998, approximately 1.27 million shares of Common Stock owned by Mr. Chaudhary were subject to pledge to secure indebtedness of approximately $318,000.



     Wells Operated Under Joint Operating Agreements

     Many of the Company's business activities are conducted through joint operating agreements in which the Company owns a partial interest in oil and gas wells and the wells are operated by the Company or another joint owner. If the Company is the operator, it has the risk that one of the joint owners may not pay the owner's share of costs. If the Company is not the operator, it has risks because it must reimburse the operator for the Company's share of costs incurred by the operator, and the Company does not have control over operating procedures and expenditures of the operator.

Corporate and Reporting Compliance

     The Company is qualified and licensed to transact business as a foreign corporation in the jurisdiction of California doing business as ("DBA") Delaware Saba Petroleum Company. Saba Petroleum, Inc., a California corporation, is a wholly-owned subsidiary of the Company and had consented to the Company's DBA in California as Saba Petroleum Company. The Company's request to the California Secretary of State to change its DBA to Saba Petroleum Company was, however, denied for similarity notwithstanding the wholly-owned subsidiary's consent. No further action has been taken either with respect to the change of the Company's DBA or the implementation in California of the DBA.

     Effective in January 1998, the Company acquired the remaining partnership interest in MV Ventures, GP, a partnership in which the Company was the only other partner. Pursuant to the terms of the partnership agreement for MV Ventures, GP, the Company had determined that the partnership had dissolved, without having to wind up and liquidate its affairs, and that the sole remaining partner, the Company, may continue the business of the partnership.

     Franchise taxes, local taxes and/or tax returns are or may be outstanding for the Company and its subsidiaries. As a result some of the Company's subsidiaries are not in good standing in jurisdictions in which the Company does business.

     The Company is in receipt of a notice of default from Colombian tax authorities for the outstanding payment of income taxes for the year 1997 attributable to Sabacol, Inc., a wholly-owned subsidiary of the Company, in the principal amount of $2.64 billion Colombian pesos. The outstanding principal amount may accrue interest until paid at the current rate of approximately 33% and increasing to 55% on April 1, 1999. The Colombian government is identified as a creditor of Sabacol, Inc. in its petition filed
under Chapter 11 of the U.S. Bankruptcy Code. (See "The Company   Recent
Developments   Bankruptcy of Sabacol, Inc.")

     The Company's United Kingdom subsidiary forfeited its U.K. residence address provided by counsel for non-payment of legal fees. The U.K. counsel also served as corporate secretary, and the subsidiary's first annual meeting to be held in June, 1998 has not yet been completed to the Company's knowledge. The Company's appointment of officers has not yet been recorded in the minute book.

     Governmental Programs

     The Company has completed the establishment of Department of Transportation ("DOT") programs for the drug and alcohol screening for all employees who are and have been working on DOT regulated vacuum trucks and is in the process of doing the same on DOT regulated pipelines in use by the Company.

     Legal Proceedings

     The Company is subject to certain legal proceedings. See "Business Strategy - Legal Proceedings"

Risks Relating to the Oil and Gas Industry and the Environment

     Volatility of Commodity Prices and Markets

     Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political conditions in international oil producing regions, the extent of domestic production and importation of oil and gas in certain relevant markets, the level of consumer demand, weather conditions, the competitive position of oil or gas as a source of energy as compared with other energy sources, the refining capacity of oil purchasers, the effect of federal, state and local regulation on the production, transportation and sale of oil and political decisions such as trade restrictions or the sale of strategic energy reserves. Adverse changes in the market for oil and gas or the related regulatory environment would likely have an adverse effect on the price of the Company's Common Stock and the Company's ability to obtain capital or partners for its projects. See " Factors Relating to the Company -Dependence on Key Customers."

    Uncertainty of Estimates of Reserves and Future Net Revenues; Decline in
                         Oil and Gas Prices



     The proved developed and undeveloped oil and gas reserve figures presented in this Prospectus are estimates based on reserve reports prepared by independent petroleum engineers at a particular point in time and based on specific pricing assumptions which may no longer be valid. Changes in pricing assumptions can have a material effect on the estimated reserves. Since December 31, 1997, oil and gas prices have generally declined. At November 30, 1998, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $11.22 per Bbl and the comparable price at December 31, 1997, was $18.30. Quotations for natural gas at such dates were $1.98 per Mcf and $2.45 per Mcf, respectively. Estimating reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending in part on the assumptions made, and may be subject to material adjustment. There can be no assurance that the pricing and production assumptions will be realized. Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of the Company's reserves, are, by their nature, much less certain than proved developed reserves. Consequently, the accuracy of engineering estimates is not assured. See "Business - Oil and Gas Reserves."

     Replacement of Reserves; Exploration, Exploitation and Development Risks

     The Company's success will largely depend on its ability to replace and expand its oil and gas reserves through the development of its existing property base, the acquisition of other properties and its exploration activities, all of which involve substantial risks. There can be no assurance that these activities will result in the successful replacement of, or additions to, the Company's reserves. Successful acquisitions of producing properties generally require accurate assessments of recoverable reserves, future oil and gas prices, drilling, completion and operating costs, potential environmental and other liabilities and other factors. After acquisition of a property, the Company may begin a drilling program designed to enhance the value of the prospect. The Company's drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, including drilling rigs. Furthermore, even if a well is drilled and completed as capable of production, it does not ensure a profit on the investment or a recovery of drilling, completion and operating costs. A portion of the Company's oil and gas leases require that the working interest owner continuously drill wells on the lands covered by the leases until such lands are fully developed. Failure to comply with such obligations could result in the loss of a lease. In addition, foreign concessions (such as the Company's Indonesian Concession) impose substantial work obligations upon the concession holder. See "Business - Exploration and Development Drilling Activities."



     Writedowns of Carrying Values

     The Company periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time, and even if prices increase in subsequent periods. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially. If a write down is required, it would result in a one-time charge to earnings, but would not impact cash flow from operating activities.

     As of December 31, 1997, the Company reported approximately $55.3 million of net capitalized oil and gas property costs and estimated the cost ceiling exceeded the net capitalized costs, less related deferred income taxes, by approximately $40.7 million. However, cost ceilings are computed on a country by country basis, therefore lower product prices coupled with unsuccessful capital investment or higher operating costs may cause a write down with respect to the cost center for a particular country.



     At the end of the first quarter 1998, the Company determined to write down the capitalized costs for the United States cost center by approximately $10.7 million dollars, primarily because of a reduction in the present worth of future net revenues from its California heavy oil properties. That reduction was caused by the interplay of two factors. A reduction in proved undeveloped reserves from 1996 year-end to 1997, which reflected the results of the Company's 1997 drilling program and the differential in prices at year-end 1996 and 1997, and the continued rapid decline of oil prices during the first quarter of 1998.

     Crude oil prices continued to decline during the second quarter of 1998, resulting in an additional write down of capitalized costs for the United States cost center in the amount of $6.5 million. Capitalized costs attributable to foreign operations in the amount of $595,000 and $57,000 were also charged to operations during the second and third quarters of 1998, respectively.



     Competition in the Oil and Gas Industry

     The oil and gas industry is highly competitive. Many of the Company's current and potential competitors have significantly greater financial resources and a greater number of experienced and trained managerial and technical personnel than the Company. There can be no assurance that the Company will be able to compete effectively with these firms.

     Environmental Obligations

     In connection with the acquisitions of most of its properties, including those in Colombia and in California, the Company has agreed to indemnify the sellers from various environmental liabilities, including those that are associated with the seller's prior obligations. Many of these properties were in production during years in which environmental controls were significantly more lax than they are presently. The Company does not conduct a detailed investigation and, accordingly, the Company may be subject to requirements for remediation of environmental damage caused by its predecessors. At the time of an acquisition, there may be unknown conditions which subsequently may give rise to an environmental liability. Consequently, it is difficult to assess the extent of the Company's obligation under these indemnities. Further, the oil and gas industry is also subject to environmental hazards, such as oil spills, oil and gas leaks, ruptures and discharges of oil and toxic gases, which could expose the Company to substantial liability for remediation costs, environmental damages and claims by third parties for personal injury and property damage.

     From time to time in the course of operations, the Company has violated various administrative environmental rules. The Company rectifies the violations after they become known to the Company. In many cases, the Company has been required to pay fines, as a result of these violations. Because of the nature of oil and gas producing operations, it is unlikely that operations will be totally violation-free.

     However, the Company continuously seeks to comply with environmental laws.

     Non-Operated Properties

     Many of the Company's properties are operated by others and the Company is not in a position to describe remedial actions which may be required on such properties. As is common in the oil and gas industry, oil properties are subject to the risks of contamination, which may occur without knowledge of the executive officers of the Company.

     Governmental Regulations and Environmental Risks

     The production and refining of oil and natural gas is subject to regulation under a wide range of federal, state and local statutes, rules, orders and regulations. These requirements specify that the Company must file reports concerning drilling and operations and must obtain permits and bonds for drilling, reworking and recompletion operations. Most areas in which the Company owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing. Many jurisdictions also restrict production to the market demand for oil and natural gas and several states have indicated interest in revising applicable regulations. These regulations may limit the rate at which oil and natural gas can be produced from the Company's properties. Some jurisdictions have also enacted statutes prescribing maximum prices for natural gas sold from such jurisdictions.

     Various federal, state and local laws and regulations relating to the protection of the environment affect the Company's operations and costs. In particular, the Company's production operations and its use of facilities for treating, processing or otherwise handling hydrocarbons and related wastes are subject to stringent environmental regulation. Compliance with these regulations increases the cost of Company operations. Environmental regulations have historically been subject to frequent change and reinterpretation by regulatory authorities and the Company is unable to predict the ongoing cost of complying with new and existing laws and regulations or the future impact of such laws and regulations on its operations. The Company has not obtained environmental surveys, such as Phase I reports, which would disclose matters of public record and could disclose evidence of environmental contamination requiring remediation, on all of the properties that it has purchased. The Company has, however, completed limited environmental assessments for substantially all of its California and Michigan oil and gas properties and the Santa Maria Refinery. These assessments are generally the result of limited investigations performed at governmental environmental offices and cursory site investigations and are not expected to reveal matters which would be disclosed by more costly and time-consuming physical investigations. Generally, such reports are employed to determine if there is obvious contamination and to attempt to obtain indemnification from the seller of the property. Most of the properties that have been purchased by the Company have been in production for a number of years and should be expected to have environmental problems typical of oil field operations generally, and may contain other areas of greater environmental concern. The Company has identified a limited number of areas in which contamination exists on properties acquired by it.

     Refinery Matters



     The party who sold the asphalt refinery in Santa Maria, California, to the Company agreed to remediate portions of the refinery property in a five-year period ending June 1999. Prior to the acquisition of the refinery, the Company had an independent consultant perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period or the Company will attempt to negotiate with the seller for additional time to complete the remediation. Should the seller not complete the work during the five year period, because of uncertainties in the language of the purchase agreement, there is a risk that a court could interpret the agreement to shift the burden of remediation to the Company.

     In addition, the Company had been advised in June 1998 by the seller's consulting engineers that groundwater monitoring conducted in May 1998 had revealed unacceptable levels of light hydrocarbons contamination. Groundwater monitoring wells have not shown evidence of groundwater contamination, with the exceptions of monitoring conducted in May 1998. The May 1998 results indicated the presence of benzene in all four monitoring wells which exceeds allowable limits. In addition, detectable amounts of toluene, ethylbenzene and xylenes were reported. Historically, BTEX compounds have not been detected in groundwater samples obtained since 1992. At the request of the Regional Water Quality Control Board (RWQCB), the wells were resampled in July 1998. Consistent with the historical analytical results, petroleum hydrocarbons were not detected in the July 1998 samples. The environmental contractor, who has used the same sampling protocol since 1992, could not identify any specific reason for the apparent inconsistency found in the May 1998 samples. The RWQCB has requested additional monitoring wells to be placed on site and on property directly west of the refinery perimeter. Four additional monitoring wells were installed in October 1998 within or immediately downgradient of areas of known soil contamination on and adjacent to the refinery. Preliminary sampling results indicate the presence of heavy hydrocarbons in the groundwater samples from two of the wells, at concentrations 2 to 4 times above typical regulatory action levels. Benzene was also detected in these same wells at concentrations equal to or slightly above drinking water limits. At the hydrocarbon concentrations detected in the two groundwater samples, the Company expects that continued monitoring will be required but that active groundwater remediation will not be necessary. Additional groundwater sampling to confirm the preliminary results will be conducted in December 1998. The Company believes that the contamination is attributable to the previous refinery owner's operations, since the contaminates at the refinery were produced by the previous owner of the refinery and were identified prior to purchase. Appropriate authorities have been notified of this condition. In November 1998, the RWQCB advised the Company that it is preparing a Cleanup or Abandonment Order to establish soil and groundwater investigation, cleanup, monitoring and a time schedule at the refinery required to address pollution resulting from pat refinery operations. In its notification, the RWQCB stated that its perspective of the site has changed and its water quality concerns are increased since the groundwater table elevation has risen to be proximate to the base of the hydrocarbon contaminated soil.

     Ultimate responsibility for remediation of the foregoing condition depends upon an interpretation of the contract of purchase and factual matters. The Company is in contact with the predecessor owner about the foregoing; however, no agreement has been reached on responsibility nor has the cost of remediation been estimated. Further, the owner of land adjoining the refinery, and the seller in August 1998 of said adjoining property to an affiliate of the Company, had advised the Company that his adjoining property had been contaminated by underground emissions from the refinery. This condition also creates an uncertainty as to whether remediation is the responsibility of the Company or the predecessor owner in interest. The Company is also in contact with the predecessor owner about this matter. Should the foregoing matters not be resolved satisfactorily, they may result in litigation. It is also possible that a failure to resolve the matters could result in significant liability to the Company. While the seller of the adjoining property retains a mortgaged interest in the adjoining property, the Company's subsidiary that operates the refinery has agreed to toll the statute of limitations for any claims by the seller against the subsidiary and to obtain the seller's prior consent prior to entering into any agreement with respect to hazardous materials on the adjoining property.

     Property Matters

     The Cocorna Concession in Colombia located in the Cocorna Association expired in February 1997 in accordance with its governing documents, and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, the Company and the operator were required to perform various environmental remedial operations, which the Company believed had been substantially, if not wholly, completed. Following their inspection of the Concession, Colombian officials claim that the Company and the operator were obligated to treat the water for disposal on the Concession with a water treatment plant. While the Company and the operator occupied the Concession, the plant was not built and the water was instead transferred to one of the Association areas for treatment in conjunction with the water produced in that area. Colombian officials are requiring that the plant be built. The Company believes that the operator is testing methods to treat water. There can be no assurance as to the amount of future expenditures of the Company associated with the environmental requirements for the Cocorna Concession. The property in Colombia which the Company has an interest may be subject to additional environmental remedial operations as reported to the Company by a third party who had performed a due diligence review of the property. The Company is researching the validity and extent of this report.

     In 1993, the Company acquired a producing mineral interest in California from a major oil company. At the time of acquisition, the Company's investigation revealed that a discharge of diluent (a light, oil-based fluid which is often mixed with heavier grades of crude) had occurred on the acquired property. The purchase agreement required the seller to remediate the area of the diluent spill. After the Company assumed operation of the property, the Company became aware of the fact that diluent was seeping into a drainage area which traverses the property. The Company took action to contain the contamination and requested that the seller bear the cost of remediation. The seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the seller has agreed to remediate. The Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the major oil company agreed to remediate or is a separate spill area. The Company also found a second area of diluent contamination and is investigating to determine the source of that contamination. Investigation and discussions with the seller are ongoing. Should the Company be required to remediate the area itself, the cost to the Company could be significant. The Company has spent approximately $240,000 to date on remediation activities, and present estimates are that the cost of complete remediation could approach $750,000. Since the investigation is not complete, the Company is unable to accurately estimate the cost to be borne by the Company.

     In 1995, the Company agreed to acquire, for less than $50,000, an oil and gas interest in California on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that the Company assume the obligation to abandon any wells that the Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to the Company were obtained. The Company was unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and the Company is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $1.5 million. The Company has been unable to determine its exposure to third parties if the Company elects to plug such wells without first obtaining necessary consents. For these and other reasons, there can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. These environmental compliance costs could materially and adversely affect the Company. In addition, the Company is generally required to plug and abandon well sites on its properties after production operations are completed. No assurance can be given that the costs of closure of any of the Company's other oil and gas properties would not have a material adverse effect on the Company.

     The Company discharged water from its operations in Louisiana pursuant to a compliance order issued by the Department of Environmental Quality ("DEQ"). In September 1997, a determination was made by the DEQ that the Company's permit had expired while the Company continued operations. The Company paid a fine of approximately $15,000.

     The property in Louisiana in which the Company has an interest may be subject to additional environmental remedial operations as reported to the Company by a third party who had performed a due diligence review of the property. The report referred to a field inspection of Manila Village and liabilities relating to that property and additional liabilities in the form of oil and salt water spills of Fort Trinidad. The Company is researching the validity and extent of this report.

  In December 1998, the Company also incurred fines of approximately $23,500 payable to the Air Pollution Control District for the County of Santa Barbara resulting from violations of the Company that flexible sump covers located on certain oil and gas properties of the Company in California were damaged due to the El Nino rains and found to be not completely covering the respective sumps. In December 1998, the Company received notification from the County of Santa Barbara indicating its decision to take civil and/or criminal action against the Company based on four oil spill incidents investigated by the Fish and Game Department which occurred in the first half of 1998. The Company is in communication with the County to confer on the matter and does not expect the outcome to have a material adverse effect on the Company. In December 1998, it became known to the Company that an oil spill of approximately less than 10 Bbl had occurred in the Central Coast Field of Casmalia and traversed approximately less than half a mile down a dry creek. Appropriate agencies have been notified and corrective action has been taken by the Company. Notwithstanding the foregoing, the Company may be subject to a fine.



     Operational Hazards and Uninsured Risks

     Oil and gas exploration, drilling, production and refining involves hazards such as fire, explosions, blow-outs, pipe failures, casing collapses, unusual or unexpected formations and pressures and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, any one of which may result in environmental damage, personal injury and other harm that could result in substantial liabilities to third parties and losses to the Company. The Company maintains insurance against certain risks which it believes are customarily insured against in the oil and gas industry by companies of comparable size and scope of operations. The insurance that the Company maintains does not cover all of the risks involved in oil exploration, drilling and production and refining; and if coverage does exist, it may not be sufficient to pay the full amount of these liabilities. The Company may not be insured against all losses or liabilities which may arise from all hazards because insurance is unavailable at economic rates, because of limitations in the Company's insurance policies or because of other factors. Any uninsured loss could have a material and adverse effect on the Company. The Company maintains insurance which covers, among other things, environmental risks; however, there can be no assurance that the insurance the Company carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company. See "Governmental Regulations and Environmental Risks."

     Title Matters

     There are certain risks relating the Company's title to its properties. See "Business Strategy - Title To Properties"

Economic and Political Risks of Foreign Operations

     International Operations-General

     The Company has producing properties in Colombia and Canada, is undertaking exploration operations in Indonesia and Great Britain and is exploring opportunities in the Peoples Republic of China. Risks inherent in international operations generally include local currency instability, inflation, the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars and the ability to repatriate earnings under existing exchange control laws. Changes in domestic and foreign import and export laws and tariffs can also materially impact international operations. In addition, foreign operations involve political, as well as economic, risks such as nationalization, expropriation, contract renegotiation and changes in laws resulting from governmental changes. In addition, many licenses and agreements with foreign governments are for a fixed term and may not be held by production. In the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

     Colombian Operations

     Inherent Risks

     Colombia, which has a history of political instability, is currently experiencing such instability due to, among other factors: insurgent guerrilla activity, which has affected other oil production and pipeline operations; drug-related violence and actual and alleged drug-related political payments; kidnapping of political and business personnel; the potential change of the national government by means other than a recognized democratic election; labor unrest, including strikes and civil disobedience; and a substantial downturn in the overall rate of economic growth. There can be no assurance that these matters, individually or cumulatively, will not materially affect the Company's Colombian properties and operations or by affecting Colombian governmental policy, have an adverse impact on the Company's Colombian properties and operations.

   Uncertainties in the United States , Colombia Bilateral Political, Trade
                        and Investment Relations

     Pursuant to the Foreign Assistance Act of 1961, the President of the United States is required to determine whether to certify that certain countries have cooperated with the United States, or taken adequate steps on their own, to achieve the goals of the United Nations Convention Against Illicit Traffic in Narcotic Drugs and Psychotropic Substances. In 1995, 1996, 1997 and 1998, the President did not certify Colombia. The 1995 and 1998 decertifications were subject to a so-called "national interest" waiver, effectively nullifying its statutory effects. Based on the 1996 and 1997 Presidential decertification, the United States imposed substantial economic sanctions on Colombia, including the withholding of bilateral economic assistance, the blocking of Export-Import Bank and Overseas Private Investment Corporation loans and political risk insurance, and the entry of the United States votes against multilateral assistance to Colombia in the World Bank and the InterAmerican Development Bank.

     The consequences of continued and successive United States decertifications of Colombian activities are not fully known, but may include the imposition of additional economic sanctions on Colombia in 1998 and succeeding years. The President also has authority to impose far-reaching economic, trade and investment sanctions on Colombia pursuant to the International Emergency Economic Powers Act of 1978, which powers were exercised in 1988 and 1989 against Panama in a dispute over narcotics trafficking activities by the Panamanian government. The Colombian government's reaction to United States sanctions could potentially include, among other things, restrictions on the repatriation of profits and the nationalization of Colombian assets owned by United States entities. Accordingly, imposition of the foregoing economic and trade sanctions on Colombia could materially affect the Company's long-term financial results.

     Colombian Labor Disturbances

     All of the workers employed at the Company's Colombian fields belong to one of two unions. Renegotiations concerning contracts with both unions were conducted by the operator during the third quarter of 1998. The parties to those renegotiations have executed a definitive agreement with respect to changing the union contracts which is currently being translated for the Company. At December 17, 1998, the impact of the renegotiation is unknown. While the Company has experienced organized work disruptions, including intermittent disruption of production during the course of such discussions, there have been no major union disturbances. There can be no assurance, however, that the Company will not experience such disturbances, including significant production interruption due to sabotage, work slowdowns or work stoppages.

     Sale Price of Colombian Oil

     All of the Company's crude oil produced at the Company's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." The contract price for the oil in which the Company has an interest may be reduced significantly as of January 1, 1999.

                       USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock in this offering. The Company, however, will receive proceeds from the warrants of the Company, if exercised, and has received $1.0 million for the issuance of 333,333 shares of Common Stock to HVI. The Company plans to use those proceeds for general working capital.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock trades on the American Stock Exchange under the symbol "SAB." The following table sets forth the high and low quarterly closing sales prices of the Common Stock as reported on the American Stock Exchange for the periods indicated. The sales prices set forth below have been adjusted to reflect a two-for-one stock split in the form of a stock dividend paid in December 1996. Prior to May 22, 1995, the Common Stock was traded on the Emerging Company Marketplace of the American Stock Exchange.



                                                 Low              High
1998
 Fourth Quarter (through November 30, 1998)     $0.69             $1.81
 Third Quarter                                   0.81              2.13
 Second Quarter                                  1.44              4.12
 First Quarter                                   3.38              8.50
1997
 Fourth Quarter                                 $8.00            $14.88
 Third Quarter                                  12.81             20.12
 Second Quarter                                 10.75             17.75
 First Quarter                                  12.75             25.25
1996
 Fourth Quarter                                 $9.25            $27.12
 Third Quarter                                   6.19              9.94
 Second Quarter                                  3.88              8.00
 First Quarter                                   3.56              4.75


     On November 30, 1998, the last reported sales price of the Common Stock on the American Stock Exchange was $1.44. The Company has never paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The Series A Preferred Stock, the Company's Debentures and the Company's principal revolving credit agreement restrict the payment of dividends by the Company. See Note 8 of Notes to Consolidated Financial Statements of the Company. At November 30, 1998, the Company had approximately 2,851 stockholders of record.

                             SELECTED FINANCIAL DATA

     The following table presents selected historical consolidated financial data for the Company as of and for each of the five years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere herein. (in thousands, except for per share data)


                                                          Nine Months Ended
                Years ended December 31,                    September 30,
               1993      1994      1995      1996    1997      1997     1998
Statement of
Operations Data
Revenues:
 Oil and
  gas sales    $10,130  $12,170  $16,941   $31,521  $33,969  $25,282  $15,769
 Other             400      784      753     1,681    2,027    1,496    2,914
               _______  _______   _______   ______   ______   ______   ______
  Total
   revenues     10,530   12,954   17,694    33,202   35,996   26,778   18,683
               _______  _______   _______   ______   ______   ______   ______
Expenses:
 Production
  costs (1)     5,857     7,547   10,561    14,604   16,607   12,250   10,140
 General and
  Adminis-
  trative       2,503     1,882    2,005     3,920    5,125    3,468   4,974
 Depletion,
  Depreciation
  and
  Amortization  1,853     2,041    2,827     5,527    7,265    5,011   5,500
 Writedown of
  oil and
  gas
  properties
  (6)             -         -         -         -       -        -    17,852
              _______    ______    ______    ______   ______   _____  _______
    Total
    expenses   10,213    11,470   15,393    24,051   28,997   20,729  38,466
              _______    ______    ______    ______   ______   _____  ______
Operating
 income (loss)    317     1,484    2,301     9,151    6,999    6,049 (19,783)
               _______    ______    ______    ______   ______   _____  ______

Other income
 (expense):
Interest
 expense         (443)     (634)  (1,364)   (2,402)  (2,305)  (1,421) (2,519)
Gain on
 issuance of
 shares of
 subsidiary       -          -       125         8        4       -      -
  Other            1         43      (10)      207     (369)     190  (1,125)
                _______    _______ _______    ______   ______   ______ ______
Total other
 income
 (expense)      (442)      (591)  (1,249)   (2,187)  (2,670)  (1,611) (3,644)
                _______    _______ _______   _______ _______    ______ ______
Income (loss)
 before
 income taxes   (125)       893    1,052     6,964    4,329    4,438 (23,427)
Provision
 (benefit) for
 taxes on
 income          (37)       384      450     2,958    1,876    1,800     149
Minority
 interest in
 earnings
 (loss) of
 consolidated
 subsidiary       -          -        55       241       56       90     (78)
              ________     ______   ______   _______   _______  _____ ______
Net income
 (loss)         $(88)      $509     $547    $3,765   $2,397    2,548 (23,498)
              ========     ======   ======   =======   ======   ===== ======

Net earnings
 (loss) per
 share
 (basic)(2)   $(0.01)     $0.06     $0.07    $0.43    $0.23     $.24  $(2.17)
Weighted average
 common shares
 outstanding:
 (basic) (2)   7,065      7,996     8,327    8,804   10,650   10,596  10,994

Statement of
 Cash Flow Data
 Net cash
  provided by
  operating
  activities     503      3,346     1,736    6,914   14,954   11,977   4,683
 Net cash used
  in investing
  activities  (1,439)    (3,930)  (16,757) (11,856) (36,166) (30,813)   (599)
 Net cash
  provided by
  financing
  activities     958        860    14,850    5,037   21,991  (18,331) (4,397)
972)

Other Financial
 Data
 EBITDA (3)   $2,171     $3,568    $5,188  $14,652  $13,843  $10,780  $2,522
 Capital
  expen-
  ditures(4)  $2,372     $6,573   $17,015  $12,776  $35,270  $29,080  $9,216


                          December 31,                         September 30,
                    1993     1994     1995    1996      1997        1998
Balance Sheet Data
Working capital
 (deficit)         $(860)  $(2,422)  $2,471  $2,418   $(11,724)  $(29,752)
Total assets      13,261    18,108   39,751  49,117     77,657     53,921
Current portion
 of long-term
 debt              1,440     2,357      505   1,806     13,442     25,173
Long-term debt,
 net (5)           4,875     5,323   23,543  20,812     19,610      5,347
Redeemable
 preferred stock     -         -        -      -         8,511      7,169
Stockholders'
 equity            4,407     6,283    7,848  17,715     23,640         30

________________________________

(1)   Production costs include production taxes.
(2) As adjusted for a two-for-one stock split in the form of a stock dividend paid in December 1996.
(3) EBITDA represents earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization, and writedown of oil and gas properties. EBITDA is not required by GAAP and should not be considered as an alternative to net income or any other measure of performance required by GAAP or as an indicator of the Company's operating performance. This information should be read in conjunction with the Consolidated Statements of Cash Flows contained in the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.
(4) Capital expenditures in 1995 include $10.0 million expended in connection with acquisitions of producing properties in Colombia. The acquisitions were principally responsible for the significant increase in results of operations reported by the Company in 1995 and 1996. For additional information, see Note 2 of Notes to Consolidated Financial Statements of the Company.
(5) For information on terms and interest, see Note 8 of Notes to Consolidated Financial Statements of the Company.
(6) See Note 4 of Notes to Consolidated Financial Statements for more information about the write down of oil and gas properties.


Quarterly Results of Operations

     The following table sets forth certain unaudited quarterly financial information for each of the Company's last eleven quarters in the period ended September 30, 1998. The data has been prepared on a basis consistent with the Company's Consolidated Financial Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring accruals that management considers necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of results for any future period. (in thousands, except for per share data)

                                  QUARTERS ENDED
                       1996             1997                1998
         Mar,  June,  Sept,  Dec,  Mar,  June,  Sept,  Dec,   Mar,  June, Sept
          31     30     30    31    31     30     30    31     31     30   30
Revenues

Oil and
gas
sales$6,963 $7,641 $7,472 $9,445 $9,668 $7,695$7,919 $8,687 $6,110$5,503$4,155

Other  $424   $362   $291   $604  ($105)  $577$1,024   $531   $364  $902$1,649

Total
 revenues
     $7,387 $8,003 $7,763$10,049 $9,563 $8,272$8,943 $9,218 $6,473$6,406$5,804

Depletion
 depre-
 ciation
 and
 amorti-
 zation
     $1,140 $1,228 $1,247 $1,912 $1,587$1,646 $1,778 $2,253 $2,019$1,835$1,646
Writedown
 of oil and
 Gas
 properties
       -      -      -     -       -      -      -     -   $10,700$7,095   $57

Net income
 (loss)
       $755   $734  $731  $1,544$1,442 $507$599($150)($12,016)$(9,577)$(1,905)

Net earnings
 (loss)
 per share-
 basic
      $0.09  $0.09 $0.08   $0.17 $0.14 $0.05 $0.06$(0.01)$(1.12)$(0.88)$(0.18)




                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and the "Selected Financial Data" included elsewhere in this Prospectus.

     General



     The Company is an independent energy company engaged in the acquisition, exploration and development of oil and gas properties. To date, the Company has grown primarily through the acquisition of producing properties with exploration and development potential in the United States, Colombia and Canada. This strategy has enabled the Company to assemble a significant inventory of properties over the past six years. From January 1, 1992 through December 31, 1997, the Company completed 26 property acquisitions. During that six year period, the Company's proved reserve base, production and operating cash flow have increased at compound annual growth rates of 48.4%, 45.0%, and 45.8%, respectively. In 1996, the Company broadened its strategy to include growth through exploration and development drilling.

     The current focus of the Company's activity is the re-development of the Central Coast Fields and drilling approximately 200 wells in Colombia's Middle Magdalena Basin. A total of thirteen gross (13.0 net) oil wells were drilled in California as part of the Company's 1997 drilling program. Seven of the wells are currently in production, three wells have encountered formation problems which the Company is seeking to remediate, one well was determined to be noncommercial and two wells (one pair) of SAGD horizontal wells are shut-in awaiting local permits and an increase in oil prices. Five of these wells were horizontal wells drilled in a previous waterflood area and high water cuts are inhibiting oil production rates. Although this situation was not unexpected, the de-watering process is occurring at slower rates than anticipated. Based on disappointing results, the Company reduced the number of wells it had originally projected to drill in 1997 and 1998. In Colombia, a total of thirteen gross (3.25 net) wells were drilled in 1997 on the Teca/Nare property, and one well drilled by the previous operator was re-entered and completed for production. The operator has made an application to obtain a global environmental permit in order to more rapidly develop the Colombian properties. At the Velasquez field, three gross (0.75 net) wells were recompleted in 1997 to establish additional reserves and increase production. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare fields and three wells were recompleted in the Velasquez field. (See "Business Strategy - Property - Colombian Properties").



     The Company's revenues are primarily comprised of oil and gas sales attributable to properties in which the Company owns a substantial interest. The Company accounts for its oil and gas producing activities under the full cost method of accounting. Accordingly, the Company capitalizes, in separate cost centers by country, all costs incurred in connection with the acquisition of oil and gas properties and the exploration for and development of oil and gas reserves. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves. The Company's financial statements have been consolidated to reflect the operations of its subsidiaries, including Beaver Lake Resources Corporation ("Beaver Lake"), its 74% owned Canadian oil and gas operation.

     Crude Oil Prices

     The price received by the Company for its oil produced in North America is influenced by the world price for crude oil, as adjusted for the particular grade of oil. The oil produced from the Company's California properties is predominantly a heavy grade of oil, which is typically sold at a discount to lighter oil. The oil produced from the Company's Colombian properties is also predominantly a heavy grade of oil. The prices received by the Company for its Colombian production are determined based on formulas set by Ecopetrol. See "Description of Business-Economic and Political Factors of Foreign Operations-Colombian Operations".



     The weighted average sales price of the Company's crude oil was $8.80 per Bbl for the nine months ended September 30, 1998 and $13.73 per Bbl in 1997, representing approximately 70.8% and 73.7% respectively, of the average posted price per Bbl for WTI crude oil during those periods. Since January 1, 1992, the weighted average quarterly sales price received by the Company for its crude oil ranged from a low of $8.02 for the quarter ended September 30, 1998 to a high of $16.31 for the quarter ended December 31, 1996.

     Results of Operations

     Comparison of Nine Months Ended September 30, 1998 and 1997

Oil and Gas Sales

Oil and gas sales decreased 37.5% to $15.8 million and 46.8% to $4.2 million for the nine and three month periods ended September 30, 1998, from $25.3 million and $7.9 million for the same periods of 1997. Average sales price per BOE decreased 32.6% to $9.08 and 35.4% to $8.17 for the nine and three month periods ended September 30, 1998, from $13.48 per BOE and $12.65 per BOE for the same periods of 1997.

In the United States, production from the Company's mid-continent properties increased 33.7% to 289,500 BOE and decreased 15.2% to 70,100 BOE for the nine and three month periods ended September 30, 1998, from 216,500 BOE and 82,700 BOE for the same periods of 1997. The increase for the nine month period was primarily attributable to the Company's property acquisition in Louisiana in September 1997, augmented by the additional working interest acquired in April 1998, and the first two wells drilled and completed in the Southwest Tatum Prospect in New Mexico during the year 1997. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by the Company during that time. Average sales price per BOE decreased 31.9% to $12.24 and 30.3% to $11.25 for the nine and three month periods ended September 30, 1998, from $17.97 and $16.14 for the same periods of 1997. As a result of the production variances and the price decreases, oil and gas sales from these properties decreased 10.3% to $3.5 million and 39.3% to $789,000 for the nine and three month periods ended September 30, 1998, from $3.9 million and $1.3 million for the same periods of 1997. As a result of the property divestiture in July, production volumes from the Company's Michigan properties decreased 26.7% to 79,700 BOE and 81.4% to 5,900 BOE for the nine and three month periods ended September 30, 1998, from 108,700 BOE and 31,800 BOE for the same periods of 1997. Average sales price per BOE decreased 24.3% to $13.54 and 32.9% to $12.45 for the nine and three month periods ended September 30, 1998, from $17.88 and $18.55 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 42.1% to $1.1 million and 87.5% to $73,500 for the nine and three month periods ended September 30, 1998, from $1.9 million and $589,600 for the same periods of 1997. Production from the Company's California properties decreased 14.3% to 584,800 BOE and 19.9% to 190,300 BOE for the nine and three month periods ended September 30, 1998, from 682,200 BOE and 237,500 BOE for the same periods of 1997. Severe weather conditions resulting in flooding and loss of electrical power hampered production during the first quarter of 1998, resulting in a decrease in production of approximately 29,000 BOE. The production decrease experienced in the third quarter 1998 was principally due to the deferral of maintenance operations as a result of the oil prices realized by the Company during that time. Average sales price per BOE decreased 41.7% to $7.94 and 37.4% to $7.80 for the nine and three month periods ended September 30, 1998, from $13.62 and $12.47 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 50.5% to $4.6 million and 50.0% to $1.5 million for the nine and three month periods ended September 30, 1998, from $9.3 million and $3.0 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997, and sales price per BOE decreased 26.4% to $7.62 and 28.8% to $6.64 for the nine and three month periods ended September 30, 1998, from $10.35 and $9.32 for the same periods of 1997, resulting in decreases in oil and gas sales of 41.2% to $1.0 million and 43.9% to $274,000 for the nine and three month periods ended September 30, 1998, from $1.7 million and $488,100 for the same periods of 1997. The production decreases were due principally to normal declines in production rates and wells that were shut-in either to await remedial operations to increase production or due to high operating expenses in relation to the current price of oil.

Production from the Company's Colombia properties decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997. Approximately 20,000 BOE of the decrease for the nine month period was attributable to reversion of the Cocorna Concession property in February 1997. The decrease in the third quarter was attributed to production declines. Sales price per BOE decreased 30.0% to $8.37 and 34.2% to $7.53 for the nine and three month periods ended September 30, 1998, from $11.96 and $11.44 for the same periods of 1997. The decreases in production and sales price per BOE resulted in decreases in oil and gas sales of 33.8% to $5.3 million and 37.5% to $1.5 million for the nine and three month periods ended September 30, 1998, from $8.0 million and $2.4 million for the same periods of 1997.

Other Revenues

Other revenues increased 93.3% to $2.9 million and 60.0% to $1.6 million for the nine and three month periods ended September 30, 1998, from $1.5 million and $1.0 million for the same periods of 1997. The increase for the nine month period was due primarily to an increase in processing fee income of $897,600 from the Company's asphalt refinery, and an increase in net pipeline revenues in Colombia due to non-recurring pipeline operating expenses in the amount of $414,000 which were invoiced to the Company by the facility's operator in the first quarter of the year 1997. The increase for the three month period was due primarily to an increase in processing fee income of $564,600 from the Company's asphalt refinery.

Production Costs

Production costs decreased 17.2% to $10.1 million and 18.4% to $3.1 million for the nine and three month periods ended September 30, 1998, from $12.2 million and $3.8 million for the same periods of 1997. Average production costs per BOE decreased 10.6% to $5.84 and increased 1.3% to $6.17 for the nine and three month periods ended September 30, 1998 from $6.53 and $6.09 for the same periods of 1997.

In the United States, production decreased 6.6% to 972,900 BOE and 25.3% to 272,000 for the nine and three month periods ended September 30, 1998, from 1,042,000 BOE and 364,200 BOE for the same periods of 1997. Production costs per BOE decreased 9.2% to $6.71 and 3.1% to $6.97 for the nine and three month periods ended September 30, 1998, from $7.39 and $7.19 for the same periods of 1997. The decreases in production volume and production costs per BOE resulted in decreases in production costs of 15.6% to $6.5 million and 26.9% to $1.9 million for the nine and three month periods ended September 30, 1998, from $7.7 million and $2.6 million for the same periods of 1997.

In Canada, production decreased 19.5% to 135,100 BOE and 21.2% to 41,300 BOE for the nine and three month periods ended September 30, 1998, from 167,900 BOE and 52,400 BOE for the same periods of 1997. Production costs per BOE decreased 1.1% to $4.67 and increased 8.7% to $5.99 for the nine and three month periods ended September 30, 1998, from $4.72 and $5.51 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in decreases in production costs of 20.4% to $631,000 and 14.4% to $247,300 for the nine and three month periods ended September 30, 1998, from $792,500 and $288,900 for the same periods of 1997.

In Colombia, production decreased 5.6% to 628,400 BOE and 6.8% to 195,500 BOE for the nine and three month periods ended September 30, 1998, from 665,500 BOE and 209,700 BOE for the same periods of 1997. Production costs per BOE decreased 15.8% to $4.75 and increased 18.1% to $5.10 for the nine and three month periods ended September 30, 1998, from $5.64 and $4.32 for the same periods of 1997. The variances in production volume and production costs per BOE resulted in a 21.1% decrease to $3.0 million and a 10% increase to $997,900 of production costs for the nine and three month periods ended September 30, 1998, from $3.8 million and $906,800 for the same periods of 1997.

General and Administrative Expenses

General and administrative expenses increased 42.9% to $5.0 million and decreased 7.1% to $1.3 million for the nine and three month periods ended September 30, 1998, from $3.5 million and $1.4 million for the same periods of 1997. The increase in general and administrative expenses for the nine months ended September 30, 1998, was due, in part, to the increase in employment levels to administer planned acquisitions and the Company's drilling programs. In addition, the Company incurred approximately $500,000 in expenses during the nine month period in connection with its efforts to restructure its commercial credit facilities and provide for additional financing and capitalization, including a planned merger with Omimex Resources, Inc. The Company also incurred non-cash expenses in the amount of $349,200 in the nine month period attributable to the issuance of stock options and Common Stock. The decrease in general and administrative expenses for the three month period ended September 30, 1998, was due principally to state franchise tax credits recorded during the period.

Depletion, Depreciation and Amortization

Depletion, depreciation and amortization expenses increased 10.0% to $5.5 million and decreased 11.1% to $1.6 million for the nine and three month periods ended September 30, 1998, from $5.0 million and $1.8 million for the same periods of 1997. Depletion expense increased 8.7% to $5.0 million and decreased 6.3% to $1.5 million for the nine and three month periods ended September 30, 1998, from $4.6 million and $1.6 million for the same periods of 1997. The increase for the nine month period was primarily attributable to a decline in estimated recoverable proved reserves in 1998 based on current prices and capital costs recorded by the Company in its full cost pools. The decrease for the three month period was attributable to reduced capitalized costs for oil and gas properties resulting from write downs of oil and gas properties in the first and second quarters of 1998. Depreciation and amortization expenses increased 20.4%, to $542,300 and 6.8% to $182,000 for the nine and three month periods ended September 30, 1998, from $450,300 and $170,400 for the same periods of 1997.

Writedown of Oil and Gas Properties

The Company incurred cost center ceiling write downs in the total amount of $17.2 million during the first two quarters of 1998 in its United States cost center. During that period, the price of West Texas Intermediate crude oil decreased 25.8% to $11.50 per barrel at June 30, 1998, from $15.50 per barrel at December 31, 1997. Application of quarter ending oil prices to the Company's predominantly heavy oil reserves, which sell at a discount to higher gravity oil, resulted in significant reductions to the present value of future net revenues at each quarter ending date. Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

Other Income (Expense)

Other income (expense) increased 478.0% to expense of $1.1 million and 26.8% to expense of $588,300 for the nine and three month periods ended September 30, 1998, from expense of $190,300 and $463,800 for the same periods of 1997. The change for the nine month period was primarily due to charges incurred by the Company attributable to the partial redemption of its Preferred Stock ($397,700) and the accrual of a penalty ($742,000) for failing to cause to have declared effective a registration statement covering the Common Stock underlying the Preferred Stock. The change for the three month period was a result of the Preferred Stock penalty accrual for that period ($480,000), reduced by a foreign currency translation loss realized by the Company's Colombia operations in the third quarter of 1997.

Interest Expense

Interest expense increased 78.6% to $2.5 million and 69.4% to $1.0 million for the nine and three month periods ended September 30, 1998, from $1.4 million and $590,400 for the same periods of 1997. Interest expense attributable to the Company's primary credit facility increased $738,400 and $164,800 for the nine and three month periods ended September 30, 1998, from the same periods of 1997. The average debt balance outstanding under this credit facility increased 68.5% to 24.6 million and 12.8% to $22.9 million for the nine and three month periods ended September 30, 1998, from $14.6 million and $20.3 million for the same periods of 1997, due principally to the use of loan proceeds to fund property acquisitions and drilling activities. The weighted average interest rate for such indebtedness increased 56 basis points, to 9.30%, and 105 basis points, to 9.40%, for the nine and three month periods ended September 30, 1998, from 8.74% and 8.35% for the same periods of 1997. The Company's Colombia operations incurred interest expense of $357,600 and $262,500 for the nine and three month periods ended September 30, 1998.

Provision (Benefit) for Taxes on Income (Loss)

The Company recorded net tax provisions of $149,400 and $40,900 for the nine and three month periods ended September 30, 1998, due to foreign taxable income for those periods. The provisions were reduced by deferred tax benefits in the amount of $616,400 and $35,200 resulting from losses on domestic operations for the nine and three month periods ended September 30, 1998. Tax provisions of $1.8 million and $329,800 were recorded for the same periods of 1997.

Net Income (Loss)

Net income (loss) decreased to losses of $23.5 million and $1.9 million for the nine and three month periods ended September 30, 1998, from net income of $2.5 million and $598,600 for the same periods of 1997. The decreases reflect the changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, write down of oil and gas properties, interest expense, other income (expense) and provision (benefit) for taxes on income (loss) discussed above.

The Company's oil and gas producing business is not seasonal in nature.



     Comparison of Years Ended December 31, 1997 and 1996

     Oil and Gas Sales

     Oil and gas sales increased 7.9% to $34.0 million during the year ended December 31, 1997 from $31.5 million for 1996. Average sales price per BOE for the year ended December 31, 1997 decreased 3.6% to $13.54 from $14.05 per BOE in 1996.

     Total production increased 13.6% to 2.5 MMBOE in the year ended December 31, 1997 as compared to 2.2 MMBOE for 1996. The increase in oil and gas production was primarily attributable to the Company's property acquisitions in Louisiana in November 1996 and September 1997 and the horizontal drilling program that began in California in June 1996. The production increases were partially offset by a decline in production in Colombia of 145,000 BOE for the year ended December 31, 1997 as compared with 1996. The decline resulted from the reversion of the Cocorna Concession in February 1997 and normal production declines.

     Other Revenues

     Other revenues increased 17.6% to $2.0 million for the year ended December 31, 1997, as compared to $1.7 million for 1996. The increase was due primarily to additional processing fee income of $659,000 realized from the Company's asphalt refinery and additional operator's overhead recoveries of $101,000 on operated oil and gas properties, reduced by excess Velasquez-Galan Pipeline operating expenses in the amount of $414,000 which were invoiced to the Company by the facility's operator in the first quarter of 1997.

     Production Costs

     Production costs increased 13.7% to $16.6 million for the year ended December 31, 1997, as compared to $14.6 million in 1996. Average production costs per BOE increased $0.11 to $6.62 for the year ended December 31, 1997 from $6.51 in 1996, resulting in increased production costs of $279,000.



     A production increase of 265,000 BOE for the year ended December 31, 1997, from 2.2 MMBOE in 1996, resulted in increased production costs of $1.7 million. In comparison with the prior year, production volume in 1997 increased 415,000 BOE in the United States and decreased 145,000 BOE in Colombia. The increase in the United States was primarily attributable to the Company's property acquisitions in Louisiana in November 1996 and September 1997, and the horizontal drilling program that began in California in June 1996. Approximately two-thirds of the production declines in Colombia resulted from the reversion of the Cocorna Concession property interest located in the Cocorna Association in February 1997; the balance of the decrease was due to normal production declines. The results of the drilling program in Colombia, which began in the second quarter of 1997, partially offset normal production declines.



General and Administrative Expenses

     General and administrative expenses increased 30.8% to $5.1 million for the year ended December 31, 1997, from $3.9 million for 1996. The overall increase in general and administrative expenses was due principally to the increase in employment in the Company's domestic offices to support its oil and gas property development programs in California, New Mexico and Louisiana.

Depletion, Depreciation and Amortization

     Depletion, depreciation and amortization expenses increased 32.7% to $7.3 million for the year ended December 31, 1997, from $5.5 million in 1996. Depletion expense increased 32.0% to $6.6 million for the year ended December 31, 1997, from $5.0 million in 1996. The increase was primarily attributable to domestic production volume increases for the year ended December 31, 1997, of 415,000 BOE in comparison with 1996, capital costs recorded by the Company in its full cost pools beginning in the second quarter of 1996, and anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties. Depreciation and amortization expenses increased 19.3% to $654,000 for the year ended December 31, 1997, from $548,000 in 1996.

Other Income (Expense)

     Other income (expense) decreased to a net expense of $365,000 for the year ended December 31, 1997, from income of $215,000 in 1996. The change was primarily due to foreign currency transaction losses of $230,000 realized by the Company's Colombia operations, costs in the amount of $321,000 attributable to prospect screening activities and financing proposal costs in the amount of $175,000, partially reduced by interest income of $52,000 and other income of $67,000.

     Interest Expense

     Interest expense decreased 4.2% to $2.3 million for the year ended December 31, 1997, from $2.4 million in 1996. Interest expense attributable to the Debentures decreased $636,000 due to the conversion of $9.1 million of Debentures to Common Stock occurring since June, 1996. Interest expense attributable to the Company's principal commercial credit facilities increased $881,000 for the year ended December 31, 1997, from 1996. The average debt balance outstanding under the credit facilities increased 106.5% to $19.0 million for the year ended December 31, 1997, from $9.2 million in 1996, due principally to the use of loan proceeds to fund property acquisitions and development drilling activities. The weighted average interest rate for the credit facilities decreased 2.8% to 8.75% for the year ended December 31, 1997, from 9.00% for 1996.

     Provision for Taxes on Income

     Provision for taxes on income decreased 36.7% to $1.9 million for the year ended December 31, 1997, from $3.0 million in 1996. The Company's effective tax rate was 43.9% in 1997 and 44.0% in 1996.

     Net Income

     Net income decreased $1.4 million (36.8%) to $2.4 million for the year ended December 31, 1997, from $3.8 million in 1996. This decrease reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, interest expense, other income (expense) and provision for taxes on income as discussed above.

     Comparison of Years Ended December 31, 1996 and 1995

     Oil and Gas Sales

     The Company's total oil and gas sales increased 86.4% to $31.5 million for the year ended December 31, 1996, from $16.9 million for 1995. The average sales price per BOE increased 20.2% to $14.05 in 1996 from $11.69 in 1995. The increase was primarily attributable to the full year results in 1996 of the property acquisitions in Colombia during 1995. Excluding the financial impact of the Colombian properties, which were principally acquired in September 1995, oil and gas sales increased 44.2% during 1996, to $18.6 million from $12.9 million for 1995. The average sales price per BOE for United States and Canadian operations was $15.87 and $13.26, respectively, in 1996, representing increases of 21.7% and 28.5%, respectively, from the comparable 1995 averages.

     Oil and gas production increased 46.7% to 2.2 MMBOE for the year ended December 31, 1996, from 1.5 MMBOE for 1995. The increase in oil and gas production was primarily attributable to the acquisitions of the Company's Colombian properties, which were completed in the second half of 1995, and the Company's drilling and rework activities performed in 1996.

     Other Revenues

     Other revenues increased 125.8% to $1.7 million for the year ended December 31, 1996, from $753,000 in 1995. This increase was due primarily to net pipeline revenue of $717,000 for use of the Velasquez-Galan Pipeline in Colombia, in which the Company acquired a 50% interest in September 1995. In addition, the Company's asphalt refining operation reported processing fee income of $514,000 for 1996, as compared to no processing fee income in 1995.

     Production Costs

     Production costs increased 37.7% to $14.6 million in 1996 from $10.6 million in 1995. The Company's production costs per BOE decreased 10.7% to $6.51 in 1996 from $7.29 in 1995. This increase in total production costs was due primarily to increased production volumes. Excluding the financial impact of the Colombian properties, the Company's average production costs per BOE decreased 5.9% to $7.70 for 1996 from $8.18 for 1995. For 1996, production costs for the Colombian properties were $5.3 million, or $5.11 per BOE.

     General and Administrative Expenses

     General and administrative expenses increased 95.0% to $3.9 million in 1996 from $2.0 million in 1995. The Company's general and administrative expenses per BOE increased 26.8% to $1.75 in 1996 from $1.38 in 1995. The increase was due principally to expenses incurred in connection with the Company's expanded international operations in Canada and Colombia in the third and fourth quarters of 1995, and an increase in employment in its domestic offices to support anticipated future growth.

     Depletion, Depreciation and Amortization Expenses

     Depletion, depreciation and amortization expenses increased 96.4% to $5.5 million in 1996 as compared to $2.8 million in 1995. Depletion, depreciation and amortization expenses per BOE increased 26.8% to $2.46 per BOE for the year ended December 31, 1996 from $1.94 per BOE for 1995. This increase was primarily attributable to the capital costs recorded by the Company in its full cost pools during 1996 and the anticipated future development and abandonment costs to be incurred in connection with the management of its oil and gas properties.

     Other Income (Expense)

     Other income increased 87.0% to $215,000 for the year ended December 31, 1996 from $115,000 in 1995. The change was due primarily to foreign currency transaction gains of $41,000 and additional interest income of $97,000 realized in 1996.

     Interest Expense

     Interest expense increased 71.4% to $2.4 million in 1996 from $1.4 million in 1995, due principally to interest expense totaling $998,000 attributable to the Debentures, which were issued in December 1995. The average debt balance outstanding under the Company's revolving credit facility for the year ended December 31, 1996 increased 7.0% to $9.2 million as compared to an average debt balance of $8.6 million in 1995. This increase was due principally to loan proceeds used to fund the Company's acquisition and development program during 1996. The weighted average interest rate for the Company's revolving credit facility decreased to 9.0% in 1996 from 9.8% in 1995.

     Provision for Taxes on Income

     Provision for taxes on income increased 557.3% in 1996 to $3.0 million compared to $450,000 in 1995. The Company's effective tax rate for 1996 was 44.0%, a decrease from 45.1% in 1995 due to the impact of foreign tax credits.

     Net Income

     Net income increased 594.7% to $3.8 million in 1996 from $547,000 in 1995. This increase reflected the effects of changes in oil and gas sales, other revenues, production costs, general and administrative expenses, depletion, depreciation and amortization expenses, other income (expense), interest expense and provision for taxes on income as discussed above.

     Liquidity and Capital Resources



     Since 1991, the Company's strategy has emphasized growth through the acquisition of producing properties with significant exploration and development potential. In 1996, the Company expanded its focus to emphasize drilling, enhanced recovery methods and increased production efficiencies. During the past five years, the Company financed its acquisitions and other capital expenditures primarily through secured bank financing, the creation of joint interest operations and production payment obligations, and sales of Common Stock, Preferred Stock and the Debentures. During 1997, the Company's capital expenditures did not produce expected increases in reserves, which, when coupled with the decline in oil and gas prices, reduced the amount of reserves against which the Company could borrow and cash flow with which to service debt and fund its ongoing operations. The Company has a working capital deficit due principally to this condition and the reclassification as a current liability of the entire indebtedness with its principal commercial lender. The Company has sold certain producing oil and gas assets, the proceeds of which were used to reduce bank indebtedness and provide working capital. In December 1998, the Company entered into a letter of intent to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), including certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah and Wyoming and excluding interest of SETI located in Louisiana for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions and adjustments. The consummation of the Common Stock Purchase Agreement between the Company and HVI will result in an aggregate cash infusion into the Company of $7.5 million.

The Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company, became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998. Also, the Company has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The Company intends to make the interest payment within the thirty day cure period provided by the Debenture and avoid default.

Working Capital

The Company's working capital deficit increased $18.1 million to a deficit of $29.8 million at September 30, 1998, from a deficit of $11.7 million at December 31, 1997. This decrease was due in part to the classification of $10.8 million (net of payments during the year 1998) of the Company's revolving long-term debt with its principal commercial lender as a current liability. A net increase of $6.3 million in accounts payable, accrued liabilities and income taxes payable over accounts receivable, cash balances and other current assets during the nine months ended September 30, 1998, was due primarily to costs incurred for the Company's drilling and development activities and contributed to the increase in the working capital deficit.

In addition, the Company borrowed $4.2 million from Omimex Resources, Inc. in June 1998 to fund a partial redemption of outstanding Preferred Stock and to reduce indebtedness under one of the Company's short-term bank loans. The indebtedness is classified as a current liability.

During the third quarter of 1998, the Company realized proceeds of approximately $4.9 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada. Of this amount, $3.6 million was used to reduce long-term debt; the balance of approximately $1.3 million was utilized as working capital.

The Company is taking actions to address the working capital deficit. As discussed previously, the consummation of the pending transaction with HVI will provide a cash infusion into the Company of $7.5 million.

The Company's auditors included an explanatory paragraph in their opinion on the Company's 1997 financial statements to state that there is substantial doubt as to the Company's ability to continue as a going concern. The cause for inclusion of the explanatory paragraph in their opinion is the apparent lack of the Company's current ability to service its bank debt as it comes due (see Note 8 to Condensed Consolidated Financial Statements). In the past, the Company has demonstrated ability to secure capital through debt and equity placements, and believes that, if given sufficient time, it will be able to obtain the capital required to continue its operations. The Company plans to divest itself of certain other producing oil and gas assets and possibly its real estate assets, with the proceeds of such divestitures to be applied to reduction of its bank debt. There can be no assurance that the Company will be successful in obtaining capital on favorable terms, if at all. Additionally, there can be no assurance that the assets which are the present object of the Company's divestitures efforts will be sold at prices sufficient to reduce the bank debt to levels acceptable to the bank in order to allow for a restructuring resulting in the elimination of the "Going Concern" opinion.

In conjunction with the Company's intention to divest itself of several producing properties in the mid-continent area, the Company had downsized its Edmond, OK office in October, 1998 and is negotiating for new, smaller leased premises. Employment levels in California have also been reduced as a result of the Company's decision to postpone additional development drilling in the Santa Maria Valley ("SMV") area, pending an increase in product prices and further evaluation of production performance from wells previously drilled in 1996 and 1997. In June 1998, the Company renegotiated the pricing structure for oil produced in the SMV and sold to its asphalt refinery. Such oil will sells at a minimum of $7.00 per barrel. At November 16, 1998, postings were approximately $5.85 per barrel of oil. The Company produces approximately 1,610 barrels of oil per day in the SMV area.

Operating Activities

The Company's operating activities during 1998 provided net cash flow of $4.7 million. The net loss for the period of $23.5 million, adjusted for non-charges and credits, was responsible for a cash outflow of $540,400. Changes in other assets and liabilities provided $5.2 million of cash inflow.

Operating activities provided net cash flow of $12.0 million in 1997. Net income of $2.5 million, adjusted for non-cash charges and credits, provided cash inflow of $8.3 million. Changes in other assets and liabilities provided $3.7 million of cash inflow.

The decrease in cash flow from operations in 1998 was due principally to a decrease in oil and gas sales from $25.3 million in 1997 to $15.8 million in 1998. A 32.6% decrease in average sales price per BOE from $13.48 to $9.08, and a 10.5% decrease in production from 1.9 MMBOE to 1.7 MMBOE resulted in the $9.5 million decrease in oil and gas sales.

Investing Activities

Investing activities during 1998 resulted in a net cash outflow of $599,100. Approximately $5.7 million was expended for oil and gas property acquisition, exploration and development activities. Expenditures for domestic activities, including the drilling of a noncommercial exploratory well in California and two wells in New Mexico, amounted to approximately $3.5 million, while foreign activities, including an unsuccessful exploratory well in the United Kingdon and the drilling and completion of seven oil wells in Colombia, resulted in expenditures of approximately $2.2 million. An additional $507,000 was incurred for other capital expenditures. The Company realized proceeds in the total amount of $5.3 million from the sale of producing oil and gas properties in Michigan, Alabama and Canada, and $366,100 was collected on notes receivable.

Investing activities during 1997 resulted in a net cash outflow of $30.8 million. Approximately $26.7 million was expended for exploration and development activities. Expenditures for domestic activities, including the drilling of eight horizontal wells and a pair of SAGD wells in California, two oil wells in New Mexico, and acquisitions in Michigan and Louisiana in the total amount of $8.4 million, amounted to approximately $22.4 million. Foreign activities, including an acquisition in Canada, the drilling of three wells in Canada, and the drilling and completion of seven wells in Colombia, resulted in expenditures of approximately $4.3 million. In addition, the Company expended approximately $2.4 million in connection with expansion of office facilities and in connection with its real estate, asphalt refining and pipeline operations. Notes receivable increased by approximately $1.7 million due principally to the issuance of a note to a joint interest partner in connection with the acquisition of a producing oil and gas property during the period.

Financing Activities

Financing activities during 1998 resulted in net cash outflow of $4.4 million. Borrowings from Omimex Resources, Inc. provided $4.2 million in cash inflow. Cash outflow during the period was attributed to payments of $7.0 million to reduce outstanding balances on the Company's credit facilities and $1.7 million to redeem a portion of Preferred Stock. Such payments were funded by the loan from Omimex, $3.5 million of proceeds from the sales of producing oil and gas properties, and $1.4 million from operations.

Financing activities during 1997 resulted in net cash inflow of $18.3 million. Transactions under the Company's principal credit facilities, including a loan of approximately $9.7 million to fund a property acquisition in Louisiana, resulted in a net cash outflow of approximately $535,400. Proceeds from the exercise of Common Stock options provided a cash inflow of $227,500.

Credit Facilities

In September 1993, the Company established a reducing, revolving line of credit with Bank One, Texas, N.A. to provide funds for the retirement of a production note payable, the retirement of other short-term fixed rate indebtedness and for working capital. At September 30, 1998, the borrowing base under the revolving loan was $13.4 million subject to a monthly reduction of $300,000, of which $15.6 million was outstanding.

The Company has a second borrowing base credit facility that provided funding for development projects in California. At September 30, 1998, $814,000 was outstanding that matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended.

In September 1997, the Company borrowed $9.7 million from Bank One, Texas, N.A. to fund the acquisition cost of the Potash Field property. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000, due on July 31, 1998. The payment was not made and the note maturity was not extended.

In November, 1997, the Company secured a short term loan in the face amount of $3.0 million with Bank One, Texas, N.A. that was advanced in a series of tranches as needed to fund working capital requirements. The outstanding loan balance of $3.0 million at September 30, 1998, bears interest at the rate of prime plus 3% and matured for payment on July 31, 1998. The payment was not made and the note maturity was not extended.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank of $20.1 million has been classified as currently payable at September 30, 1998.

The Company's Canadian subsidiary has a demand revolving reducing loan with a borrowing base of $1.5 million, that reduces at the rate of $32,800 per month. At September 30, 1998, the loan was fully advanced with an outstanding balance of $1.5 million.

     Capital Budget

     The Company expended approximately $32.6 million, and $8.4 for its acquisition, development and exploration activities during the year ended December 31, 1997, and the nine months ended September 30, 1998, respectively. The expenditures were funded principally by cash flow from operations, the assumption of indebtedness due to the Company and borrowings under bank credit facilities. The producing property acquisition in September 1997 was funded in total by a short-term bank loan. The Company ordinarily creates budgets for short and long term capital expenditures, and had initially budgeted a minimum of $12.0 million and a maximum of $18.3 million for 1998 capital expenditures. In the Company's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. The Company currently is budgeting one year at a time and has deferred any long term capital expenditure program. The Company has deferred certain capital expenditures in the following areas: (i) Coalinga exploration project in California, (ii) other California projects, where the Company is actively seeking a farmout for some of its properties and where development work has been delayed, (iii) Indonesia, where spending has been significantly reduced, and (iv) Louisiana, where a seismic study and other developmental work has been delayed. Those deferments may have an adverse effect on the Company's growth rate. The Company may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improved oil prices and the availability of external financing.

     New Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosure About Segments of an Enterprise and Related Information."
FAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires that interim financial reports issued to shareholders include selected information about reporting segments. The statement also established standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for fiscal years beginning after December 15, 1997. The Company considers that its operations are principally in one industry segment: acquisition, exploration, development and production of oil and gas reserves. This information and information about major customers historically has been disclosed in the Company's annual financial statements.



     Impact of Inflation

     The price the Company receives for its oil and gas has been impacted primarily by the world oil market and the domestic market for natural gas, respectively, rather than by any measure of general inflation. Because of the relatively low rates of inflation experienced in the United States in recent years, the Company's production costs and general and administrative expenses have not been impacted significantly by inflation.

     Information Systems for the Year 2000



     Year 2000 issues may arise if computer programs have been written using two digits (rather than four) to define the applicable year. In such case, programs that have time-sensitive logic may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

     The Company has not completed its assessment of the Year 2000 issue, but currently believes that costs of addressing the issue will not have a material adverse impact on the Company's financial position. The Company has not automated many of its operations with information technology ("IT") systems and non-IT systems, and presently believes that the Company's existing computer systems and software will not need to be upgraded to mitigate the Year 2000 issues except that the Company must replace its current integrated accounting software in order to accurately process data beginning with the year 2000. Should it not do so, the Company would be unable to properly process and report upon its own operating data, as well as information provided to it by outside sources that are "Year 2000" compliant. The Company's third-party accounting software vendor has modified the current operating system utilized by the Company and expects to provide the modified system to the Company in the first quarter of 1999. The cost of this modification was included in the vendor's system support contract and will not be a significant additional expense to the Company.

     The Company has not incurred material costs associated with its assessment of the Year 2000 problem. In the event that Year 2000 issues impact the Company's accounting operations and other operations aided by its computer system, the Company believes, as part of a contingency plan, that it has adequate personnel to perform those functions manually until such time that any Year 2000 issues are resolved.

     The Company believes that some of the third parties with whom the Company has material relationships will not materially be affected by the Year 2000 issues as those third parties are relatively small entities which do not rely heavily on IT systems for their operations. The Company does not know whether the other third parties with whom the Company has material relationships will be affected by the Year 2000 issues. If the Company and third parties upon which it relies are unable to address any Year 2000 issues in a timely manner, it could result in a material financial risk to the Company, including loss of revenue and substantial unanticipated costs. Accordingly, the Company plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

                     BUSINESS OF THE COMPANY

     Saba Petroleum Company is an independent energy company engaged in the acquisition, development and exploration of oil and gas properties in the United States and internationally. The Company has grown primarily through the acquisition and exploitation of producing properties in California and Colombia. Beginning in 1997, the Company initiated exploration projects in California, Indonesia and Great Britain. The Company has assembled a portfolio of over 200 potential development drilling locations. Based on current drilling forecasts, the Company estimates that these locations represent a five-year drilling inventory. The preponderance of these drilling locations are in Colombia's Middle Magdalena Basin. The Company also has drilling locations in California, New Mexico and Louisiana. The Company however is pursuing the sale of its interests in properties located in Louisiana. See "Recent Developments - Sale of Assets." The Company intends to continue using advanced drilling and production technologies in an effort to enhance the returns from its drilling programs. On its California properties, the Company has used horizontal drilling and high-efficiency cavitation pumps, and drilled its first steam assisted gravity drainage ("SAGD") pair of wells in California on which producing operations have been held in abeyance awaiting a permit and oil price increases. (See Note 16 to the Consolidated Financial Statements for a description of operating results by geographic region)



     At December 31, 1997, the Company had estimated proved reserves of 29.1 MMBOE, consisting of 23.9 MMBbls of oil and 31.3 Bcf of gas (5.2 MMBOE), with a PV-10 Value of $118.6 million. Since quantities of oil and gas recoverable from a property are price sensitive, declines in oil and gas prices may be expected to result in a reduction of the quantities of oil and gas included in the Company's proved reserves and the PV-10 value of such reserves. See
"Properties   Reserve Estimates."

                           BUSINESS STRATEGY



     The Company's strategy is to emphasize growth through exploration and development drilling. The Company intends to continue to increase its proved reserves, production rates and operating cash flow through a program which includes the following key elements:



          Development of existing hydrocarbon base. The Company has an extensive inventory of drilling locations, which the Company intends to exploit over the next five years. The Company's program includes exploitation of existing producing properties located in California, Colombia, New Mexico and Louisiana. The Company believes that this program will provide it with a cost-effective means to significantly increase proved reserves, production rates and operating cash flow. The Company is pursuing the sale of certain producing oil and gas Assets in these areas (See "The Company - Recent Developments -
          Sale of Certain Assets")

          Acquisition of producing properties with significant development potential. The Company seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. The Company intends to concentrate these domestic activities in California where the Company believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms.

          Selective pursuit of exploration prospects. The Company plans to expand its reserve base by acquiring or participating in exploration prospects in California, New Mexico, Louisiana and internationally. The Company believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, the Company plans to use advanced technologies, including 3-D seismic and satellite imaging, where appropriate. The Company intends to increase its exposure to natural gas and lighter oil prospects. In addition, the Company may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships.




     There is not any assurance that the Company will be successful in pursuing such strategies.

     History of the Company

     The Company's initial efforts focused on the acquisition of producing properties with positive cash flow, development potential and an opportunity to improve cash flow through more efficient operations. The Company has acquired several properties that meet these criteria, including the 1993 acquisition of Cat Canyon and the other properties that comprise the California Central Coast Fields. These heavy oil properties were attractive acquisitions because the Company believed it could acquire the properties on the low end of a market cycle, reduce the relatively high operating cost on the fields, and significantly develop their proven reserve base through low risk drilling and workover activities. As the Company grew through such acquisitions, it developed expertise in heavy oil projects, drilling and enhanced recovery techniques, field management and cost controls. The Company expanded its operations internationally by acquiring an interest in oil and gas properties in Canada in 1994 and heavy oil production in the Middle Magdalena Basin of Colombia in 1995.



     From January 1, 1992 through December 31, 1997, the Company completed 26 property acquisitions with an aggregate purchase price of approximately $43 million. These properties, as improved through the Company's development efforts and including associated drilling activities, represented approximately 29.1 MMBOE of proved reserves as of December 31, 1997. The Company's all-in-finding costs for these acquisitions and related activities have averaged $2.71 per BOE.

     Exploration and Development Drilling Activities



     The Company has identified over 200 potential drilling locations on its properties in Colombia, which represent an estimated five year inventory at planned drilling rates. In addition, the Company has identified a number of drilling locations on its properties located in the United States, primarily in California, Louisiana and New Mexico. The Company also pursues the acquisition of high potential exploration prospects to enhance its inventory of drilling opportunities. Beginning in 1997, the Company initiated exploration activities in Indonesia, Great Britain and California. It has recently completed the analysis of a 3-D seismic survey covering some 10,500 acres of land in which it has interests in the area of the Coalinga oil field in Kern County, California, resulting in defining a number of drillable prospects; has entered into an agreement with a subsidiary of Chevron Corp. pursuant to which the Company will analyze Chevron 3-D seismic data covering lands in Kern County, California, and if warranted, will drill exploratory wells on Chevron fee lands. See "Property - California Exploration Ventures" and "Exploration and Development Drilling Activities - Other International Properties."

     The Company's capital expenditure budget for 1998 is dependent upon the price for which its oil is sold and upon the ability of the Company to obtain external financing. Subject to these variables, the Company originally budgeted a minimum of $12.0 million and a maximum of $18.3 million for capital expenditures during 1998. In the Company's present financial condition, it is budgeting, on a current basis, only absolutely essential capital expenditures. The Company currently is budgeting one year at a time and has deferred any long term capital expenditure program. The Company has deferred certain capital expenditures in the following areas: (i) Coalinga exploration project in California, (ii) other California projects, where the Company is actively seeking a farmout for some of its properties and where development work has been delayed, (iii) Indonesia, where spending has been significantly reduced, and (iv) Louisiana, where a seismic study and other developmental work has been delayed. Those deferments may have an adverse effect on the Company's growth rate. The Company may elect to make further deferrals of capital expenditures if oil prices remain at current levels. Capital expenditures beyond 1998 will depend upon 1998 drilling results, improve oil prices and the availability of external financing.



     The Company's exploration and development drilling programs are conducted by its in-house technical staff of petroleum engineers and geologists. In addition, the Company retains the services of several consulting geologists and engineers to evaluate and develop exploration projects in California and internationally. These consultants report to the Company's professional staff, which evaluates the consultants' recommendations and determines what, if any, actions are to be taken. The Company's professional staff oversees the Company's development strategy which is designed to maximize the value and productivity of its existing property base through development drilling and enhanced recovery methods. One of the most important components of the Company's development program is its use of horizontal drilling technology. In general, a horizontal well is able to encounter a greater volume of hydrocarbons through its exposure to a longer lateral portion of a producing formation than a comparable vertical well. As a result, in appropriate formations, a horizontal well may generate both higher initial production and greater ultimate recovery of oil and gas than a vertical well. In addition, because a horizontal well can be extended laterally into a formation, it can significantly reduce the number of wells required to drain a given reservoir. An important component of the Company's horizontal well program is the use of high efficiency cavitation pumps. These pumps, which are particularly effective for heavy oil, reduce maintenance, increase production and permit the production of oil mixed with sand and other formation materials.



     Beginning in June 1997, the Company initiated use of another enhanced production technique known as SAGD. This technique involves drilling two horizontal wells in a parallel configuration, one above, and within a short distance of, the other. After drilling is complete, steam is injected into the upper wellbore, which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore for extraction. The SAGD process has been successfully employed by other companies in Canada in thick reservoirs containing viscous oils, similar to those found in areas of the Central Coast Fields. Although this technique is initially more costly than employing a single horizontal well, the Company anticipates that it will result in increased rates of production and recovery and lower per-unit production costs. The Company has drilled one pair of SAGD wells on its Gato Ridge Field and is awaiting local permits before initiating steaming operations, but does not anticipate commencing such operations until oil prices improve.

California

     The Company's drilling operations in California are focused on the Central Coast Fields, which consist of four onshore fields that collectively comprise approximately 4,525 gross (4,487 net) developed acres and 1,139 gross (1,138 net) undeveloped acres. The Company intends to capitalize on the potential of these properties through a five year multiwell drilling program. The Central Coast Fields consist of the Cat Canyon, Gato Ridge, Santa Maria Valley and Casmalia fields. The Company also has producing properties in Ventura, Solano, Kern and Orange Counties, California. Of these properties, the Company regards the Cat Canyon and Gato Ridge fields, both heavy oil properties, as the most significant and upon which it has focused its development drilling efforts. Aggressive development activities during 1997, in contemplation of significantly increased production, included the installation of surface facilities for handling much more oil than the Company presently produces from the properties. The recent decline in oil prices coupled with the drilling results of the 1997 program render it doubtful that the Company will realize its initially projected rates of return. In addition to the producing properties, the Company has several exploratory projects in California. See "Property - California Exploration Ventures."



     Overall, the Company during 1997 experienced a 38% increase in annual production from its California properties (from 654 MBOE in 1996 to 904 MBOE in 1997). The development costs incurred by the Company in California during 1997 were $12.8 million. The economic benefits derived from the program were substantially below the Company's expectations. Notwithstanding the 1997 results, the Company continues to believe that its focus on the Central Coast Fields will ultimately be justified. This opinion is based in part on the established synergy between the Company's production from the Central Coast Fields and its asphalt refinery located in Santa Maria, in that the Company is able to sell its production to the refinery at a price reflecting a premium to market. Generally, the crude oil produced by the Company and other producers in the Santa Maria Basin is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude oil and costs of operating the refinery. The Company believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

     To date, the Company has drilled and completed thirteen horizontal wells in the Sisquoc sands of the Cat Canyon Field. Twelve of these wells are currently producing at rates from 40 to 140 Bopd; the thirteenth well has encountered a sand intrusion problem which the Company is attempting to rectify. The Company also drilled one pair of SAGD wells in the Gato Ridge Field, which is awaiting local permits and oil price increases before production will be attempted. Two horizontal wells drilled to test a different zone in this field have encountered severe sand production and are presently planned to undergo recompletion operations during 1998. During 1997, the Company drilled one well in the Casmalia Field which was non-productive.

     Louisiana



     The Company acquired an 80% working interest in the Potash Field in September 1997 and the remaining 20% working interest in April, 1998. Proved reserves of the Company's interest in the field were approximately 13.9 Bcf and approximately 1.3 MMBbl at December 31, 1997. The Company's share of daily production from the Potash Field, including the 1998 acquired interest, averaged 91 Bopd and 2.1 MMcfd for the nine months ended September 30, 1998. Increases in productivity and possibly reserves are expected to be achieved through completion of a number of potential zones presently behind pipe in existing wells. These potential producing zones range in depth from 1,500 to 15,000 feet. Further technical programs, including a possible 3-D seismic shoot, are planned to evaluate the exploration potential of the Company lands associated with this field. The Company owned a 40.5% working interest in the Manila Village Field and acquired an additional 10.2% working interest in April 1998. The Company may be subject to certain environmental liabilities with respect to its interest in the Manila Village Field. See "Risk Factors - Property Matters." The Company's net reserves at December 31, 1997, including the 1998 acquired interest, were approximately 327 MBbl and 156 MMcf. The Company's share of daily production, including the 1998 acquired interest, averaged 211 BOEPD for the nine months ended September 30, 1998. A 3-D seismic program is scheduled for 1999 or beyond to determine additional opportunities to further develop this field.



     Colombia

     The Company owns interests in two Association Areas (Cocorna and Nare) and one fee property (Velasquez) all of which are located in the Middle Magdalena Basin, some 130 miles northwest of Bogota, Colombia. The Association Areas encompass several fields, some of which are partially developed and some of which await development. The Teca, Nare and Velasquez fields are presently under development. The Association Areas, Nare and Cocorna, are held under Articles of Association between Empresa Petroleos Colombiana ("Ecopetrol") and the Company's predecessor in interest, a subsidiary of Texaco, Inc. ("Texaco"). Each Association Area is large enough to encompass more than one commercial area or field.



     The Company and Omimex, the operator of the fields, have formulated a development program which includes, pending regulatory approval, the drilling of approximately 200 development wells through the year 2001 at an average depth of 2,900 feet. During 1997, the Company and its operator successfully completed or reworked fourteen wells of the development program, which wells have met or exceeded initial production expectations. The 200 well program is a refinement of an approximate 600 well program originally designed by Texaco. The Texaco program was not implemented due to what the Company believes was Ecopetrol's concern with refinery capacity and oil prices. The ability of Omimex, as operator of the fields, to implement the development program is dependent on the approval of Ecopetrol and the Colombian Ministry of the Environment. The Company and Omimex have submitted an application for an omnibus approval of the drilling of the remainder of the 200 well program; failing receipt of the omnibus approval, the companies would continue to seek approval for drilling such wells in segments. In 1997, approval was obtained for the drilling of 21 development wells in the Teca and Nare Fields, 13 of which were completed during the year. Also, a well under the Magdalena River was recompleted and plans to drill two additional wells which, if commercial, should establish a new commercial area for development. In the Velasquez Field, the operator recompleted a behind pipe zone in three gross (0.75 net) wells in 1997. Initial per well production rates ranged from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 wells with behind pipe zones suitable for recompletion. During the nine months ended September 30, 1998, seven wells were drilled and completed in the Teca and Nare Fields and three wells were recompleted in the Velasquez Field. The Company continues its plans to increase production from the property. The Company is also pursuing selected exploration opportunities in Colombia including acquiring third party 3-D seismic data on the currently producing Velasquez Field to determine its exploration potential. (See "Business Strategy - Property - Colombian Properties").

     Canada

     The Company's Canadian properties, which are owned through Beaver Lake (Alberta Stock Exchange), represented approximately 8.5% of the Company's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 495 BOEPD for the nine months ended September 30, 1998, from 142 wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These properties had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others. See
"Business   Exploration and Development Drilling Activities   Other United
States and Canadian Properties."

     Other International Properties

     In September 1997, the Company and Pertamina, the Indonesian state-owned oil company, signed a production sharing contract covering 1.7 million unexplored acres on the Island of Java near a number of producing oil and gas fields. The Company is required to spend approximately $17.0 million over the next three years on this project in addition to the approximate $1.4 million expended as of December 31, 1997 on bonus payments, data acquisition and geophysical investigation. The Company expects to identify drilling locations based on geologic trends identified through its review of existing seismic data, satellite images and the results a potential 3-D seismic program to be performed in 1998 and 1999. The Company has held discussions with several potential joint venture partners with a view to negotiate a participation agreement. In view of this, the Company has slowed its pace of activity. The recent civil and economic turmoil in Indonesia may affect the timing and terms of such agreement.

     In July 1997, the Company entered into an agreement to participate in two exploration licenses which cover a 123,000 acre exploration area in southern Great Britain in which the Company had a right to acquire a 75% working interest earned upon drilling and payment of its share of costs. On March 31, 1998, the Company assigned a 3.75% carried working interest in the first well to be drilled on this concession as payment of a finder's fee. By agreement dated April 14, 1998, the Company sold one half of its net interest in this concession to Omimex at the Company's cost. A formal assignment has not been conveyed to Omimex and the Company continues to hold Omimex's interest in the prospect trust. The Company had incurred costs of approximately $766,000 at September 30, 1998 in connection with the concession acquisition and drilling of an exploratory well on the concession. The well did not encounter hydrocarbons and has been abandoned. Results from the initial well did not condemn the entire prospect and data obtained from the test well is being evaluated for further interpretation. The Company has not yet executed the joint operating agreement for the prospect. While holding Omimex's interest in trust, the Company may be liable to Omimex if it were to execute the joint operating agreement that provides for foreclosure upon a working interest owner due to non-payment.

     Other United States Properties.

     Other than its California and Louisiana properties, the Company had interests in over 290 oil and gas wells at December 31, 1997, located principally in Texas, Michigan, New Mexico and Oklahoma, with other interests located in Utah, Wyoming, and Alabama. The Company seeks to acquire domestic and international producing properties where it can significantly increase reserves through development or exploitation activities and control costs by serving as operator. The Company believes that its substantial experience and established relationships in the oil and gas industry enable it to identify, evaluate and acquire high potential properties on favorable terms. As the market for acquisitions has become more competitive in recent years, the Company has taken the initiative in creating acquisition opportunities, particularly with respect to adjacent properties, by directly soliciting fee owners, as well as working and royalty interest holders, who have not placed their properties on the market. The Company also plans to expand its existing reserve base by acquiring or participating in high potential exploration prospects in known productive regions. The Company believes these activities complement its traditional development and exploitation activities. In pursuing these exploration opportunities, the Company may use advanced technologies, including 3-D seismic and satellite imaging. In addition, the Company may seek to limit its direct financial exposure in exploration projects by entering into strategic partnerships. In July 1998 and September 1998, the Company sold its interest in over 150 wells in Michigan and two wells in Alabama, respectively.



Property

     At December 31, 1997, on a PV-10 Value basis, approximately 16.9% of the Company's proved reserves were in California, primarily in the Central Coast Fields and approximately 48.2% were attributable to the Company's Colombian properties.



     The following table summarizes the Company's estimated proved oil and gas reserves by geographic area as of December 31, 1997. The following table includes both proved developed (producing and non-producing) and proved undeveloped reserves. The reliability of estimates of proved undeveloped reserves is significantly less than that of proved developed producing reserves. Approximately 33.0% of the total reserves reflected in the following table are proved undeveloped. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues." There can be no assurance that the timing of drilling, reworking and other operations, volumes, prices and costs employed by the independent petroleum engineers will prove accurate. Since December 31, 1997, oil and gas prices have generally declined. At such date, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $18.30 per Bbl and the comparable price at November 30, 1998 was $11.22. Quotations for the comparable periods for natural gas were $2.45 per Mcf and $1.98 per Mcf, respectively.

     The proved developed and proved undeveloped oil and gas reserve figures see "Glossary" for a definition of those terms according to the rules of the Commission, which have been applied in estimating presented in this report are estimates based on reserve reports prepared by independent petroleum engineers. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending, in part, on the assumptions made, and may be subject to material adjustment. Estimates of proved undeveloped reserves (see "Glossary" for a definition), comprise a substantial portion of the Company's reserves and, by definition, had not been developed at the time of the engineering estimate. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in changes to such estimates. The estimates of future net revenues in this report reflect oil and gas prices and production costs as of the date of estimation, without escalation, except where changes in prices were fixed under existing contracts. There can be no assurance that such prices will be realized or that the estimated production volumes will be produced during the periods specified in such reports. The estimated reserves and future net revenues may be subject to material downward or upward revision based upon production history, results of future development, prevailing oil and gas prices and other factors. A material decrease in estimated reserves or future net revenues could have a material adverse effect on the Company and its operations.



                           December 31, 1997

                     Proved Reserves, net                  PV-10 Value
Property         Gross      Oil     Gas             Dollar
                Wells(1)  (Mbbls)  (Mmcf)   MBOE    Value        Percentage
                                                (In thousands)
California
Cat Canyon         51      4,483     485   4,564     $10,320        8.7
Casmalia           26        259      10     260         328        0.3
Santa Maria        20        558     822     695       2,127        1.8
Gato Ridge          9        399       5     400         816        0.7
Other              77      2,034     623   2,138       6,466        5.4
                 ______   ______    _____ _______    ________     _______
Total
 California       183      7,733   1,945   8,057      20,057       16.9
                 ______   ______    _____ _______    ________     ________
Louisiana
Potash Field       37      1,066  11,116   2,919      15,917       13.4
Manila Village     10        262     125     283       2,186        1.9
                 ______   ______   _____   ______    ________     _________
Total
 Louisiana         47      1,328  11,241   3,202      18,103       15.3
                 ______   ______   _____   ______    ________     _________

Other
 United States
Michigan          185        560   3,889   1,209       4,743        4.0
Texas              48        397   1,141     587       2,794        2.4
New Mexico         23        474   1,133     662       4,576        3.9
Other              38         58     961     218       1,172        0.8
                ______     ______   _____   ______   _______      ______
Total Other
 United States    294      1,489   7,124   2,676      13,285       11.1
                ______     ______   _____ _______    _______      ______
Total
 United States    524     10,550  20,310  13,935      51,445       43.3
                ______    _______ ______ _______     _______      ______
Colombia          511     12,568    --    12,568      57,136       48.2
Canada            168        807  10,986   2,638      10,048        8.5
                ______    ______ _______ _______     _______      ______
Total
 International    679     13,375  10,986  15,206      67,184       56.7
                ______    ______ _______ _______     _______      ______

Total           1,203     23,925  31,296  29,141    $118,629       100.0
                ======    ====== ======= =======     =======      ======


(1) Includes locations attributed to proved undeveloped reserves and wells in which the Company holds royalty interests.


     California

     Producing Properties



     The Company operates all of its wells in the Central Coast Fields and maintains an average working interest in these wells of 98.8% and an average net revenue interest of 89.4%. These fields produced 1,808 net BOEPD for the year ended December 31, 1997 and 1,484 net BOEPD for the nine months ended September 30, 1998, and had proved reserves at December 31, 1997 of 5.9 MMBOE.

     Cat Canyon Field. The Cat Canyon Field is the Company's principal California producing property, representing approximately 8.7% of the Company's PV-10 Value at December 31, 1997. This field, which covers approximately 1,775 acres of land is located in northern Santa Barbara County and was acquired by the Company in 1993. At the time of acquisition, there were 89 producing wells and 74 suspended wells, all of which were vertically drilled to either the Sisquoc or Monterey Formations (lying between approximately 2,400 feet and 3,400 feet and 4,000 feet and 6,600 feet, respectively). At the time of acquisition, average production was 425 Bopd and for the nine months ended September 30, 1998, average production was approximately 1,002 Bopd. Daily production varies depending upon various factors, including normal decline in production levels, the production of newly drilled wells and whether remedial work is being done on wells in the field. The field produces a heavy grade of viscous oil, which is in demand at the Company's Santa Maria Refinery. The property is considered (as are many heavy oil properties) a high production cost field and reductions in prices paid for crude generally affect such properties more dramatically than higher gravity lower production cost fields.

     The Company owns a 100% working interest (99.7% net revenue interest) in approximately 45 producing wells and a number of non-producing wells located in this field which consists of two major producing horizons, the Sisquoc and the Monterey. The Sisquoc formation, which consists of a number of separate zones, is divided by two major north-south trending faults into three separate and distinct areas. The area between the faults contains the bulk of the productive reservoir volume and has the highest cumulative production. A portion of that area was the subject of a waterflood instituted in 1962 by a previous operator. The waterflood was not economically successful. The Company believes that the two faults are sealing faults, thus preventing communication with the portions of the field lying outside of the fault block, which areas were not the subject of waterflood operations.

     In 1995, the Company drilled its first horizontal well into the Monterey formation. The well developed mechanical problems and operations were suspended. The Company has deferred attempts to correct the problem until such time as oil prices increase sufficiently to justify further efforts. In 1996, the Company initiated its present horizontal well drilling program in the Cat Canyon Field by drilling five horizontal wells into the Sisquoc formation S1b sand (which is one of the multiple separate sand bodies comprising the Sisquoc formation). Of the five wells, three wells were drilled in the central fault block, on which a waterflood operation was previously conducted, and one in each of the eastern and western portions of the field. The well in the western portion of the field initially produced at rates approaching 400 Bopd and, as expected, has declined to a present rate of approximately 130 Bopd. Wells drilled into the Sisquoc formation may be expected to produce varying amounts of formation water as part of the production process. The well drilled in the eastern portion of the field has encountered mechanical problems and plans are to rework the well during 1998. The three wells drilled in the central portion, or waterflood area of the field, developed initial production rates of approximately 150 Bopd per well and have declined to approximately 40 Bopd per well. In 1997, the Company continued its horizontal drilling program in the Cat Canyon Field by drilling eight additional wells into the Sisquoc S1b sand. Of the eight wells, five were drilled into the waterflood area and the remaining three were drilled into other areas. Year end average production rates for the wells in the waterflood area were 82 Bopd and 1,100 barrels of water per day per well. Production rates for the other wells were 88 Bopd and 13 barrels of water per day per well. The wells drilled into the central waterflood area, as expected, are producing oil with high volumes of residual water from the prior waterflood operations. The Company believes that by using high volume pumps and lifting large volumes of fluid, the ratio of oil to total fluids produced will gradually increase. Production declines have been in line with the Company's expectations of roughly a 40-50% decline in production during the first 12 months of the wells' operation, followed by a more moderate 10% annual decline in production. Results from the horizontal well drilling program have not met the Company's expectations and continuing study is being given to the field to determine how to maximize production. In addition, the Company, has implemented measures designed to ensure that operations are conducted with greater efficiency than was the case during 1997.



     In addition to the Cat Canyon Field, the Company has interests in a number of fields in California, none of which had a PV-10 Value equal to five percent or more of the PV-10 Value of the Company's proven reserves at December 31, 1997. Among such fields are the following:

     Gato Ridge Field. The Gato Ridge Field, which represented approximately 0.7% of the Company's PV-10 Value at December 31, 1997, is located in the Santa Maria Basin adjacent to the Cat Canyon Field and covers approximately 405 acres. The Company owns a 100% working interest and net revenue interests ranging from 86% to 100% in seven producing wells in the Gato Ridge Field.
The existing vertical wells primarily produce a heavy oil (11 degrees) from the same formations as those underlying the Cat Canyon Field. In 1997, the Company drilled a pair of SAGD wells, to the Sisquoc formation at a total cost of $1.8 million, including related surface equipment. In addition, two horizontal wells were drilled to a different zone in the Sisquoc formation, at an average cost of $537,000, both of which experienced sand intrusion problems. One well initially produced at a rate of 300 Bopd before sand infiltrated the well bore necessitating a reduction in production levels to approximately 20 Bopd. Operations on the other well have been suspended. The Company is of the view that it will be able to rectify the sand intrusion in these wells and establish the wells as commercial producers. The pair of SAGD wells drilled on this property during 1997 have been completed and the initiation of steaming operations is awaiting the issuance of county permits and a recovery in oil prices. At such time steam will be injected into the upper well and thereafter production will commence from the lower well. Should this procedure prove economically successful, the Company plans to initiate other SAGD projects on its Central Coast Fields.

     Richfield East Dome Unit (REDU). The REDU unit, which represented approximately 2.4% of the Company's PV-10 Value at December 31, 1997, is located in Orange County, California and covers approximately 420 acres. The Company is the operator of this unit and owns a working interest of 50.6% and a net revenue interest of 40.8%. The unit is under waterflood in the Kraemer and Chapman formations and contains approximately 68 producing wells, 39 shut-in wells and 54 water injection wells. The Company conducted remedial operations on this property during 1997 which resulted in increasing production by approximately 100 Bopd. The Company owns fee interests in lands in this unit which it believes will be developable for real estate purposes as oil operations are curtailed.

     Other. The Company also owns other producing properties located in Santa Barbara, Ventura, Solano, Kern and Orange counties, California, which in the aggregate represented approximately 5.1% of the Company's PV-10 Value at December 31, 1997.

     California Exploration Ventures



     Coalinga Exploratory Prospect, Kern County, California. The Company has acquired leases covering approximately 3,600 acres of land and contractual rights covering an additional approximate 7,000 acres of land in the region of the prolific Coalinga oil field in the San Joaquin Valley of California. The Company has participated in a 16 square mile 3-D seismic survey covering this area and has partially interpreted the survey. Nineteen anomalies have been identified in the prospect area, covering five potentially productive zones, ranging in depth from 6,500 to 12,000 feet. The Company has an obligation to drill a test well by December 31, 1998. Because of low oil prices and the poor economic conditions in the oil industry, the Company intends to seek an extension of time to drill such a test well. Under the agreement, the Company would bear 100% of the cost of the wells, which is estimated at approximately $300,000 in the aggregate as a dry hole and $450,000 as a completed well. The Company would have an 85% working (68% net revenue) interest in the wells.

     Northern California Exploratory Project. In late 1997, the Company entered into a joint venture with a large independent company and a company in which Rodney C. Hill, a former director, has a financial interest, to acquire a multi-thousand acre block of oil and gas leases and drill an exploratory well for gas on such block. The Company has a 30% initial interest in the exploratory well to earn a 20% working interest in the well and in the block and any additional wells that may be drilled by the venture thereon. The Company regards the project as a high risk venture with possible commensurate returns. The initial objective was the sands of the Cretaceous Age at a depth of approximately 8,500 feet. Lease acquisition costs are estimated at approximately $300,000 to the venture and the cost of the well is estimated at approximately $1,250,000. An exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.



     Chevron Seismic Venture. In January 1998, Saba and Nahama Natural Gas Co. entered into an agreement with a subsidiary of Chevron Corp. under which Chevron made available to Saba and its partner, on a non-exclusive basis, the right to process Chevron proprietary 3-D survey data covering approximately 42 square miles of land in Kern County, California. Included in the 42 square miles are approximately 14 square miles of land owned in fee by Chevron. Saba and Nahama will reprocess the seismic data employing modern techniques at a cost estimated at $300,000 and will have the ability to select and drill upon the Chevron owned lands as well as the other lands should it and Chevron be able to acquire leases covering such other lands. Under the terms of the agreement, Saba will have the right to obtain oil and gas leases covering the Chevron lands by drilling one or more exploratory wells on such lands. Should Saba and Nahama acquire a lease on Chevron owned lands, the sharing of costs will be 85% and 15% to Saba and Nahama, respectively, and revenues will be shared 68% to Saba (63.7% after payout) and 12% (11.24% after payout) to Nahama.

     Louisiana



     Manila Village is located in Jefferson Parish, Louisiana. The Company operates this property and at year end 1997, owned a working interest of 40.5% (28% net revenue interest.) The property represented approximately 1.9% of the Company's PV-10 Value at December 31, 1997. The property covers approximately 450 gross acres of land covered by shallow waters, and is located approximately forty miles south of New Orleans. There are six producing wells that produced an average of approximately 331 BOEPD for the year ended December 31, 1997 and 211 BOEPD for the nine months ended September 30, 1998. The Company is participating in a 3-D seismic program which includes the field and expects that the results of the survey will assist the Company in its evaluation of additional drilling opportunities in the field. In April of 1998, the Company acquired an additional 10.2% working interest in this property.

     Potash Field, which is located in Plaquemines Parish, Louisiana, was acquired by the Company in September 1997. The Company operates all of the wells in the property that represented approximately 13.4% of the Company's PV-10 Value at December 31, 1997. The property is a salt dome feature originally discovered by Humble Oil and Refining Company and covers approximately 3,600 acres. The property is located in a shallow marine environment southeast of New Orleans. At year end 1997, the Company owned an 80% working interest and a 67% net revenue interest in this property, on which are located ten active wells and a number of shut-in or suspended wells. Average production from the property for the nine months ended September 30, 1998, was 433 BOEPD. The Company believes that remedial work on several of the wells will result in increased production levels. The salt dome feature in the field has not been fully explored. The Company plans on conducting a 3-D seismic survey to delineate the field. Production in this field is from multiplay zones, the deepest of which is 15,000 feet. In April of 1998, the Company acquired the remaining working interest in this property.

     The Louisiana properties in which Company has producing oil and gas fields were damaged by the 1998 Hurricane Georges. Although portions of the properties were minimally damaged, others were considerably damaged. Initial assessments did not indicate environmental problems; however, tanks, piping, living quarters and other equipment have been heavily damaged, causing delays in resuming operations. The Company's insurance carrier has been contacted to process a claim.

     Other United States Properties

     In addition to its California and Louisiana properties, the Company owns producing properties in a number of states, primarily New Mexico, Michigan, Texas and Oklahoma, which collectively represented approximately 11.1% of the Company's PV-10 Value at December 31, 1997. At such date, these properties had proved reserves of 2.7 MMBOE. Production from the properties approximated 833 BOEPD for the year ended December 31, 1997 and 778 BOEPD for the nine months ended September 30, 1998. (see "The Company - Recent Developments - Sale of Certain Assets") The principal producing property is:

     Southwest Tatum Field, which is located in Lea County, New Mexico was acquired by the Company as an exploratory project in late 1996. The Company holds leases covering approximately 2,000 gross acres of land, in which the Company has a working interest of 50% (38.75% net revenue interest). During the last part of 1996, the Company, as operator, commenced the drilling of a 14,000 foot exploratory Devonian test well. In addition to the deepest zone, the Devonian (which has been abandoned after having produced in excess of 20,000 barrels of high gravity oil), the well has three other potential oil producing zones. The Company has recompleted the well in the shallower Cisco zone. A second reentry well to test the shallower zones was completed in September 1997. A gas sales line was completed in February 1998, allowing for gas sales from the two wells. Two additional wells were drilled on this property in 1998 at an approximate cost of $350,000 each to the Company's interest. One well was completed in September 1998 in the Cisco zone, and the other was drilled in August 1998 and is being tested. The property produced approximately 126 BOEPD for the nine months ended September 30, 1998.

     Colombian Properties

     General

     The Company's Colombian operations are conducted on two Association Areas and one mineral fee property. These properties are located in the Middle Magdalena Basin of Colombia, some 130 miles northwest of Bogota. The Company and Omimex, acquired their interests in the Middle Magdalena Basin properties from Texaco in 1994 and 1995 transactions; each has a 25% working (20% net revenue) interest in Nare and Cocorna Association properties, while Ecopetrol, the Colombian state oil company owns the remaining 50% working interest. The mineral fee property, Velasquez, is owned 75% by Omimex and 25% by the Company. The three areas cover 52,894 gross acres of land. The Nare Association is the northernmost area in which the Company has an interest and covers approximately 37,164 gross (approximately 9,300 net) acres of land.
The exploitation and development of the Teca and Nare Fields, and the adjacent Nare North, Chicala and Morichi Fields are governed by the association contract originally entered into between Ecopetrol and Texaco in 1980. Under these contracts, the cost of exploratory wells is borne solely by the Company and its partner, who are entitled to all revenues from such wells. Once an area within an Association is declared to be a commercial area by Ecopetrol, the Company and its partner each receives 20% of the crude oil produced at these fields, while Ecopetrol receives 40% of production and the Colombian government receives the remaining 20% of production in the form of royalties. A commercial area is roughly equivalent to a field. Each of the Company and its partner bears 25% of the production costs of commercial areas and Ecopetrol is responsible for the remaining 50%. The exploitation rights under these contracts expire in September 2008 and are not renewable by the Company under their current terms. The Company understands that legislation is being considered by the Colombian government which would permit such extensions to be obtained. The Company intends to seek an extension of these contracts; however, no assurance can be given that any extension will be granted or that the terms on which any extension may be obtained will be acceptable to the Company. Omimex anticipates that the costs associated with preparing the necessary documentation for applying to extend the terms of the exploitation rights on the North Nare Field through 2030 will cost approximately $1 million. On October 2, 1998, the Company agreed with Omimex that it will pay up to $500,000 to prepare such documentation if the contract for the North Nare Field is extended. The $500,000 will be payable by the Company in January 1999. See "Risk Factors - Factors Relating to Operations in Colombia and Other Foreign Countries - Foreign Operations" and "- Exploration and Development Drilling Activities - Colombia."

     Generally, as in the case of the Company's interests under the Nare and Cocorna Associations, the Articles require that the contracting oil company perform various work obligations (including the drilling of any exploratory wells) at its cost on the lands covered by the Articles, and allow production of hydrocarbons for a stated period of years. Upon discovery of a field capable of commercial production and upon commencement of production from that field, Ecopetrol reimburses the contracting party out of Ecopetrol's share of production for 50% of the allowable costs. Thereafter, costs of operations and working interest revenues are shared 50% by Ecopetrol and 50% by the contracting oil company, which in this case is Omimex and the Company, as successors to Texaco, the original contracting party. The working interest is subject to a royalty of 20% which is paid to Ecopetrol on behalf of the Colombian government. Several of the fields in the contract area owned by the Company and Omimex have been declared to be commercial areas, but a number of other areas have not yet been so designated. Approval of both Ecopetrol and the Ministry of the Environment is required to implement a development program. The Cocorna Concession area, located within the Cocorna Association, which was acquired by the Company from Texaco, has reverted to Ecopetrol because of the expiration of the term of the Articles governing that field.

     Description of the Properties

     At the date hereof, three fields within the Cocorna Association have been declared commercial by Ecopetrol: Teca (approximately 1938 acres), Toche (approximately 150 acres), and South Cocorna (approximately 700 acres); and four fields within the Nare Association have been declared commercial: South Nare (approximately 660 acres), North Nare (approximately 1,700 acres), Chicala (approximately 830 acres), and Moriche (approximately 1085 acres). The Company's Teca and Nare Fields, which represented approximately 40.0% of the Company's PV-10 Value at December 31, 1997, produced an average of 1.87Mbopd for the year ended December 31, 1997 and 1.80Mbopd for the nine months ended September 30, 1998, from 309 wells covering 2,598 gross (649.0 net) developed acres and is the primary producing area. The Company owns a 25% mineral fee interest in the Velasquez Field which covers approximately 3,800 gross (950 net) acres of land, and produced an average of 505 Bopd for the year ended December 31, 1997 and 500 Bopd for the nine months ended September 30, 1998.



     The Company's Colombian properties in the aggregate represented 12.6 MMBOE at December 31, 1997 or approximately 43.1% of the Company's total proved reserves and approximately 48.2% of the Company's PV-10 Value at that date. The following table provides information concerning the Company's interest in the commercial areas and fee minerals in Colombia.


    Field Name      Proved Reserves                    Average Daily Barrels
                    at Dec. 31, 1997                     of Oil Produced
                       (MMBbls)         Number of   for the nine months ended
                                         Wells        September 30, 1998
Velasquez                 2.9             102                  500
North Nare                3.8              78                    0
Magdalena/Cocorna         0.1               3                    0
Teca & South Nare         5.8             328                1,802
                       _________       _______            __________
Total                    12.6             511                2,302
                       =========       ========           ==========

     Production from all of the fields comes from relatively shallow reservoirs lying at approximate depths of from 1,200 to 3,000 feet. All of the production (save that produced from the Velasquez field) is of a relatively heavy grade of crude oil, generally in the area of 10 degrees to 13 degrees gravity API. Wells generally produce small amounts of formation water in conjunction with oil. Because of the viscosity of the oil, wells are initially produced without artificial stimulation and thereafter stimulated by cyclic steam injection. Wells cost approximately $250,000 to $300,000 to the total working interest, depending upon depth.



     During 1997, the Company and the operator participated in the drilling or recompletion of thirteen wells in the Teca and South Nare Fields. All of the wells drilled were productive and the operator is in the process of installing steaming equipment. During the nine months ended September 30, 1998, the Company and the operator participated in the drilling and completion of seven wells in the Teca and South Nare Fields.

     The Company and Omimex reentered a suspended Texaco drilled well to an area under the Magdalena River and recompleted the well as productive of approximately 30 Bopd without artificial stimulation. Both the Company and the operator believe that another two wells should be drilled into the area in an effort to establish an additional commercial area. Should those efforts be successful, it is believed that from 15 to 20 additional drilling locations would be established. In the Velasquez field, the Company and Omimex recompleted three wells in a behind-pipe zone. Initial per well production rates range from 142 Bopd to 223 Bopd. Studies to date indicate up to 23 additional wells with behind pipe reserves suitable for recompletion. Three additional wells were recompleted during the nine months ended September 30, 1998.

     During 1997, the operator in conjunction with the Company formulated a plan for the drilling of approximately 200 development wells in the Nare North, Chicala and Moriche fields. This program, subject to regulatory approval, would be implemented through the year 2001. The Company is also considering joining in a development program at the Velasquez property. The Company originally budgeted approximately $2.5 million for its Colombian operations' capital expenditures in 1998, but a majority of the work has been deferred based upon the price of oil and other economic factors.

     Sabacol, the Company's wholly-owned subsidiary and owner of the Company's properties in Colombia, has filed a voluntary petition under Chapter 11 of the
United States Bankruptcy Code.  See "The Company   Recent Developments
Terminated Business Combination; Bankruptcy of Sabacol, Inc."

     Sabacol is not the operator of the Colombian properties in which it has an interest and has notified the operator of Sabacol's intent to audit all relevant operating documents and all financial transactions for 1996, 1997 and 1998. Any potential future action would be based on results of the audit. In December 1998, a new management team was appointed for Sabacol to protect its assets and develop an effective re-organization plan.

     In the event Sabacol's interest in the Colombian pipeline is transferred to a third party while Sabacol maintains its interest in the Colombian production, Sabacol may be subject to a tariff in excess of the current rate charged to Sabacol by the current owner of the remaining 50% interest in the pipeline. In or about July 1998, the pipeline was affected by guerrilla activity.

     Crude Oil Sales and Pipeline Ownership

     All of the Company's crude oil produced at the Company's properties in Colombia has been sold exclusively to Ecopetrol at negotiated prices. See "Business - Marketing of Production." The contract price for the oil in which the Company has an interest may be reduced significantly as of January 1, 1999. In conjunction with its purchase of interests in the Nare Association, the Company also purchased a 50% interest in the 118-mile Velasquez-Galan Pipeline, which connects the fields to the 250,000 Bopd Colombian government-owned refinery at Barrancabermeja. See "Exploration and Development Drilling Activities - Colombia." The pipeline transports oil from the Company's fields, together with a lighter crude oil supplied by Ecopetrol which acts as a diluent to the Company's heavier crude, and crude oil from other adjacent fields. The pipeline generates revenues through collection of tariffs for the use of the pipeline. Throughput on this pipeline in September 1998 averaged 28,900 Bopd of which the Company's share was approximately 2,100 Bopd. In addition to the operator and the Company, three other companies transport their crude oil through the pipeline at tariff rates established by Colombian authorities. The Company and the operator have considered expansion of the pipeline system if additional production is developed by operators in the area. See "The Company - Recent Developments - Terminated Business Combination; Bankruptcy of Sabacol, Inc."

       Canadian Properties

     The Company's Canadian properties, which are owned through Beaver Lake, represented approximately 8.5% of the Company's PV-10 Value at December 31, 1997. The Canadian properties produced an average of 608 BOEPD for the year ended December 31, 1997, and 495 BOEPD for the nine months ended September 30, 1998, from wells covering 56,800 gross (14,972 net) developed acres, most of which are located in the province of Alberta. These wells had proved reserves of 2.6 MMBOE at December 31, 1997. The information presented has not been adjusted for the approximate 26% minority interest in Beaver Lake held by others.

     Other International Properties

     The Company has oil and gas projects in Indonesia and Great Britain as described in "Exploration and Development Drilling Activities."



     Oil and Gas Reserves

     The Company's proved reserves and PV-10 Value from proved developed and undeveloped oil and gas properties in this Prospectus have been estimated by the following independent petroleum engineers. In 1995, 1996 and 1997, Netherland, Sewell & Associates, Inc. ("NSA") prepared reports on the Company's reserves in the United States and Colombia and Sproule Associates Limited ("Sproule") prepared a report on the Company's Canadian reserves. The estimates of these independent petroleum engineers were based upon review of production histories and other geological, economic, ownership and engineering data provided by the Company. In accordance with the Commission's guidelines, the Company's estimates of future net revenues from the Company's proved reserves and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including, in the case of gas contracts, the use of fixed and determinable contractual price escalation. Future net revenues at December 31, 1997, reflect weighted average prices of $13.13 per BOE compared to $17.05 per BOE and $11.30 per BOE as of December 31, 1996 and 1995, respectively. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues." There have been no reserve estimates filed with any other United States federal authority or agency, except that the Company participates in a Department of Energy annual survey, which includes furnishing reserve estimates of certain of the Company's properties. The estimates furnished are identical to those included herein with respect to the properties covered by the survey.



     The following tables present total estimated proved developed producing, proved developed non-producing and proved undeveloped reserve volumes as of December 31, 1995, 1996 and 1997, and calculation of the PV-10 Value thereof. As used herein, the term "proved undeveloped reserves" are those which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir. There can be no assurance that these estimates are accurate predictions of reserves or of future net revenues from oil and gas reserves or their present value. As indicated elsewhere, the prices received for oil and gas have declined since the preparation of the 1997 year end engineering estimates.



                     ESTIMATED PROVED OIL AND GAS RESERVES

                                          At December 31,
                                   __________________________________
                                   1995         1996             1997
Net oil reserves (MBbl)
  Proved developed producing      10,278       12,029           13,977
  Proved developed non-producing     590        1,367            2,639
  Proved undeveloped               1,664       13,283            7,309
                                 ________     _________         _______

   Total proved oil
    reserves (MBbl)               12,532       26,679           23,925
                                 ========     =========         =======


Net natural gas reserves (MMcf)
 Proved developed producing        9,371       12,659           11,995
 Proved developed non-producing      871        1,516            5,407
 Proved undeveloped                9,237        9,490           13,894
                                 ________     ________         ________
   Total proved natural gas
    reserves (MMcf)               19,479       23,665           31,296
                                 ========     ========         ========

   Total proved reserves (MBOE)   15,778       30,623           29,141
                                 ========     ========         ========



     Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activities during the intervening period. Reserves previously classified as proved undeveloped may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves non-economic to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves, which comprise a substantial portion of the Company's reserves, are, by their nature, much less certain than proved developed reserves.



                 ESTIMATED PRESENT VALUE OF PROVED RESERVES

                                    At December 31,
                              __________________________________
                              1995         1996             1997
PV-10 Value                            (In thousands)
Proved developed
 producing                  $38,618      $84,916             $62,215
Proved developed
 non-producing                3,044        9,227              16,097
Proved undeveloped            6,493       61,796              40,317
                            _______      ________            ________

     Total                  $48,155     $155,939            $118,629
                            =======      ========            ========

     Proved reserves are estimates of hydrocarbons to be recovered in the future. Reservoir engineering is a subjective process of estimating the sizes of underground accumulations of oil and gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve reports of other engineers might differ from the reports contained herein. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Uncertainty of Estimates of Reserves and Future Net Revenues."

Marketing of Production

     The prices obtained for oil and gas are dependent on numerous factors beyond the control of the Company, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. Substantially all of the Company's North American crude oil production is sold at the wellhead at posted prices under short term contracts, as is customary in the industry. No one customer accounted for more than ten percent of the sales of the Company's North American production during 1997 except PetroSource which accounted for 33.2% of such sales. The Company's Colombian oil production, which is, and as a practical matter can only be, sold to Ecopetrol, accounted for 31.4% of total oil and gas revenues in 1997.

     The market for heavy crude oil produced by the Company from its Central Coast Fields differs substantially from the remainder of the domestic crude oil market, due principally to the transportation and refining requirements associated with California heavy crude oil. The prices realized for heavy crude oil are generally lower than those realized from the sale of light crude oil. The Company's Santa Maria refinery uses essentially all of the Company's Central Coast Fields' crude oil, in addition to third party crude oil, to produce asphalt, among other products. Ownership of the refinery gives the Company a steady market for its local crude oil which is not enjoyed by producers generally. See "Property- Asphalt Refinery".

     Colombia

     Oil produced from the Company's Middle Magdelena Basin Fields, after being sold to Ecopetrol, is processed in a 250,000 Bopd government owned refinery in Barrancabermeja, Colombia. The Company believes that the refinery has sufficient unused throughput capacity to satisfy any reasonably foreseeable increase in production that might be achieved from the Company's Colombian exploration and development program. The refinery is connected to the Company's Colombian fields through the 118-mile Velasquez-Galan Pipeline owned by the Company and its partner. The pipeline is currently operating at approximately 12,000 Bopd (together with 18,000 Bbls of diluent per day) and has the capacity to carry approximately 20,000 Bopd (together with 30,000 Bbls of diluent per day). Accordingly, significant capacity exists for additional throughput. The Company owns a 50% interest in the Velasquez-Galan Pipeline and is working with Omimex, the owner of the remaining 50% interest, to explore the feasibility of extending it to an export terminal on the Colombian coast. The pipeline currently generates tariff revenue from the transportation of oil produced for Ecopetrol's interest and by other producers in the area. The tariff revenue is sufficient to cover the direct expenses associated with the operation of the pipeline. See "The Company - Recent Developments - Terminated Business Combination."

     The formula for determining the price paid for oil produced at the Teca-Nare Fields is based upon the average of two price baskets of fuel: (a) a crude fuel oil basket (1% sulphur United States Gulf Coast and Ecopetrol fuel oil for exportation) ("Basket A") and (b) an international crude basket (Maya, Mandji and Isthmus) adjusted for gravity API and sulphur content ("Basket B"). The average of Baskets A and B is then discounted based on the price of West Texas Intermediate ("WTI") crude oil, an industry posted price generally indicative of prices for sweeter, lighter crude oil. If WTI is less than $16.00 per Bbl, the average of Baskets A and B is discounted by $1.65 per Bbl; if WTI is between $16.00 and $20.00 per Bbl, the average of Baskets A and B is discounted by $2.05 per Bbl; and if WTI is greater than $20.00 per Bbl, the average of Baskets A and B is discounted by $2.45 per Bbl. The formula may be adjusted by Ecopetrol in February 1999. Ecopetrol is required to pay for oil produced at the Teca-Nare Field in the following denominations: 75% in United States dollars paid in the United States and 25% in Colombian pesos paid in Colombia.

     For production from its Velasquez Field, the Company receives a contracted price of between $6.00 and $7.00 per Bbl for basic production of up to 34 MBbl per month. For incremental production above such amount, the Company receives a price equal to the average of (a) the prior quarter average of the prices of Baskets A and B and (b) the average international price of crude oil from the Velasquez and Tisquirama Fields in Colombia, which average is then discounted by approximately 47%.



     The average sales price of the Company's Colombia production was $8.37 per Bbl for the nine months ended September 30, 1998 and $12.04 per Bbl in 1997, representing approximately 67.3% and 64.6%, respectively, of the average posted price per Bbl for WTI crude oil during those periods.

     The following table summarizes sales volume, sales price and production cost information for the Company's net oil and gas production for each of the years in the three-year period ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998.


                         Year Ended December 31,         Nine Months Ended
                                                           September 30,
                       1995     1996      1997          1997          1998
Production Data:
 Oil (Mbbls)           1,227    1,968    2,107          1,581        1,431
 Gas (Mmcf)            1,337    1,651    2,408          1,767        1,831
    Total (MBOE)       1,450    2,243    2,508          1,875        1,736

Average Sales Price
 Data (Per Unit):
 Oil (Bbls)           $12.22   $14.43   $13.73         $13.81        $8.80
 Gas (Mcf)              1.45     1.88     2.09           1.95         1.73
 BOE                   11.69    14.05    13.54          13.48         9.08

Selected Data per BOE:
 Production costs (1)  $7.29    $6.51    $6.62          $6.53        $5.84
 General and
  administrative        1.27     1.72     1.93           1.77         2.67
 Depletion, depreciation
  and amortization      1.92     2.43     2.84           2.63         3.05

___________________________

(1)   Production costs include production taxes.

Drilling Activity

     The following tables sets forth certain information for each of the years in the three-year period ended December 31, 1997 and the nine months ended September 30, 1998, relating to the Company's participation in the drilling of exploratory and development wells in:

  United States


                       Year Ended December 31,          Nine Months Ended
                    1995         1996        1997       September 30, 1998
             Gross(1)  Net(2) Gross(1) Net(2) Gross(1) Net(2)Gross(1)Net(2)
Exploratory
 Wells
 Oil            -       -       -       -       2       -      -1    0.5
 Gas            -       -       3-     1.35     -       -      -      -
 Dry (3)        3      .46      3      1.28     -       -      1     0.2
Development Wells
 Oil            4     1.51     10      6.59    10    10.00     -      -
 Gas            1      .10      3       .64     -       -      -      -
 Dry (3)        1      .04      1       .35     1     1.00     -      -
Total Wells
 Oil            4     1.51     10      6.59    12    11.00     1     0.5
 Gas            1      .10      6      1.99     -       -      -      -
 Dry (3)        4      .50      4      1.63     1     1.00     1     0.2


(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.


Colombia and Great Britain

                       Year Ended December 31,          Nine Months Ended
                    1995         1996        1997       September 30, 1998
             Gross(1)  Net(2) Gross(1) Net(2) Gross(1) Net(2)Gross(1)Net(2)
Exploratory
 Wells
 Oil            -       -       -        -      -       -      -      -
 Gas            -       -       -        -      -       -      -      -
 Dry (3)        -       -       -        -      -       -      1     0.38
Development Wells
 Oil            -       -       -        -     13      3.25-   7     1.75
 Gas            -       -       -        -      -       -      -      -
 Dry (3)        -       -       -        -      -       -      -      -
Total Wells
 Oil            -       -       -        -     13      3.25-   7     1.75
 Gas            -       -       -        -      -       -      -      -
 Dry (3)        -       -       -        -      -       -      1     0.38


(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.
(3) A dry hole is an exploratory or development well that is not a producing well.

     Canada

                      Year Ended December 31,          Nine Six Months Ended
                    1995         1996        1997       September 30, 1998
             Gross(1)  Net(2) Gross(1) Net(2) Gross(1) Net(2)Gross(1)Net(2)
Exploratory
 Wells
 Oil            -       -       -        -      -       -      -       -
 Gas            -       -       -        -      -       -      -       -
 Dry (3)        -       -       1       .01     1      1.00    -       -
Development
 Wells
 Oil           -        -       -        -      -      -      -       -
 Gas           1       .09      -        -      -      -      -       -
 Dry (3)       -        -       -        -      -      -      -       -
Total Wells
 Oil           -        -       -        -      -      -      -       -
 Gas           1       .09      1       .01     -      -      -       -
 Dry (3)       -        -       -        -      1    1.00     -       -


(1) A gross well is a well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.
(2) A net well is deemed to exist when the sum of fractional ownership working interest in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof. No reduction is made for the minority interest in Beaver Lake.
(3) A dry hole is an exploratory or development well that is not a producing well.

Productive Oil and Gas Wells

     The following table sets forth certain information at September 30, 1998 relating to the number of productive oil and gas wells (producing wells and wells capable of production, including wells that are shut in) in which the Company owned a working interest:


                            Oil             Gas            Total
                     Gross      Net     Gross    Net     Gross        Net
United States        257       161.7     37     22.3      294          184
Canada (1)            27         9.6     43     10.9       70         20.5
Colombia             397        99.3      -       -       397         99.3
                   ______     _______ _______ _______    ______     _______
                     681       270.6     80     33.2      761        303.8
                   ======     ======= ======= =======    ======     =======

(1)   No reduction is made for the minority interest in Beaver Lake.

In addition to its working interests, the Company held royalty interests in approximately 82 productive wells in the United States and Canada at September 30, 1998. The Company does not own any royalty interests in Colombia.

Oil and Gas Acreage

     The following table sets forth certain information at September 30, 1998 relating to oil and gas acreage in which the Company owned a working interest:


                   Developed (1)               Undeveloped
                  Gross        Net         Gross         Net
United States    27,347      10,774       28,778       22,382
Canada (2)       47,688      11,363       38,954       12,243
Colombia          6,398       1,599       46,496       11,624
                ________    ________     ________     ________
    Total        81,433      23,736      114,228       46,249
                ========    ========     ========     =======

(1)   Developed acreage is acreage assigned to productive wells.
(2)   No reduction is made for the minority interest in Beaver Lake.

Title to Properties

     Many of the Company's oil and gas properties are held in the form of mineral leases, licenses, reservations, concession agreements and similar agreements. In general, these agreements do not convey a fee simple title to the Company, but rather, depending upon the jurisdiction in which the apposite property is situated, create lesser interest, varying from a profit a prendre to a determinable interest in the minerals. In some jurisdictions, notably non-US jurisdictions, the Company interest is only a contractual relationship and bestows no interest in the oil or gas in place. As is customary in the oil and gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. The Company believes that its methods of investigating title to, and acquisition of, its oil and gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves. Because most of the Company's oil and gas leases require continuous production beyond the primary term, it is always possible that a cessation of producing or operating activities could result in the loss of a lease. Assignments of interest to and/or from the Company may not be publicly recorded.

     Substantially all of the Company's properties, including its stock in its subsidiaries are hypothecated to secure the Company's current and future indebtedness to its bank. The Company's working interest in properties may be subject to lienholds pursuant to non-payment. The Company expects liens to be filed against its assets and to be subject to lawsuits arising out of the Company's non-payment or untimely payment of its obligations. The Santa Maria Refinery and the associated real property owned by the Company is encumbered by a first trust deed in the amount of $1.0 million in favor of the seller of the refinery and is in place to secure the Company's performance of obligations as provided under the terms of the purchase and sale agreement. Oil and gas leases in which Company has an interest may be deficient and subject to action by the Company.

     The Company may require ratifications for various leases for Vacca Tar Sand in California. Maintenance of the Company's interest is subject to fulfillment of drilling and other obligations contained in its agreements with the operator of the property. Maintenance of the leases is dependent upon fulfillment of various drilling and producing operations over which the Company has little if any control. Consequently, it is possible for the Company to lose its interests in such leases through action or inaction of the operator. The Company understands that the leases have been essentially non-productive for various periods of time, which fact may result in termination of the leases. The Company does not follow operations on the leases and consequently is not aware of whether the leases are in good standing or may be subject to termination.

Average Sales Price and Production Cost

     The following table sets forth information concerning average per unit sales price and production cost for the Company's oil and gas production for the periods indicated:

                                                       Nine Months Ended
                         Year Ended December 31          September 30,
                         1995     1996      1997        1997        1998
Average sales price
 per BOE
  California            $12.55    $15.10    $13.49     $13.21     $7.94
  Colombia                9.44     12.49     12.04      11.96      8.37
  Canada                 10.32     13.26     10.52      10.35      7.62
  Other                  13.97     17.39     17.68      17.49     12.46
  Combined               11.69     14.05     13.54      13.48      9.08

Average production
 cost per BOE
  California             $9.15     $8.50     $7.48      $7.55     $6.93
  Colombia                5.17      5.11      5.71       5.64      4.75
  Canada                  5.92      5.15      4.87       4.72      4.67
  Other                   7.49      7.88      7.47       7.10      6.31
  Combined                7.29      6.51      6.62       6.53      5.84


     Asphalt Refinery

     In June 1994, in an effort to increase margins on the heavy crude oil produced from the Company's oil and gas properties in Santa Barbara County, California, the Company acquired from Conoco Inc. ("Conoco") and Douglas Oil Company of California an asphalt refinery in Santa Maria, California, which had been inoperative since 1992. The Company refurbished the refinery and, in May 1995, completed a re-permitting environmental impact review process with Santa Barbara County, receiving a Conditional Use Permit to operate the refinery. Pursuant to the refinery purchase agreement, Conoco is required to perform certain remediation and other environmental activities on the refinery property until June 1999, at which point the Company will be responsible for any additional remediation, if any. Recently, evidence of current contamination of ground water by hydrocarbons has been brought to the attentions of the Company. This fact presents the possibility of significant liability to the Company and could result in curtailment or shut-down of operations of the refinery. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Environmental Obligations; and - Refinery Matters."

     The Company entered into a processing agreement with PetroSource in May 1995, and commenced operations of the refinery in June 1995. Under the processing agreement, PetroSource purchases crude oil (including crude oil produced by the Company), delivers it to the refinery, reimburses the Company's out-of-pocket refining costs, markets the asphalt and other products and generally shares any profits equally with the Company. The processing agreement has a term that ends December 31, 1998. The Company is evaluating various strategies with respect to the foregoing.

     The refinery is a fully self-contained plant with steam generation, mechanical shops, control rooms, office, laboratory, emulsion plant and related facilities, and is staffed with a total of 23 operating, maintenance, laboratory and administrative personnel. Crude oil is delivered to the refinery by trucks to crude oil consisting of one 27,000 Bbl tank and two 40,000 Bbl tanks. Crude oil processing equipment consists of a conventional pre-flash tower, an atmospheric distillation tower, strippers and a vacuum fractionation tower. The refinery has truck and rail loading facilities, including some capability of tank car unloading. Throughput at the refinery has ranged between 2,000 to 6,000 Bopd, while production capacity is approximately 8,000 Bopd. Permitted capacity for the refinery is 10,000 Bopd.

     Refinery products include light naphtha, kerosene distillate, gas oils and numerous cut-back, paving and emulsion asphalt products. Historically, marketing efforts have been focused on the asphalt products which are sold to various users, primarily in the Central and Northern California areas. Distillates are readily marketed to wholesale purchasers.

     The Company regards the refinery as a valuable adjunct to its production of crude oil in the Santa Maria Basin and surrounding areas. Generally, the crude oil produced in these areas is of low gravity and makes an excellent asphalt. Recent prices for asphalt exceed market prices for crude and costs of operating the refinery. The Company believes that as road building and repair increase in California and surrounding western states, the market for asphalt will expand significantly.

Real Estate Activities

     The Company from time to time has purchased real estate in conjunction with its acquisition of oil and gas and refining properties in California and plans to continue this practice. In connection with the acquisition of oil and gas producing properties in Santa Maria, California in June 1993, the Company purchased approximately 1,707 acres in Santa Barbara County for an aggregate purchase price of $465,000. In addition, the Company acquired approximately 370 acres in Santa Maria, California in June 1994 in connection with the acquisition of its Santa Maria refinery. In addition, the Company entered in to an agreement to acquire approximately 385 acres in Santa Barbara County in connection with an acquisition of producing oil and gas properties at a contract purchase price of $400,000, the closing of which took place in June 1995. In addition, the Company acquired approximately 1 acre in October 1997 for $50,000 and approximately 4 acres in February 1998, for $500,000 located in Yorba Linda, Orange County, California. The Company has used a portion of its real estate holdings for agricultural purposes. The Company plans to retain some of these real estate holdings for asset appreciation which may include developmental activities at a future date. The Company has listed for sale with sales agents some of those real estate properties in California. See "Recent Developments Sale of Certain Assets"

Office Facilities





     The Company's executive offices are located in Santa Maria, California. In September, the Company moved its accounting offices from Irvine, California, to the executive office location in Santa Maria. In October 1998, the Company downsized its Edmond, Oklahoma office. The Company maintains regional offices in Calgary, Alberta, Canada, Bogota, Colombia and Indonesia. These offices, consisting of approximately 20,200 square feet, are leased with varying expiration dates to January 2002, at an aggregate rate of $17,300 per month. The Company owns its office facilities at the asphalt refinery in Santa Maria, which occupy approximately 1,500 square feet of space.

Employees

     As of October 31, 1998, the Company employed 90 persons in the operation of its business, 39 of whom were administrative employees. The Company has not entered into any collective bargaining agreements with any unions and believes that its overall relations with its employees are good. Omimex, the operator of the Company's Colombian fields, has experienced minor organized work disruptions from its union employees. See "Risk Factors-Economic and Political Risks of Foreign Operations-Colombian Labor Disturbances"



Insurance

     The Company maintains customary and usual insurance for companies in its industry.



     At September 30, 1998, a worker's compensation claim was pending for an injury involving multiple body part burns at the Santa Maria Refinery which occurred in June 1997. At September 30, 1998, a claim was pending under the Company's commercial general liability policy pursuant to a claim caused by a subcontractor of the Company. It is anticipated by the Company that this claim will either be paid by the former year's carrier and then subrogated against the subcontractor or will be paid directly by the subcontrator's insurance carrier. In 1998, two deaths occurred on properties in which the Company has an interest that have been to the Company's insurance carrier. The first occurrence, which the Company understands was reported as a homicide, involved an unknown person on its agricultural property in California, and the second occurrence, which the Company understands was reported as a field accident by the operator, involved an employee of the operator in Colombia.

Legal Proceedings

     In re Sabacol, Inc. Debtor (BK Case No. ND 98-15858-RR United States Bankruptcy Court, Central District of California, Northern Division, December
1998) On December 11, 1998, Sabacol, Inc., a wholly-owned subsidiary of the Company ("Sabacol"), filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California.

     Gitte-Ten v. Saba Petroleum Company (Case No. CV 980202 Superior and Municipal Courts of the State of California, County of San Luis Obispo, March
1998). In December 1997, the Company contracted with Gitte-Ten, Inc. ("GTI") to purchase from GTI all of its surface fee and leasehold interests in certain property located in Santa Barbara County, California. A portion of the purchase price was paid at closing on December 31, 1997, at which time GTI's interests were conveyed to the Company. The remaining purchase price of $350,000 was to be paid through overriding royalty payments of the Company's gross income from the leases until the balance was retired but no later than January 1, 2003, on which date any unpaid balance was to be immediately due and payable. To provide GTI with an assurance of the Company's payment obligation, the Company executed a promissory note in the principal amount of $350,000 which provided that said amount (less the total amount of overriding royalties paid to GTI) was all due and payable on February 27, 1998, unless the Company replaced the note by February 24, 1998, with an irrevocable and non-cancelable surety bond or letter of credit in the amount of the then unpaid balance. Company was unable to procure either instrument and the note became all due and payable on February 27, 1998. Notwithstanding attempted settlement conferences by the Company with GTI, GTI filed a claim against the Company in March 1998, for breach of contract, seeking damages of $350,000 plus interest at the rate of 13.5% per annum and attorney fees. The Company has interposed certain defenses and the matter is in discovery.

     Orleans Levee Board v. Saba Energy of Texas, Inc., et al. (Docket No. 98-14233 Civil District Court, Parish of Orleans, State of Louisiana, August
1998). With respect to its interest in the Potash Field, Louisiana, The Company's subsidiary had suspended approximately $380,000 through January 1998 of royalties for unknown royalty owners who have since been identified. One of the parties, Orleans Levee Board, had instituted legal proceedings against the Company for all of the royalties suspended and double said amount for damages and for the dissolution of the subject leases. The Levee Board has agreed to an extension for the Company to respond pending a resolution with all identified royalty owners and/or their geologists in an attempt to reach an agreement regarding their respective allocations of said suspended royalties and to create a voluntary unit. The approximate amount of the suspended royalties upon the Company's acquisition of the subject property was approximately $372,000 which Company had applied as an adjustment to the purchase price. The Company and/or its subsidiary bears the obligation to pay the royalties upon resolution. Failure to pay timely or a judgment for the Levee Board may result in the Company losing its interest in the leases and incurring a payment obligation for the royalties, interest, attorney's fees, and damages sought at double the amount of royalties.

     Chase v. Saba Petroleum, Inc. (Case No. SM108977, Superior Court of the State of California, County of Santa Barbara-Cook Division, July 1998). In July, 1998, the Company was served with a lawsuit filed by an individual alleging personal injury in the amount of $515,000 resulting from general negligence premises liability on one of the oil leases that the Company operates and which he claims occurred while supervising the installation of a pump into a well operated by the Company and on a drilling rig owned by a co-defendant. The Company is represented by counsel appointed by the Company's insurance carrier pursuant to a claim submitted under the Company's general liability policy.

     Saba Energy of Texas, Inc. v. Marks & Garner Production Ltd. Co., et al. (Case No. CV-97-106 FR District Court Lea County, State of New Mexico, March
1997). The Company instituted an action for declaratory judgment for the validity of the Company's oil, gas and mineral lease as being superior to the prior lease covering the subject lands, said prior lease, as the Company asserts, having expired pursuant to cessation of production. If the Company prevails, it will be obligated to pay consideration of approximately $55,000 to the Company's predecessor, the seller of the lease interest.

     Schwier v. v. Saba Petroleum, Inc. (Case No. MC980427, Municipal Court of the State of California, County of Santa Barbara-Santa Maria Division, July
1998). In July, 1998, the Company was served with a lawsuit filed by an individual alleging property damage and loss of income and property in the amount of $6,000 resulting from a motor vehicle operated by the Company on one of its access easements causing the death of plaintiff's dog. The Company is represented by counsel appointed by the Company's insurance carrier pursuant to a claim submitted under the Company's automobile policy.


     CalResources LLC v. Maples, Kern County Assessor (Case No. 236790 NFT, Superior Court of the State of California, County of Kern, July, 1998). In or about July, 1998, the Company received a Notice of Hearing on joint petition for order permitting disclosure of information and records and protective order filed by CalResources LLC and James W. Maples, Kern County Assessor. It is the Company's understanding that it received this Notice as a potential party who may have provided confidential information to the Kern County Assessor. The Company had not responded to nor attended the hearing.

     Land Use Matters. In early 1997, the Company received a letter from the office of the District Attorney of Santa Barbara County, which threatened commencement of legal proceedings based upon the Company's failure to respond to demands that it observe requirements of a land use permit previously issued to it authorizing the transportation of natural gas produced from its Cat Canyon properties to its Santa Maria refinery through a pipeline system owned in part by the Company. The Company has responded to the letter and has had discussions with representatives of the District Attorneys office and the concerned local agencies and believes that it is in the process of resolving the outstanding issues. The matter has been quiescent since November 1997.

     Securities. In October 1998, the Company was notified by a representative of a shareholder of the Company that an investigation of alleged violations of Section 16(b) of the Exchange Act was underway, and the Company was requested to conduct an investigation of Ilyas Chaudhary's trading activities from December 1997 and to account and disgorge profits realized by Mr. Chaudhary pursuant to certain alleged securities transactions.

     Statutory Liens. Statutory liens have been recorded against the Louisiana and New Mexico properties owned by the Company for the Company's failure to pay trade payables. Actions have been taken to proceed with foreclosure on some of these liens. Further, lawsuits have been filed and served upon the Company's subsidiaries for the payment of trade payables. The Company has contacted certain of these claims with respect to Louisiana and New Mexico known by it as of September 30, 1998 in the aggregate approximate amount of $1.1 million to propose and agree upon a payment plan with the vendors in exchange for their forbearance on any further action. The Company has entered, is entering or plans to enter into payment plans agreed upon with such vendors and any additional vendors so required. The principal amount of a particular claim for which a lien was filed in Louisiana was paid by the Company to the vendor; the vendor agreed to forbear any further action on the lien until such time as the Company paid vendor's attorney's fees, said amount which vendor was to supply to the Company. While the Company was awaiting the advised amount of attorney's fees, the liens were foreclosed upon in October 1998, inadvertently according to the vendor. Vendor has agreed to release the foreclosure upon payment by the Company of attorney's fees in the approximate amount of $4,600. The Company agreed to secure its approximate payment of $133,000 to a trade vendor who had supplied equipment to the Company by two pumps used on the Company's producing properties located in Louisiana.

     Property Interests. In connection with an Exchange Agreement that closed on April 6, 1998, for the Company's acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, the Company was obligated to tender 200,000 shares of its Common Stock, free of all restrictions, to the seller. In July, 1998, the seller assigned its entire receivable from this transaction to Capco Resources, Ltd., an affiliate of the Company, in exchange for its receipt of 200,000 unrestricted shares of the Company Common Stock. The Company has been orally informed that the seller of the 20% interest was seeking to acquire the Series A Preferred Stock and may assert claims against the Company with respect to the disposition of the 20% interest.

     In March 1998, the Louisiana Department of Natural Resources claimed to the Company an audit exception for royalties paid on lease use gas in the approximate amount of $7,000 that was unpaid at September 30, 1998.

     Property Matters. In March 1997, the Company received from the Weld County Oilfield Waste Disposal Operating Group notice of a claim against it based upon its alleged disposal of oil field waste materials at a waste disposal site. Amoco, HS Resources and Gerrity Oil and Gas, all PRP, submitted a proposed settlement agreement in March 1997 in regards to the cleanup of the disposal of hazardous substances hauled to WCWDI by former customers including the Company. A proposed settlement agreement and copies of EPA Administrative Orders were delivered to the Company. The settlement agreement proposed that the Company participate in the percentage of 0.05%, or $4,001 in exchange for which the Company would receive an indemnification from certain future exposures; the indemnity was unacceptably narrow in scope and was rejected by the Company. The Company counter-offered with a settlement contribution of $2,000. The matter is currently pending.

     The Company may be subject to resolving property matters, including claims related to mineral interests, working interests, and/or surface use and rights, including without limitation relocations of gas transfer lines, abandonment of wells or failure to abandon giving rise to claims of lost profits from surface owners and/or a third parties in interest, and errors in disclosure of location, production and/or rights may have occurred by Company
with respect to its operating activities.  See "Risk Factors   Risks Relating
to the Oil and Gas Industry and the Environment"

     Internal Revenue Service. In its review of the Company's payroll tax and information returns for the years ended 1993-1996, the Internal Revenue Service proposed adjustments based upon the assertions that the Company misclassified as independent contractors various persons who were employees of the Company, that the Company did not withhold income taxes from payments made to such persons, and that the Company failed to file its information returns timely. In addition, the Service proposed to impose interest and penalties on the Company. At September 30, 1998, there was no pending or threatened litigation. The matter has been under review by the Company and the Service. The Company filed a protest letter with the IRS on November 21, 1997, and an Appeals Conference was held in June, 1998 with the Appellate Branch of the Service to resolve these issues. The years ended 1993-1995 were settled for $93,370, and the year ended 1996 assessed for $21,750 is yet to be settled. The Company has requested or plans to request that the penalties for the year ended 1996 be waived. It is the Company's hope that these issues can be resolved without litigation in the U.S. Tax Court. The Company anticipates that a number of the proposed assessments will be reduced and, in some cases, such as penalties, eliminated. The Company believes that its ultimate exposure as a result of these matters should not exceed $115,000. Based upon its assessment of the matter, the Company has made a provision for these contingencies in its year end 1997 financial statements in the amount of $90,000.

     From time to time, the Company is a party to certain litigation that has arisen in the normal course of its business and that of its subsidiaries. In the opinion of management, none of this litigation is likely to have a material adverse effect on the Company's financial condition or results of operations. The Company may be subject to legal actions that have been threatened without the Company's knowledge.



Competition

     The oil and gas industry is highly competitive in all its phases. The Company encounters competition from a substantial number of companies, many of which have greater financial and other resources than the Company in acquiring economically desirable producing properties and drilling prospects, in obtaining equipment and labor to operate and maintain its properties and in the sale of oil and gas. See "Risk Factors - Factors Relating to the Oil and Gas Industry and the Environment - Replacement of Reserves; - Exploration and Development Risks; - Competition in the Oil and Gas Industry."

                              MANAGEMENT

Directors, Executive Officers, Control Persons and Key Employees

     The following table sets forth the name, age and position of each director, executive officer, control person and significant employee of the Company and significant subsidiaries (references are to offices or directorships held in the Company unless otherwise indicated):



      Name           Age         Position
Alex S. Cathcart     64          Director
Burt M. Cormany      70          President and Chief Operating Officer of
                                 Santa Maria Refining Company
Randeep S. Grewal    33          Director, Member of the Management Committee
                                 of the Company; Chairman/CEO of Sabacol, Inc.
William N. Hagler    66          Director, Chairman of the Board, and Chairman
                                 of the Management Committee of the Company
Imran Jattala        40          Member of the Management Committee, Executive
                                 Vice President and Chief Operating Officer,
                                 Chief Financial Officer and Principal
                                 Accounting Officer of the Company; President
                                 and Chief Operating Officer of Saba
                                 Petroleum, Inc.; and Vice President of Saba
                                 Energy of Texas, Incorporated.
Dr. Charles A.
Kohlhaas             63          Director
Herb Miller          63          President Beaver Lake Resources Corp.
Susan M. Whalen      36          Secretary of the Company


Each director is elected for a term of one year and the term of each director expires in 1999.

Executive Officers and Directors

     Alex S. Cathcart has been a director of the Company since January 1997 and has served as Executive Vice President of the Company since March 1997 until his appointment in December 1997 as President, in which position he served until June 1998, when he resigned such position. Mr. Cathcart presently is a consultant to the Company. Mr. Cathcart has served as President and Chief Executive Officer of Beaver Lake Resources Corporation since 1993 and previously as President and Chief Operating Officer of Saba Exploration Company from May through December 1997. He has also served as President and Chief Operating Officer of Saba Offshore, Inc. and Sabacol, Inc., subsidiaries of the Company, from December 1996 to August 1997 and was re-appointed to these positions in December, 1997 in which he served through December 1998 for Sabacol, Inc. From 1987 to 1993 he was the Chairman and principal owner of Barshaw Enterprises Ltd., a family-owned consulting and investment company operating primarily in the oil industry. Mr. Cathcart has over 40 years experience in the oil industry. His exploration experience was gained with Texaco Exploration Company, Francana Oil & Gas and LL&E Canada. Since 1971 he has been involved in general management with Banner Petroleum, Voyager Petroleum, Natomas Exploration of Canada, Page Petroleum and Prime Energy.

     Burt M. Cormany has been President of Santa Maria Refining Company since July 1994. Mr. Cormany worked in various capacities for the previous owners of the Company's Santa Maria Refinery from 1951 to 1990, including refinery manager from 1974 to 1990. In 1991, Mr. Cormany was a consultant to the previous owner of the refinery. He retired in 1991 and returned to work in 1994 as a consultant to the Company for several months prior to becoming President of Santa Maria Refining Company later that year.

     Randeep S. Grewal became a director of the Company on October 8, 1998, and a member of the Company's Management Committee on November 12, 1998 and the Chairman/Chief Executive Officer of Sabacol, Inc. in December 1998. Mr. Grewal is Chairman and Chief Executive Officer of HVI, which is a publicly reporting company. He most recently served as the corporate Vice President of the Rada Group. His responsibilities within Rada were focused on a market penetration and globalization of a new high-tech product resulting in the conversion of the Rada Group from being primarily a defense contractor into a diversified commercial industry. He has been involved in various joint ventures, acquisitions, mergers and reorganizations since 1986 in the United States, Europe and the Far East within diversified businesses. Mr. Grewal has a Bachelor of Science degree in Mechanical Engineering from Northrop University.

     William N. Hagler has been a director of the Company since 1994 and became Chairman of the Company's Management Committee on November 12, 1998. Mr. Hagler is Chairman of the Board of Directors, CEO and President of Intermountain Refining Co., Inc., a company he founded in 1984. Until June, 1998 Mr. Hagler was Chairman of the Board of Directors, Chief Executive Officer and President of Unico, Inc., a company he founded in 1979. Unico is, or has been, engaged in petroleum refining, co-generation, natural gas production and the manufacturing of methanol, a natural gas-based petrochemical. In addition, he is President of Hagler Oil and Gas Company and Red Hills Manufacturing Company. Prior to 1979, Mr. Hagler was Vice President of Plateau, Inc., a Rocky Mountain oil refiner and marketer. Mr. Hagler has served for approximately 10 years on the City of Farmington, New Mexico Public Utility Commission. Since 1955, Mr. Hagler has been continuously engaged in various phases of petroleum manufacturing and marketing with Exxon Corporation, Cities Service Oil Company and Riffe Petroleum Company. Mr. Hagler currently serves as a director of Consolidated Oil & Transportation, a privately held company in the business of asphalt transportation and marketing, and Petrominerals Corporation, a publicly traded company engaged in oil production.

     Imran Jattala became a member of the Company's Management Committee on November 12, 1998 and the Chief Financial Officer and Principal Accounting Officer in August 1998. He has been Executive Vice President and Chief Operations Officer since June 1998 and had been appointed President and Chief Operating Officer of Saba Petroleum, Inc., which operates the Company's California properties, in December 1997. Mr. Jattala joined the Company in 1992 as Assistant Controller for the Company and its subsidiaries. Since that time, Mr. Jattala had worked in various capacities for the Company, including Administrative Manager. In addition to Mr. Jattala's educational background in international business and banking, he has over 4 years experience in revenue auditing.

     Dr. Charles A. Kohlhaas, a director since August, 1998 and interim CEO from June to August of 1998, has over 40 years of varied experience in the oil and gas industry. In December 1998, Dr. Kohlhaas was appointed President of Sabacol, Inc. He spent 17 years with Mobil and ARCO, was a Professor of Petroleum Engineering at the Colorado School of Mines for many years, and was a founder of Kelt Energy, a large Paris-based international independent oil and gas company formerly traded on the London Exchange. He has consulted for many major and independent international oil and gas companies, service companies, and financial institutions in North and South America, Europe, Asia, and the Middle East and managed a research consortium of 15 companies. He is director and/or officer of three Canadian junior public shell companies. Dr. Kohlhaas received Petroleum Engineer and Ph.D. degrees from the Colorado School of Mines.

     Herb Miller has been President of Beaver Lake since March 1998 where he had also served as Vice President of Exploration and Land from 1993 to February 1997. At that time, Mr. Miller was transferred to the Company's corporate office to the position of Manager of the Technical and Drilling Departments, and in August 1997 he was appointed President and Chief Operating Officer of Saba Petroleum, Inc. in which positions he served through December 1997. In December 1997, Mr. Miller was appointed Vice President of the Company's international exploration and drilling operations and President and Chief Operating Officer of Saba Exploration Company in which he served through March, 1998. Mr. Miller graduated from the University of Tulsa, Oklahoma with a Bachelor of Geology degree and has 38 years of oil industry experience. Mr. Miller's exploration experience was obtained while employed by the Pure Oil Company and Unocal Canada Explorations. For the period 1976-1980, he was involved in managing exploration projects with Unocal in the position of District Geologist, Division Geologist and Exploration Co-ordinator. In 1980 he joined Westar Petroleum serving as general manager of exploration/land and general manager exploration/engineering. Mr. Miller's experience has been primarily in Western Canada and also includes the Northwest Territories, Beaufort Sea, east and west coast offshore, the United States and the North Sea. From 1991 to 1993 when he joined Beaver Lake as Vice President Exploration and Land, he was a private consultant to the energy industry.

     Susan M. Whalen became Secretary of the Company in August 1998 and was appointed as the Company's General Counsel in July 1998. During 1997, she practiced contract and corporate law as an independent contractor for several clients, including the Company, before she was employed by the Company in November 1997 as an associate legal counsel. From 1994 through 1997, Ms. Whalen managed the administrative operations of Cranford Street, Inc. a product and brand development, licensing, and contract manufacturing company. From 1991 through 1994, she served as Vice President of Sales and Customer Relations of Sassaby, Inc. a product development and marketing company. Ms. Whalen obtained a Juris Doctor degree from Western State University - College of Law in 1987. An uncontested petition under the Federal bankruptcy laws was filed by Ms. Whalen for her property in 1994.

Management Committee

     The Management Committee of the Company was established by the Company's Board of Directors in November 1998 to manage the day-to-day affairs of the Company with the powers and duties generally prescribed in the Company's Bylaws to the President continuing up to the closing of the transactions with respect to the Company's securities and the designation of directors on the Company's Board of Directors as described in "The Company - Recent Developments - Transactions Involving Horizontal Ventures, Inc." William N. Hagler, Imran Jattala and Randeep S. Grewal have been appointed by the Company to serve as members of the Management Committee, with Mr. Hagler further appointed as Chairman.

     Director Compensation

     The Company does not pay any additional remuneration to executive officers for serving as directors. As of May 1997 and for each term thereafter, non-employee directors will receive a retainer of $12,000 for the first four Board meetings and $1,000 per meeting for the fifth and any additional meetings, including committee meetings attended. Directors of the Company are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings, including reasonable travel and lodging expenses. The Board of Directors received a total of $47,900 in cash compensation in 1996 and $39,700 in 1997. Pursuant to the 1997 Stock Option Plan for Non-Employee Directors, each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the plan to provide for a one-time grant of 15,000 shares of Common Stock, vesting 20% per year, which amendment was approved by the shareholders on August 28, 1998. At December 31, 1997, each qualified non-employee director had been granted options to acquire 15,000 shares at an exercise price of $15.50 per share. See "Benefit Plans and
Employment Agreements   Stock Option Plans."



     No family relationships exist between or among any of the directors or executive officers.

     Executive Compensation

     The following table sets forth certain information as to compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company who received salary and bonuses of over $100,000 in any of the years 1995, 1996 or 1997.


                                                     Long Term
                                                    Compensation
                        Annual             Other      Securities
Name and              Compensation         Annual     Underlying    All Other
Principal          Salary   Bonus     Compensation   Options   Compensation(3)
Position      Year
Ilyas
Chaudhary    1997  $183,500    $2,885       (3)       500,000(5)     $4,420
Chairman     1996   153,000    20,000       (3)                       4,750
of the       1995   150,000(2)  1,731       (3)       200,000          _
Board, Chief
Executive
Officer (1)

Walton C.
Vance       1997  $120,700     $2,254       (3)         _           $4,009
Vice        1996   101,633     20,000       (3)         _            2,259
President,  1995      _          _           _          _              _
Chief
Financial Officer,
and Secretary (6)

Burt
Cormany     1997  $110,040     $9,170       (3)        20,000      $1,351
President   1996   113,386      8,330       (3)         _           5,549
and Chief   1995      _          _           _          _              _
Operating
Officer of
Santa Maria
Refining Company

Bradley T.
Katzung     1997   $77,655    $70,200       (3)         _         $1,097
Executive   1996      _          _           _          _             _
Vice        1995      _          _           _          _             _
President
& General
Manager - USA (7)

Rodney C.
Hill       1997   $121,636       _           _       125,000          _
Vice       1996      _           _           _          _             _
President- 1995      _           _           _          _             _
Legal Affairs (8)

__________________

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.
(2) Includes amounts reimbursed by the Company in 1995 to SEDCO, a corporation wholly owned by Ilyas Chaudhary, of $75,000 for management services performed by Mr. Chaudhary.
(3) "Other Annual Compensation" was less than the lesser of $50,000 or 10% of such officer's annual salary and bonus for such year.
(4) Represents the contributions made by the Company on behalf of these individuals to the Company's 401(k) Plan.
(5) Consists of options covering 200,000 shares granted pursuant to the Company's 1996 Incentive Equity Plan; 200,000 shares of deferred Common Stock; and 100,000 performance shares issuable if the Company meets 1998 earnings test.
(6) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.
(7)   Employment Agreement expired November 8, 1998.
(8) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.

Option/SAR Grants In Last Fiscal Year

     The following stock options were granted during 1997 by the Company to the named executives.

                                           Potential Realized
                                             Value At
                                           Assumed Annual
                                           Rates of Stock       Alternative
                                           Price Appreciation   to (f) and
                                           For Option           (g); Grant
          Individual Grants                Term                 Date Value

 (a)        (b)        (c)       (d)     (e)    (f)      (g)          (h)
         Number of

         Securities  % of Total
         Underlying   Options/
         Options/      SARs
         SARs         Granted To Exer-
         Granted (f)  Employees  cise     Expi-                    Grant Date
         (In          In Fiscal  Base     ration                    Present
Name      thousands)     Year  Price($/Sh.) Date   5%($)   10%($)   Value $
Ilyas
Chaudhary(1)200         33.6     15.50    5-30-07                  1,454,500
Herb Miller  15          2.5     15.50    5-30-07                    109,100
Alex
Cathcart     75         12.6     15.50    5-30-07                    421,600
Imran
Jattala      25          4.2     15.50    5-30-07                    181,800
Rod Hill(2) 125         21.0     15.50    5-30-07                    909,000
Burt
Cormany      20          3.4     15.50    5-30-07                     89,800
Total in
1997        595

Valuation Method used: Black-Scholes option pricing model:
      Expected volatility   43.16%
      Risk-free rate of return   ranging from 6.18%-6.49%
      Dividend yield   0%
      Time of Exercise   full vesting period of each option, ranging from 2-
      5 years

(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.
(2) Resigned as Vice President - Legal Affairs on December 31, 1997 and as a director on June 6, 1998.

Option Exercises and Fiscal Year-End Values

     The following table provides certain information with respect to options exercised in 1997 and unexercised options to purchase Common Stock of the Company at December 31, 1997:


                                         Securities                Value
                                         Underlying Number     of Unexercised,
                                         Unexercised Options    In-The Money
           Shares                         SARs at Fiscal      Fiscal Year End
          Acquired On     Value            Year-End (#)         Exercisable/
Name       Exercise(#)   Realized($)       Exercisable/         Unexercisable
                                          Unexercisable
Ilyas
Chaudhary(1)20,000        $50,000         60,000/120,000    $420,000/$840,000
Walton C.
Vance(2)      -              -            150,000/40,000  $1,087,500/$290,000
Bradley T.
Katzung(3)    -              -             80,000/20,000    $570,000/$142,500


(1) Resigned from all offices including Chief Executive Officer and President and as a director and Chairman of the Board on November 12, 1998.
(2) Resigned from all offices including Chief Financial Officer and Secretary on July 21, 1998 and as a director on August 28, 1998.
(3)   Employment Agreement expired November 8, 1998.



Compensation and Options Committee Interlocks and Insider Participation

     For the year ended December 31, 1997, the following non-executive directors of the Company served as members of the Compensation and Options Committee of the Board of Directors: Messrs. Sohail, Ronald Ormand and Hagler. Neither Mr. Sohail nor Mr. Ormand were formerly, nor are they currently, officers or employees of the Company or any of its subsidiaries. Mr. Hagler, although currently not an officer or employee of the Company or any of its subsidiaries, was President from July 1997 through September, 1997 of Capco, an affiliate of the Company.

Benefit Plans and Employment Agreements

     Employment Agreements



     Alex S. Cathcart Employment Agreement. The Company has entered into an employment agreement with Alex S. Cathcart, dated March 1, 1997, for a two-year term expiring on February 28, 1999, which can be extended for an additional two years at the sole discretion of the Company. The employment agreement provides for a base salary of $115,000, increasing to $123,000 in the following years. Mr. Cathcart is granted options to purchase 50,000 shares at fair market value as of May 31, 1997, which vest pro rata at the completion of the year of service under the agreement to which they relate (with the first 25,000 options vesting on March 1, 1998). In May 1997, the Company granted to Mr. Cathcart options to purchase 25,000 shares at fair market value as of May 31, 1997, the grant of such options being contingent upon Mr. Cathcart remaining in the employ of the Company for an additional year succeeding the expiration of his existing employment contract and such options vesting at the completion of the additional year of service to which they relate. While the employment agreement has not been formally amended, in June 1998, Mr. Cathcart and the Company agreed to change his employment to a consulting arrangement on the same terms as those contained in the employment agreement. In addition, Mr. Cathcart's arrangement provides for his availability on a half-time basis to the Company at a compensation rate of 75% ($86,250) of that called for by the agreement.

     Burt Cormany Employment Agreement. Santa Maria Refining Company, a wholly owned subsidiary of the Company, and Burt Cormany have entered into an employment agreement for a two-year term expiring on December 31, 1998, pursuant to which Mr. Cormany will serve as President and Chief Operating Officer of that subsidiary. Under the agreement, Mr. Cormany is eligible to participate in the stock option plans of the Company and will receive a base salary of $110,000 in the first year of the agreement and $120,000 in the second year.

     Imran Jattala Employment Agreement. The Company has entered into an employment agreement with Imran Jattala for a three-year term expiring on July 23, 2001, pursuant to which Mr. Jattala will serve as an executive officer of the Company and its subsidiary, Saba Petroleum, Inc. The agreement provides for an annual salary of $72,000 subject to a 10% increase on January 1, 1999 and a 5% increase on January 1, 2000. Mr. Jattala is eligible to participate in the stock option plan of the Company and is provided a Company automobile under the agreement. Either party may terminate the employment with or without cause upon thirty days' written notice; upon termination by the Company, the agreement provides for a severance allowance in an amount equal to six months of salary plus one month of salary for each year of employment with the Company.



     Herb Miller Employment Agreement. Beaver Lake Resources Corporation, a 74%-owned subsidiary of the Company, and Herb Miller have entered into an employment agreement for a two-year term expiring on March 1, 2000, pursuant to which Mr. Miller will serve as President of that subsidiary. The employment provides for an annual salary of $85,000 (Cdn) and the grant of options to purchase 500,000 shares of Beaver Lake Resources Corporation's common stock at a strike price of $0.50 (Cdn) per share to be vested fifty percent a year for two years. During the first year of Mr. Miller's employment, the agreement provides that either party may terminate the agreement by providing three months' written notice thereof to the other party.

Benefit Plans

     Stock Option Plans. In June 1996, the Company's stockholders approved the Company's 1996 Incentive Equity Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to enable the Company to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of the Company's Common Stock that may be issued pursuant to the Incentive Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000 shares, respectively. Options granted under the Incentive Plan have an exercise price equal to the market value of the Common Stock on the date of grant, and become exercisable over periods ranging from two to five years from the date of grant. At December 31, 1997, options to purchase 580,000 shares of Common Stock had been awarded under the Incentive Plan.



     In May 1997, the Company's stockholders approved the Company's 1997 Stock Option Plan for Non-Employee Directors, which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. The Board of Directors amended the, plan with shareholder approval to provide for a one-time grant of 15,000 shares of Common Stock vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At December 31, 1997, a total of 45,000 options had been granted under the Directors Plan.



     In fiscal years 1993 through 1996, the Company issued options for 560,000 shares of Common Stock to certain employees of the Company, other than Mr. Chaudhary. These options, which are not covered by the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options is the fair market value of the shares at the date of grant and ranges from $1.25 to $4.38, with a weighted exercise price of $1.47. Options to acquire a total 284,000 shares were exercisable as of December 31, 1997.

     Retirement Plan. The Company sponsors a defined contribution retirement savings plan (the "401(k) Plan"). The Company currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. The Company's contributions to the 401(k) Plan were $25,745 in 1995, $44,014 in 1996, and $42,016 in 1997.

Certain Relationships and Related Transactions

     Certain officers, directors and key employees of the Company are engaged in the oil and gas business for their own account and have business relationships with other oil and gas exploration and development companies or individuals. As a result, potential conflicts of interests between such persons and the Company may arise.

     In 1997, the Company adopted a policy whereby all transactions by and between the Company and any affiliate of the Company shall be conducted on an arm's-length basis, and all substantial transactions shall be approved by a majority of the Company's directors without an interest in such transactions.

     In 1995, the Company borrowed $350,000 from Unico, Inc., a company controlled by William N. Hagler, a director. The loan bore interest at 10% per annum and was repaid in December 1995.

     The Company has, from time to time, outstanding balances due to, or receivables due from, Capco and SEDCO (or subsidiaries of such companies). Except as indicated to the contrary, balances from and to the Company are open accounts and are unsecured. The transactions giving rise to such matters are as follows:

     In 1995, Capco loaned $2,221,900 to the Company at 9% per annum; the proceeds were used to acquire certain of the Company's Colombian properties. The loans were evidenced by unsecured promissory notes. $600,000 of the initial loan proceeds was exchanged for 150,000 shares of Common Stock at a price of $4 per share (which exceeded market price at the time). The notes were paid in full in 1997.

     In 1995, the Company borrowed $10,500 from SEDCO on a short-term basis and repaid such amount during 1996.

     In 1995, the Company paid SEDCO $10,700 for reimbursement of prior year charges to the Company.

     In 1995, the Company received $210,100 from Capco for reimbursement of prior year charges and advances and was charged $22,700 for interest on advances.

     In 1995, the Company remitted $92,100 to Capco and affiliates in settlement of prior year charges.



     During 1995, the Company loaned $101,700 to SEDCO, evidenced by a secured promissory note bearing interest at 9% per annum, collateralized by Mr. Chaudhary's vested, but unexercised, options to purchase the Common Stock of the Company. The note's principal and accrued, but unpaid, interest is due December 31, 1998.



     In 1996, the Company received $29,300 from Capco and certain affiliates of Mr. Chaudhary for reimbursement of prior year advances and charged Capco $9,600 for interest on such advances.

     In 1996, the Company charged SEDCO $9,800 for interest on the outstanding note receivable and was charged $5,100 by Saba Energy, Ltd. for interest due to that company.

     The Company charged SEDCO, Capco and certain affiliates of Mr. Chaudhary $92,900 and $26,300 for administrative services provided to such companies during 1995 and 1996, respectively. Such administrative services consisted largely of Mr. Chaudhary's time. Of such amounts, $43,100 was unpaid at December 31, 1996.

     During 1996, a subsidiary of Capco participated in the drilling of one of the Company's exploratory wells on the same basis as did the Company. The Company has billed the subsidiary a total of $112,200, of which $64,700 was outstanding at December 31, 1996.



     During 1996, the Company provided a short-term advance to SEDCO amounting to $10,000. No interest was charged on the advance.

     During 1996, the Company loaned $300,000 to Mr. Chaudhary, evidenced by a promissory note bearing interest at the rate of prime plus 0.75%. Interest is due in quarterly installments and principal is due October 31, 1998. The note is secured by Mr. Chaudhary's vested, but unexercised, options to acquire Common Stock of the Company. In September 1997, the Company commenced amortization of the note by applying twenty percent of Mr. Chaudhary's salary thereto.

     During 1996, the Company loaned $30,000 to William J. Hickey, a director at the time. Such loan is evidenced by an unsecured promissory note, with interest of 9.25% payable at maturity.

     The Company charged SEDCO and Capco $18,600 for administrative services provided to such companies during the year ended December 31, 1997. Such administrative services consisted largely of Mr. Chaudhary's time.

     The Company charged Capco $23,300 for charges incurred in connection with the Solv-Ex Corporation matter, and $93,600 for an advance and related expenses against an indemnification provided by Capco during the year ended December 31, 1997.

     In 1997, the Company received $10,000 in repayment of a short-term advance to SEDCO, and $61,200 from Mr. Chaudhary for accrued interest and principal on his loan from the Company.

     During the year ended December 31, 1997, the Company billed a subsidiary of Capco a total of $18,800 and received payments of $92,000 which included amounts billed in the prior year, in connection with the subsidiary's participation in drilling and production activities in one of the Company's oil properties.

     During the year ended December 31, 1997, the Company charged interest to SEDCO, Ilyas Chaudhary and William Hickey (a former director of the Company) in the amounts of $8,800, $27,500, and $2,700, respectively, on outstanding, interest-bearing indebtedness to the Company.

     During the year ended December 31, 1997, the Company incurred interest charges in the total amount of $60,200 on the notes payable to Capco. The Company paid Capco a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     From time to time the Company chartered from a non-affiliated airplane leasing service, a jet airplane acquired by Mr. Chaudhary in 1997. When chartering the airplane, the Company paid the rate charged others by the leasing service, less a discount, so that the rate paid by the Company was less than that paid by others. Use of the airplane indirectly benefited Mr. Chaudhary since it reduced the amount of time he was required to engage the airplane. During 1997, the Company incurred usage charges of $72,800. Mr. Chaudhary disposed of his ownership of the airplane in March 1998.

     During the nine months ended September 30, 1998, the Company advanced $36,000 to Capco, evidenced by an unsecured promissory note.

     During the nine months ended September 30, 1998, the Company charged interest to SEDCO, Ilyas Chaudhary, and William Hickey in the amounts of $7,300, $22,100, and $2,200, respectively, on outstanding, interest-bearing, indebtedness to the Company. The Company received $13,400 from Mr. Chaudhary for accrued interest on his loan from the Company, and $29,500 from SEDCO for accrued interest and principal on the loan to that Company.

     During the nine months ended September 30, 1998, the Company charged Capco $1,500 for interest on outstanding advances to that company.



     In July 1997, the Company and Solv-Ex Corporation, which owned interests in two tar sands licenses in the Athabasca region of Alberta, Canada, informally agreed to terms upon which the Company would acquire a 55% interest in the licenses, related improvements and certain related technology, subject to various conditions, including satisfactory results of a due diligence investigation by the Company. Solv-Ex and its principal subsidiary have filed for reorganization pursuant to the United States Bankruptcy Code and for protection under analogous Canadian legislation. To conclude the transaction, the Company would be required to invest approximately $15 million, largely to pay creditors in Canada and would then undertake project development, which could cost as much as $1 billion. In lieu of committing to the purchase, the Company entered into an agreement with Capco by which the Company transferred to Capco its rights under such agreements in exchange for Capco's agreement to convey to the Company a 2% overriding royalty on the project (commencing after the project generated $10 million in gross revenues) and granted to the Company the right to acquire up to 25% of the interests in the project that are acquired by Capco for the same proportion of Capco's cost of acquisition and maintenance of the project. The option runs for two years from the date of Capco's acquisition of the properties or the company. Neither of these events has occurred. In the investigation and negotiations of the acquisition of the tar sands project, the Company and Capco had agreed that the Company would bear all costs, internal and third party, incurred by the Company prior to August 13, 1997, and that Capco would bear the expenses incurred subsequent to said date. Such costs include $100,000 lent to Solv-Ex as an inducement to negotiate and execute a purchase agreement the amount of which was repaid to the Company in August 1998. The Company's total costs in respect of the acquisition (excluding the loans) are approximately $60,000.

     In November 1997, the Company and a large independent oil company each entered into an agreement with Hamar II Associates, LLC, an entity in which Rodney C. Hill, a director of the Company is a member, providing for the Company and the large independent to acquire oil and gas leases and to participate in the drilling of a test well in northern California, to bear a proportionate part of the lease acquisition and maintenance payments and to pay a proportionate share (30% in the case of the Company and 60% in the case of the large independent) of a consideration of $100,000 to members of Hamar, including Rodney C. Hill. The Company had orally agreed to issue 20,000 shares of its Common Stock for no additional consideration should the test well drilled on the Behemoth Prospect be productive in quantities deemed commercial by the Company. Save for the issuance of the Common Stock, the terms of participation are the same for the Company and the large independent, which would be the operator of the project if it were successful. The exploratory well was drilled on this prospect during March and April 1998 and has been abandoned. A technical review of the land block is being performed.



     Rodney C. Hill, a former director of the Company, is the sole stockholder of Rodney C. Hill, a Professional Corporation, which acts as general counsel to the Company. In 1997, such corporation was engaged to provide legal services to the Company pursuant to a retainer agreement, which may be cancelled by the Company at any time, and pursuant to which such corporation receives an annual retainer of $150,000 and reimbursement of certain expenses. During 1997, Mr. Hill was granted options to acquire 125,000 shares of the Common Stock of the Company at a price equal to the current fair market value of the Common Stock at the time of grant that vest over a period of five years. In March, 1998, the legal services agreement was amended to terminate the existing fee arrangement and limit the scope of representation of the Company to matters pertaining to the proposed business combination with Omimex Resources Inc. with compensation set at $100,000 upon completion of the business combination or $50,000 if such transaction is not consummated. The agreement was further amended to provide for the cancellation of the grant of options to acquire 125,000 shares of Common Stock and, among other consideration, the issuance of 20,000 shares of Common Stock, fully paid, and the grant of options to acquire 30,000 shares of Common Stock at fair market value at the time of grant that vested immediately. In June 1998, the agreement was further amended to expand the scope of representation for a period ending September 30, 1998, for an additional fixed fee of $50,000 plus expense to be paid at the minimum rate of $6,000 per month with the unpaid balance due by October 31, 1998. The agreement was further updated by the Company for month to month consulting services commencing October 1, 1998, for $6,000 per month plus expenses and to extend the exercisable term of options granted to acquire 30,000 shares of Common Stock and at the exercise price of $1.50 per share. At September 30, 1998, the Company was indebted to the corporation controlled by Mr. Hill in an aggregate amount of $123,400, representing accrued fees and reimbursements.

     Ronald D. Ormand, who served as a director of the Company from May 1997 to July 1998, is a Managing Director of CIBC-Oppenheimer & Co., Inc., which has rendered investment banking services to the Company. During January, 1998, the Company engaged CIBC-Oppenheimer to advise the Company with respect to strategies and procedures to adopt in an effort to maximize shareholder values. This engagement was terminated effectively in August 1998, and through August 1999, CIBC shall be entitled to a fee if a sale of the Company, or any part, is consummated with any of thirty-four parties identified by CIBC and the Company as having been contacted during the engagement by CIBC on behalf of the Company.

     William N. Hagler, a director of the Company, was formerly the President of Unico, Inc. and was the President of Capco from July 1997 to September 1997.

     In January 1998, the Company engaged Faysal Sohail, a former director of the Company, to render investor relations services to the Company for which Mr. Sohail had been granted 20,000 shares of fully paid Common Stock.

     Meteor Industries, Inc., of which Capco owns a majority of the stock, has an interest in Saba Power Company Ltd. ("Saba Power"), a limited liability corporation in Pakistan which was established in early 1995 to pursue development of a power plant project in Pakistan (the "Power Project"). On December 27, 1996, Meteor Industries, Inc. entered into an agreement with the Company whereby the Company participated and owns a 0.5% interest in the Power Project. This percentage, however, could be reduced in the event that other shareholders of Saba Power are required to make additional contributions to equity. No such additional equity contributions have been requested.

     In January 1998, the Company entered into an agreement and made a deposit of $36,000 to purchase real property located in Santa Maria, California for $300,000. The purchasing interest of the Company was thereafter assigned to Capco in April 1998, and the sale closed in May 1998. Capco had agreed to reimburse to the Company the $36,000 deposit, with interest at the rate of 12% per annum, within 90 days of closing.

     In July 1998, Bradley Katzung, an officer of the Company, earned a bonus of one percent of the net proceeds of the sale of the Company's interest in oil and gas properties in Michigan for approximately $3.7 million.

     In connection with an Exchange Agreement entered into on March 6, 1998, effective January 1, 1998, and closing on April 6, 1998, by a subsidiary of the Company for its acquisition of the remaining 20% working interest in the Potash Field located in Louisiana and an additional 10.2% working interest in the Manila Village Field in Louisiana, the Company was obligated to tender 200,000 shares of Company Common Stock, free of all restrictions, to the Seller, while the Company was to reserve and withhold 10,000 shares thereof until such time as certain litigation affecting the subject matter of the Exchange Agreement was dismissed or upon written agreement by the parties. In July 1998, the Seller assigned its entire receivable from this transaction, recorded by the Company at a cost of $750,000 based upon the closing price of the Company's Common Stock on the closing date, to Capco and affiliates of Capco in exchange for its receipt of 200,000 unrestricted shares of Company Common Stock.

     In August 1998, and for $525,000, an affiliate of the Company purchased property adjoining the Company's refinery, said land that had been claimed by the predecessor as being contaminated by underground emissions from the refinery. The affiliate offered an option to the Company to assume the payments of the financed balance of $450,000 plus 8.5% interest in exchange for acquiring an interest in the property.

     In August 1998, the Company sold its interest to Capco Development, Inc. in two producing wells in Alabama for $800,000, an approximate 20% portion of which was paid and acquired by Mr. Chaudhary.

     On October 8, 1998, Randeep S. Grewal became a director of the Company and a member of the Company's Management Committee on November 12, 1998. Mr. Grewal is the Chairman and Chief Executive Officer of HVI. HVI has entered into several transactions with respect to the Company's securities and the designation of directors on the Company's Board of Directors as described in
"THE COMPANY   Recent Developments   Transactions Involving Horizontal
Ventures, Inc."

     The Company entered into a letter of understanding that may be deemed an employment agreement in August 1998 with Charles A. Kohlhaas, a director, and while Dr. Kohlhaas was employed by the Company as its Chief Executive Officer and President on an interim basis. The Company is unsure as to what rights, if any, may be continuing under the August letter of understanding.

     In May 1997, Capco and certain of its designees acquired a working interest in the properties of the Company in New Mexico.

     In December, 1998, the Company entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.

     The Company had entered into an employment agreement with Ilyas Chaudhary for a term expiring in the year 2000, pursuant to which Mr. Chaudhary was to serve as Chief Executive Officer of the Company. The employment agreement provided for a base salary of $150,000 in 1995, increasing 10% annually to $219,615 in 1999. The employment agreement also provided Mr. Chaudhary with options to purchase 200,000 shares of the Company's Common Stock, for $1.50 per share, 40,000 of which vest each year of the agreement beginning in 1996. Of the total shares vested at December 31, 1997, 60,000 were unexercised and 20,000 have been exercised. In May 1997, the Company authorized the issuance to Mr. Chaudhary of 200,000 shares of Deferred Common Stock, the issuance of such deferred shares being contingent upon Mr. Chaudhary remaining in the employ of the Company for a period of two years succeeding the expiration of his employment contract and such shares being issuable 100,000 shares at the end of each such succeeding year. In addition, at that time the Company authorized the issuance to Mr. Chaudhary of 100,000 shares of the Common Stock should the Company meet certain earnings benchmarks during 1997.

     On November 12, 1998, Mr. Chaudhary stepped down as Chief Executive Officer and President of the Company in order to facilitate the closing of the
transactions pending with Horizontal Ventures, Inc. (see "The Company   Recent
Developments   Horizontal Ventures, Inc.")  The Company had agreed at that time to negotiate a severance package with Mr. Chaudhary with respect to the termination of his employment agreement. Such negotiations are pending.

     The Company is in discussions with Mr. Chaudhary, Capco, and their affiliates for a global settlement of all related party transactions.

                 PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Common Stock by (i) each person who is either the record owner or known to the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and officers of the Company as a group.
Shares Beneficially Owned and Ownership as a Percent of Common Stock is given as of December 17, 1998, when there were 11,385,726 shares outstanding. Ownership as a Percent of Common Stock Assuming Full Conversion and Exercise assumes that the 8,000 shares of Series A Preferred Stock including a $360,000 dividend through September 30, 1998, are converted in accordance with the agreements between and among the Company, HVI and RGC, that all 269,663 Warrants issued in connection with the Series A Preferred Stock are exercised, and that the Company obtains all requisite approval to comply with the terms of the Series A Preferred Stock with respect to conversion. See "Risk Factors-Potential Dilution Series A Preferred Stock". Such conversion and exercise would increase the outstanding shares by approximately 9,789,851 shares to 21,175,577. Because the Series A Preferred Stock is not required to be converted and the conversion rate varies with the current price of the stock these numbers could vary materially.

                                                       Ownership as a Percent
                           Shares        Ownership    Of Common Stock Assuming
                        Beneficially   as a Percent    Full Conversion and
                          Owned (1)   Of Common Stock        Exercise
Principal Stockholders:
 Saba Acquisub, Inc.(2)
 3201 Airpark Dr.,
 Suite 201
 Santa Maria, CA 93456     2,971,766         26.1%              14.0%
 Horizontal Ventures, Inc.
 (2)(3)
 630 Fifth Avenue,
 Suite 1501
 New York, New York        6,351,778         46.9%              30.0%
Other Directors and
Named Executive Officers:
 Dr. Charles Kohlhaas              0           *                 *
 William N. Hagler            14,000           *                 *
 Randeep Grewal (4)                0           *                 *
 Alex S. Cathcart                  0           *                 *
 Herb Miller                       0           *                 *
 Burt Cormany                      0           *                 *
 Imran Jattala                11,500           *                 *
 Susan M. Whalen                   0           *                 *
 All Directors and
 Officers as a Group          25,500           *                 *


                          SELLING STOCKHOLDERS (5)
                                                                  Percentage
                      Shares                       Amount To Be   to be owned
                     Beneficially     Amount       Owned After    After Com-
                    Owned Prior to  Of Shares to    Completion    pletion of
                     Offering       Be Offered    Of the Offering the offering
RGC International
  Investors(6)(7)        7,863,669       2,078,051      5,785,618     27.3%
Aberfoyle Capital
  Limited (7)(8)            44,944          44,944              0       0
Horizontal Ventures,
  Inc. (7)(9)            6,351,778         633,345      5,718,433     27.0%

__________________________
Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant or conversion of a security. In making this calculation, options and warrants which are significantly "out-of-the-money" and therefore unlikely to be exercised within sixty days are not included in the calculation of beneficial ownership. For this purpose, the Company deems options and warrants with an exercise price above $2.50 as unlikely to be exercised within the next sixty days. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

*    Less than one percent.

(1) Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above have sole investment and voting power with respect to such shares subject to community property laws where applicable.
(2) HVI currently holds all of the outstanding shares of Saba Acquisub, Inc., ("SAI"). HVI acquired all of the outstanding shares of SAI pursuant to a Stock Exchange Agreement with the sole former shareholder of SAI, Capco Resources Ltd. the former shareholder of SAI has the right until December 31, 1998 to terminate the agreement and reacquire its shares of SAI. Ilyas Chaudhary owns 50% of a privately held Canadian company, which through a subsidiary, owned 90% by it and 10% by Mr. Chaudhary, owns 1,582,126 shares of the common stock of Capco Resources Ltd. Mrs. Bushra Chaudhary, the wife of Mr. Chaudhary, owns the remaining 50% of the privately held Canadian company. Faisal Chaudhary, the adult son of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. and Aamna Chaudhary, the daughter of Mr. and Mrs. Chaudhary, owns 905,961 shares of the common stock of Capco Resources Ltd. Mr. and Mrs. Chaudhary each disclaim beneficial interest in the shares of Capco owned by each other and in the shares held by Faisal Chaudhary. SEDCO, a corporation wholly owned by Mr. Chaudhary, owns 4,227,821 shares of the Common Stock of Capco Resources Ltd. As of November 30, 1998 there were 9,148,311 outstanding shares of the common stock of Capco Resources Ltd. Shares in Capco Resources Ltd. owned by members of Mr. Chaudhary's family may be deemed to be owned by Mr. Chaudhary by reason of the attribution rules of the Securities and Exchange Commission. The remaining 1,526,442 shares of Capco Resources Ltd. common stock are held by the public.
(3) Consists of (i) An aggregate of 300,012 shares of Common Stock of the Company into which the 690 shares of the Company's Series A Preferred Stock acquired by HVI from RGC under the Preferred Stock Transfer Agreement, along with the accrued but unpaid dividends on such shares of Series A Preferred Stock, are convertible, (ii) 2,500,000 shares of Common Stock which are to be issued to HVI under the Common Stock Purchase Agreement (of which 333,333 shares have been issued to HVI as part of an interim closing), (iii) 500,000 shares of Common Stock held by International Publishing Holding s.a. ("IPH") and subject to a presently exercisable call option by HVI under the option agreement between HVI and IPH, with the dispositive and voting power for such 500,000 shares being effectively shared between HVI and IPH, (iv) 80,000 shares of Common Stock held directly by HVI and (v) 3,000,000 shares of Common Stock held by SAI, a wholly owned subsidiary of HVI.
(4) Mr. Grewal is an affiliate of, but does not control the Board of Directors for, HVI.
(5) The Selling Stockholders, except HVI, do not and have not had any material relationships with the registrant or any of its affiliates.
(6) RGC currently holds shares of Series A Preferred Stock with an aggregate stated value of $7,310,000 and the accrued dividends for those shares through September 30, 1998 was $328,950. The number of shares shown as being beneficially by owned RGC includes (i) 7,638,950 shares issuable upon conversion of the balance of the Series A Preferred Stock that are held by (based on the average of the closing bid prices for the three days ended December 16, 1998 of $1.083), and (ii) 224,719 shares into which the warrants held by RGC may be converted. The number of shares as being offered for sale by RGC includes 1,853,332 shares which may be issued upon conversion of shares of the Series A Preferred Stock and 224,719 shares that may be issued upon conversion warrants held by RGC. RGC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp. and are parties to a shareholders agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of the Company's Common Stock owned by the Selling Stockholder.
(7) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholders. The actual number of shares of Common Stock issuable upon conversion of Series A Preferred Stock and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Redemption Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. The Certificate of Designation governing the Series A Preferred Stock and the Warrants each contain provisions which limit the number of shares of Common Stock into which the shares of Series A Preferred Stock and the Warrants are convertible. Under these provisions, the number of shares of Common
     Stock into which the Series A Preferred Stock and the Warrants are convertible on any given date (together with any additional shares of Common Stock held by this Selling Stockholder) will not exceed 4.9% of the Company's then outstanding Common Stock unless such provision is waived by the holder of the Series A Preferred Stock being converted. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Stockholder exceeds the number of shares of Common Stock that this Selling Stockholder could own beneficially at any given time through their ownership of the Series A Preferred Stock and the Warrants.
(8) This number is the number of shares issuable upon exercise of the Warrants issued to Aberfoyle as a fee in connection with the placement of the Series A Preferred Stock.
(9) The number shares shown as being offered by HVI includes (i) an estimated 300,012 shares issuable upon the conversion of 690 shares of Series A Preferred Stock currently held by HVI and (ii) 333,333 shares issued to HVI pursuant to its payment of $1,000,000 on November 6, 1998 as part of an interim closing of the Common Stock Purchase Agreement between the Company and HVI. HVI presently does not have any intention of selling the 633,345 shares disclosed herein in the event that all of transactions described under "Recent Developments - Transactions Involving Horizontal Ventures, Inc." are consummated.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.001 per share, and 50,000,000 shares of Preferred Stock, par value $.001 per share.

Common Stock

     As of December 17, 1998, the Company had 11,385,726 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any preferred stock that from time to time may be outstanding. See "Price Range of Common Stock and Dividend Policy." In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     On December 31, 1997, the Company issued 10,000 shares of Series A Convertible Preferred Stock in exchange for $10 million. In June 1998, in connection with the execution of the Merger Agreement, the holders of the Series A Preferred Stock and the Company modified the terms of the Series A Preferred Stock and redeemed $2 million Stated Value of the Series A Preferred Stock for a consideration of 105% of Stated Value plus accrued dividends. The Series A Preferred Stock bears a cumulative dividend of 6% per annum payable quarterly in cash or, at the Company's option, the dividend amount may be added to the "Conversion Amount" as defined in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock. The Company has declared that the cumulative dividends accrued through and payable on June 30 and September 30, 1998 shall be added to the conversion amount and not paid in cash. All of the outstanding shares of Series A Preferred Stock currently are convertible into Common Stock at a price equal to the lower of $9.345 or the average closing bid price for any three consecutive trading days during the 30 trading day period ending one trading day prior to the date the conversion notice is sent to the Company. However, the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock provides that without waiver by the American Stock Exchange of its rules, the Company would be permitted to issue only 2,153,344 shares of Common Stock without a shareholders' vote approving the issuance of additional shares. The Company is required to seek such shareholder approval. Mr. Chaudhary has agreed to vote in favor of the proposal to be submitted to shareholders. The issuance of the Series A Preferred Stock was exempt from registration under Rule 506 of Regulation D of the Securities Act.

     The Series A Preferred Stock is redeemable by the Company at any time and must be redeemed upon the occurrence of certain events. The Company may redeem the Series A Preferred Stock at 115% of its stated value plus accrued dividends and the issuance of a five year warrant to purchase 200,000 shares of the Common Stock at 105% of the average closing bid price for the five consecutive trading days ending one day prior to the date fixed for redemption. However, the holder has the ability to convert all or any shares of the Series A Preferred Stock into Common Stock. The circumstances under which the Series A Preferred Stock must be redeemed at the option of the holders of at least 50% of the then outstanding Series A Preferred Stock include the failure of the Company to obtain an effective registration statement for the Common Stock underlying the Series A Preferred Stock prior to June 28, 1998, failure to maintain American Stock Exchange listing or should the Series A Preferred Stock cease to become fully convertible as a result of such conversion resulting in the issuance of more than 19.9% of the then outstanding shares of Common Stock and the Company has not, within certain time limitations, secured shareholder approval to allow for full conversion. The Company has not received a notice from the holders of the Series A Preferred Stock requiring the Company to redeem that stock.

     RGC had agreed to waive any default by the Company occurring prior to the closing of the sale of 7,000 shares of Series A Preferred Stock in the aggregate to HVI under the terms of the Preferred Stock Transfer Agreement. The sale of 7,000 shares of Series A Preferred Stock has not closed under the terms of the Preferred Stock Transfer Agreement, and RGC and HVI are in negotiations to extend the closing. HVI had agreed with the Company that after acquiring 7,000 shares of the Series A Preferred and upon HVI's conversion of any such shares, HVI would waive any of the defaults in existence with respect to the Series A Preferred Stock. HVI also has agreed with the Company that upon HVI's acquisition of 7,000, or greater, shares of Series A Preferred Stock, HVI would convert shares of Series A Preferred Stock into shares of the Company's Common Stock at a price of $2.50 per share upon any such conversion.



     The Series A Preferred Stock is senior to all other classes of the Company's equity securities and is accorded preferential status with regard to dividend and liquidation rights. The conversion of the Series A Preferred Stock could have a dilutive effect on the Company's Common Stock. The Series A Preferred Stock generally carries no voting rights other than with respect to the future issuance of preferred stock.



     The Board has the authority to issue an additional 49,990,000 shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, preemptive rights, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series. However, approval by the holders of a majority of the Company's Series A Preferred Stock is required to create any new class or series of capital stock having a preference over or on par with the Series A Preferred Stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders in the event the Company no longer remained in the control of the present controlling stockholders.



9% Convertible Senior Subordinated Debentures

     On December 26, 1995, the Company issued $11,000,000 of 9% Convertible Senior Subordinated Debentures ("Debentures") due December 15, 2005. On February 7, 1996, the underwriter exercised its right to overallotment and $1,650,000 of additional Debentures were issued. The Debentures are convertible into Common Stock, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. The Company reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversions prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of the Company and are effectively subordinated to all liabilities of subsidiaries of the Company.



     Debentures in the amount of $6,212,000 and $2,839,000 were converted into 1,419,846 and 648,882 shares of Common Stock during the years ended
December 31, 1996 and 1997, respectively. An additional $24,000 of Debentures were converted into 5,485 shares of Common Stock during the nine months ended September 30, 1998.

     The Company has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The Company intends to make the interest payment within the next thirty days prior to the event of default. The Company may not be in compliance with certain terms of the Amended and Restated Indenture dated as of February 7, 1996 for the Debentures. (Note 8 to Consolidated Financial Statements)

Warrants

     The purchaser of the Series A Preferred Stock received warrants to purchase 224,719 shares of Common Stock for a period of three years from December 31, 1997. In addition, Aberfoyle Capital, Ltd., was issued warrants to acquire 44,944 shares of Common Stock at an exercise price of $10.68 per share for a three year period from December 31, 1997, as a fee in connection with the placement of the Series A Preferred Stock. The warrants issued to the purchaser of the Series A Preferred Stock and to Aberfoyle Capital, LTD., may be adjusted from time to time under certain anti-dilution provisions. In June 1998, in connection with securing the consent of the holder of the Series A Preferred Stock to the business combination with Omimex the terms of the warrants held by the holder of the Series A Preferred Stock were modified to reduce the exercise price to $2.5875 (115% of the closing price on the American Stock Exchange of the Company's Common Stock on June 1, 1998).

Redemption Warrants

     In connection with the issuance of the Series A Preferred Stock, the purchaser received the right to be issued warrants to acquire 200,000 shares of Common Stock should the Company exercise its right to redeem the Series A Preferred Stock. The warrants are exercisable over five years commencing five days after redemption of the Series A Preferred Stock at an exercise price of 105% times the average closing bid price of the Company's Common Stock for the five consecutive trading days ending one trading day prior to the date of redemption. The warrants may be adjusted from time to time under certain anti-dilution provisions.



Certain Corporate Governance Provisions

     Certain Anti-Takeover Effects of Certain Provisions of the Delaware
                       General Corporation Law

     The Delaware General Corporation Law provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder. Except as specified in the Delaware GCL, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (y) the affiliates and associates of any such person.

     Under certain circumstances, the foregoing provisions make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereby. The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company does not exclude it from the restrictions imposed by the foregoing provisions of Delaware law. Those provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors of the Company, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     Limitations on Directors' Liabilities and Indemnification of Officers and Directors The Certificate of Incorporation and the Bylaws of the Company each contain provisions that eliminate, to the extent permitted under the Delaware GCL, the personal monetary liability of a director to the Company and its stockholders for breach of a director's fiduciary duty of care as a director. If a director were to breach the duty of care, neither the Company nor its stockholders could recover monetary damages from the director and the only course of action available to the stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving the breach. To the extent certain claims against directors are limited to equitable remedies, these provisions may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their duty of care. Additionally, equitable remedies may not be effective in many instances. Were a stockholder's only remedy to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, the stockholder would have no effective remedy against the directors. Liability for monetary damages remains for (1) any breach of the duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payment of an improper dividend or improper repurchase or redemption of the Company's stock, or (4) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation also provides that the Delaware GCL is amended to allow the further elimination or limitation of the liability of directors, the liability of the Company's directors shall be limited to the fullest extent permitted by such amendment. The Delaware GCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions) by reason of their being officers or directors of the corporation. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified officer or director, provided that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The Bylaws provide indemnification to the fullest extent allowed pursuant to the foregoing provisions of the Delaware GCL.

     The Delaware GCL also permits a corporation to extend indemnification to various persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of their being officers or directors of the corporation. This indemnity may include the items specified in the preceding paragraph, subject to the proviso described in that paragraph. However, no such person will be indemnified as to matters for which he is found to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, indemnification is ordered by a court. The Certificate of Incorporation and Bylaws of the Company provide indemnification of the Company's directors and officers to the fullest extent allowed pursuant to the foregoing provisions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     As permitted by the Delaware GCL, the Company has obtained a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the director and officers of the Company against losses arising from any wrongful act (as defined by such policy) in his or her capacity as director or officer of the Company.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Common Stock is American Securities Transfer, Inc., Denver, Colorado.

                          PLAN OF DISTRIBUTION

     The shares of Common Stock (the "Shares") being offered by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the American Stock Exchange or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares whom such broker-dealers may act as agent or to whom they may as principal, or both (which compensation as to particular broker-dealer may be in excess of customary commissions). Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell Shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with a Selling Stockholder. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify RGC and Aberfoyle Capital Limited, Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments those Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                     SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of the Offering, the Company will have approximately outstanding 21,175,577 shares of Common Stock (including 269,663 shares issuable upon the exercise of the Warrants, an estimated 7,353,521 shares issuable upon conversion of the Series A Preferred Stock. An additional number of shares of Common Stock, currently undeterminable, may be issued and may be then registered in the future to satisfy full conversion of the Series A Preferred Stock. See "Risk Factors-Potential Dilution-Outstanding Preferred Stock". Of these shares, 10,770,807 shares will be freely tradeable without restriction or further registration under the Securities Act. Of the remaining shares, 10,404,770 will be "restricted securities" ("Restricted Shares") within the meaning of Rule 144 under the Securities Act. In addition, approximately 817,143 shares of Common Stock may be issued upon the conversion of the outstanding Debentures, the conversion price for which is $4.38 per share. See "Notes to Consolidated Financial Statements - Note 8 Long Term Debt." Sales of any of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common
Stock. See "Risk Factors   Factors Relating to the Company   Shares Eligible
for Future Sale; Control by Significant Stockholder."




     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the making of a filing with the Commission with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 calendar days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) as currently in effect without regard to the requirements as stated above. The Company is unable to estimate accurately the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors.

                         CERTAIN LEGAL MATTERS



     The validity of the Common Stock will be passed upon for the Company by Cohen Brame & Smith Professional Corporation.

                                 EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1996 and 1997, and for the three years in the period ended December 31, 1997 included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph concerning substantial doubt regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP (Los Angeles, California), independent accountants, given upon the authority of that firm as experts in accounting and auditing.



     The information appearing in this Prospectus with respect to the Company's proved reserves at December 31, 1995, 1996 and 1997, and to the extent stated herein, was estimated by Netherland, Sewell & Associates, Inc. and Sproule Associates Limited, independent petroleum engineers. Such information is included herein on the authority of such firms as experts in petroleum engineering.


                             APPENDIX A

                             GLOSSARY

     The following defined terms have the indicated meanings when used in this
Prospectus:

Bbl or barrel: 42 United States gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

Bcf: One billion cubic feet of gas.


BOE or Barrels of oil equivalent: a conversion of gas to oil at a ratio of 6,000 cubic feet of gas to one Bbl of oil, usually. Then oil and gas are added together for total BOE.

BOEPD: Barrels of oil equivalent  per day.

Bopd: Barrels of oil per day.

BTU: British Thermal Unit, which is a heating equivalent measure for natural gas and is an alternate measure of natural gas reserves, as opposed to Mcf, which is strictly a measure of natural gas volume. Typically prices quoted for natural gas are designated as price per MMBTU, the same basis on which natural gas is contracted for sale.

Completion: The installation of permanent equipment for the production of crude oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage: The number of acres of oil and gas leases held or owned, which are allocated or assignable to producing wells or wells capable of production.

Development well: A well which is drilled to and completed in a known-producing formation adjacent to a producing well in a previously discovered field and in a stratigraphic horizon known to be productive.

EBITDA: Earnings before interest expense, provision (benefit) for taxes on income, depletion, depreciation and amortization.



Ecopetrol: Empresa Colombiana de Perroles, the Colombian state-owned oil company.



Exploration: The search for economic deposits of minerals, petroleum and other natural earth resources by any geological, geophysical or geochemical technique.

Exploration well: A well drilled either in search of a new, as-yet-undiscovered oil or gas reservoir or to greatly extend the known limits of a previously discovered reservoir, as indicated by reasonable interpretation of available data, with the objective of completing that reservoir.

Field: A geographic area in which a number of oil or gas wells produce from a continuous reservoir.

Finding cost: a calculation, for a specified time, by dividing the sum of acquisition, exploration and development costs by the amount of proved reserves added as a result of acquisition, drilling and other activities during the same period (including the amount of any proved reserves added from properties previously acquired and including reserve revisions).

GAAP: Generally accepted accounting principles, consistently applied.

MBbl: One thousand barrels of oil.

MBOE: One thousand barrels of oil equivalent.

Mbopd: One thousand barrels of oil per day.

Mcf: One thousand cubic feet of natural gas.

Mcfd: One thousand cubic feet of natural gas per day.

Mineral interest: Possessing the right to explore, right of ingress and egress, right to lease and right to receive part or all of the income from mineral exploitation, i.e., bonus, delay rentals and royalties.

MMBbl:  One million barrels of oil.

MMBOE: One  million barrels of oil equivalent.

MMcf: One million cubic feet of natural gas.

MMcfd: One million cubic feet of natural gas per day.

Net acres or net wells: The sum of fractional ownership working interests in gross acres or gross wells.

Net revenue interest: A share of a Working Interest that does not bear any portion of the expense of drilling and completing a well that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

Oil wells or gas wells: Those wells which generate revenue from oil production or gas production, respectively.

Operator: The person or company actually operating an oil or gas well.

Proved developed reserves: Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.



Proved reserves: The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.
     (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.
    (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved undeveloped reserves: Proved Reserves which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.



PV-10 Value: The estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as general and administrative expense, debt service, future income tax expense or depreciation, depletion and amortization.

Recompletion: The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

Reserve replacement cost: With respect to proved reserves, a three-year average calculated by dividing total acquisition, exploration and development costs by net reserves added during the period.

Reservoir: A porous and permeable underground formation containing a natural accumulation of producible crude oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

SAGD wells: Oil wells drilled using technology known as "steam assisted gravity drainage," which involves drilling two horizontal wells in a parallel configuration, one above the other, and within a short distance of each other. Steam is injected into the upper wellbore which creates a steam chamber and heats the oil so that it may flow by gravity to the lower producing wellbore, where it is extracted.

Working interest: The operating interest that gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.


                 SABA PETROLEUM COMPANY AND SUBSIDIARIES
               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  AND FINANCIAL STATEMENT SCHEDULE



Report of Independent Accountants                                F-2

Consolidated Balance Sheets as of
December 31, 1996 and 1997 and September 30,
1998 (unaudited)                                                 F-3

Consolidated Statements of Operations for the three
years ended December 31, 1995, 1996 and 1997 and the
nine months ended September 30, 1997 and 1998 (unaudited)        F-4

Consolidated Statements of Stockholders'
Equity for the three years ended December 31, 1995, 1996
and 1997 and the nine months ended September 30, 1997 and
1998 (unaudited)                                                 F-5

Consolidated Statements of Cash Flows for the three
years ended December 31, 1995, 1996 and 1997 and the
nine months ended September 30, 1997 and 1998 (unaudited)        F-6

Notes to Consolidated Financial Statements                       F-7

Supplemental Information About Oil and
Gas Producing Activities (unaudited)                             F-31



Supporting Financial Statement Schedule:
     Report of Independent Accountants                           F-37

     Schedule II   Valuation and Qualifying Accounts,
     years ended December 31, 1995, 1996 and 1997                F-38

     Schedules other than that listed above have been omitted since they are either not required, are not applicable or the required information is included in the footnotes to the financial statements.


                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Saba Petroleum Company



     We have audited the accompanying consolidated balance sheets of Saba Petroleum Company and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saba Petroleum Company and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's near term liquidity may not be sufficient to satisfy their short term obligations, which raises substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/PricewaterhouseCoopers L.L.P.
PricewaterhouseCoopers L.L.P.
Los Angeles, California
April 15, 1998


                            CONSOLIDATED BALANCE SHEETS

                                       December 31,             September 30,

                                   1996          1997               1998
                                                                 (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents      $734,036       $1,507,641       $1,186,671
  Accounts receivable, net
   of allowance for doubtful
   accounts of $65,000 (1996),
   $69,000 (1997) and $78,000.  7,361,326        6,459,074       5,386,432
  Other current assets          3,485,924        4,589,501       2,750,105
                            ______________     ____________    _____________
    Total current assets       11,581,286       12,556,216       9,323,208
                            ______________     ____________    _____________
Property and equipment
 (Note 8):
  Oil and gas properties
   (full cost method)          44,494,387       76,562,279      79,717,781
  Land                          1,888,578        2,685,605       3,175,568
  Plant and equipment           3,799,307        5,682,800       5,998,985
                            ______________     ____________    _____________
                               50,182,272       84,930,684      88,892,334
  Less accumulated
   depletion and
   depreciation               (15,323,780)     (22,325,276)    (45,470,788)
                            ______________     _____________   _____________
    Total property and
     equipment                 34,858,492       62,605,408      43,421,546
                            ______________     ____________    _____________
Other assets:
  Deposits on properties           42,529           -               -
  Notes receivable, less
   current portion                936,257        1,385,092          32,125
  Deferred financing costs      1,123,250          553,030         459,530
  Due from affiliates             103,559          235,608         2391467
  Deposits and other              471,513          321,592         445,519
                            ______________     ____________    ______________
    Total other assets          2,677,108        2,495,322       1,176,320
                            ______________     ____________    ______________
                              $49,116,886      $77,656,946     $53,921,074
                            ==============     ============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued liabilities         $5,377,137      $10,104,519     $12,488,875
  Income taxes payable          1,981,064          733,887       1,413,494
  Current portion of
   long-term debt               1,805,556       13,441,542      25,172,694
                             _____________     ____________    ____________
    Total current liabilities   9,163,757       24,279,948      39,075,063
                             _____________     ____________    ____________

Long-term debt, net of
 current portion               20,811,980       19,609,855       5,347,411
Other liabilities                 108,295           78,069       1,584,914
Deferred taxes                    590,285          784,930          93,060
Minority interest in
 consolidated subsidiary          727,359          752,570         621,366
Preferred stock - $.001
 par value, authorized
 50,000,000 shares;
 issued and outstanding
 10,000 (1997) and 8,000
 (1998) shares                       -           8,511,450       7,169,170
Commitments and
 contingencies (Note 15)
Stockholders' equity:
  Common stock - $.001 par
  value, authorized 150,000,000
  shares; issued and outstanding
  10,081,026 (1996) and 10,883,908
  (1997) shares and 11,052,393
  (1998) shares                    10,081          10,884           11,052
  Capital in excess of
   par value                   12,891,002      17,321,680       16,971,131
  Retained earnings (deficit)   4,802,845       7,200,292      (16,709,302)
  Deferred compensation              -           (803,000)           -
Cumulative translation
 adjustment                        11,282         (89,732)        (242,791)
                               ___________     ____________     _____________
    Total stockholders'
     equity                    17,715,210      23,640,124           30,090
                               ___________     ____________     _____________
                              $49,116,886     $77,656,946      $53,921,074
                               ===========     ============     =============


The accompanying notes are an integral part of these consolidated financial statements.

                     SABA PETROLEUM COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        Nine months ended
                                                           September 30,
                          Years ended December 31,
                    1995         1996        1997       1997         1998
                                                          (unaudited)
Revenues:
  Oil and
   gas sales    $16,941,247  $31,520,757  $33,969,151 $25,282,361 $15,768,650
  Other             753,008    1,681,587    2,026,611   1,495,839   2,914,512
               ____________   __________   __________ ____________ __________
   Total
    revenues     17,694,255   33,202,344   35,995,762 26,778,200   18,683,162
               ____________   __________   __________ ____________ __________
Expenses:
  Production
   costs         10,561,552   14,604,291   16,607,027 12,249,901   10,139,965
  General and
   administrative 2,005,192    3,919,435    5,124,771  3,467,984    4,973,828
  Depletion,
   depreciation
   and
   amortization   2,826,684    5,527,418    7,264,956  5,011,562    5,500,339
  Writedown of
   oil and gas
   properties         -           -              -          -      17,852,367
                 __________   __________   __________   _________ ___________
    Total
     expenses    15,393,428   24,051,144   28,996,754 20,729,447  38,466,499
                 __________   __________   __________   _________ ___________

Operating income
 (loss)           2,300,827    9,151,200    6,999,008   6,048,753 (19,783,337)
                 __________   __________   ___________ __________ ___________
Other income
 (expense):
  Interest income    16,924      114,302      165,949      99,006     126,047
  Other             (26,614)      92,149     (535,426)   (294,847) (1,250,884)
  Interest expense,
   net of interest
   capitalized
   of $27,369
   (1995)        (1,364,110)  (2,401,856)  (2,304,517) (1,421,144)(2,518,573)

  Gain on issuance
   of shares of
   subsidiary       124,773        8,305        4,036       5,533       -
                _____________  ___________   __________   _________ _________
    Total other
     income
     (expense)   (1,249,027)  (2,187,100)  (2,669,958) (1,611,452)(3,643,410)
                ____________ ____________   ___________ __________ __________

  Income (loss)
   before income
   taxes          1,051,800    6,964,100    4,329,050   4,437,301 (23,426,747)
Provision
 (benefit) for
 taxes on income    449,636    2,957,983    1,875,720   1,799,807    149,356
Minority interest
 in earnings (loss)
 of consolidated
 subsidiary          55,632      241,401       55,883      89,994    (77,886)
                 ___________   __________   __________ ___________   ________
    Net income
    (loss)         $546,532   $3,764,716   $2,397,447  $2,547,500$(23,498,217)
                 ___________   __________   __________ ___________ __________

    Comprehensive
     income
     (loss)        $569,012   $3,753,518   $2,296,433  $2,530,365$(23,651,276)
                 =========== ===========   ========== ============ ==========
Net earnings
 (loss) per
 common share:
  Basic               $0.07        $0.43        $0.23      $0.24       $(2.17)

  Diluted             $0.06        $0.37        $0.22      $0.23       $(2.17)

Weighted average
 common shares
 outstanding:
  Basic           8,327,495    8,803,941   10,649,766 10,595,598   10,993,524
  Diluted         8,699,233   11,825,453   12,000,940 12,011,912   10,993,524


The accompanying notes are an integral part of these consolidated financial statements.

                                                                       Total
              Common     Capital In  Cumulative    Unearned   Retained  Stock-
              Stock      Excess Of   Translation Compensation Earnings holders
           Shares Amount Par Value   Adjustment                        Equity

Balance at
December 31,
1994     8,238,514 $8,238 $5,764,219  $  -         $   -   $510,870 $6,283,327
Minority
interest
in
subsidiary                                                  (19,273)  (19,273)
Exercise of
options    116,666    117    189,466                                  189,583
Issuance of
Common Stock
for
compen-
sation      24,000     24     25,476                                   25,500
Issuance of
Common
Stock      150,000    150    599,850                                  600,000
Cumulative
translation
adjustment                              22,480                         22,480
Unearned
compensation                                   (8,500)                 (8,500)
Contributed
surplus                      208,600                                  208,600
Net income                                                  546,532   546,532
           ________ _______ _________ ________ _______    _________ _________
Balance at
December
31, 1995 8,529,180  8,529  6,787,611   22,480  (8,500)   1,038,129  7,848,249
Issuance
and
exercise
of options 118,000    118    646,982                                  647,100
Issuance of
 Common
 Stock      14,000     14     41,986                                   42,000
Cumulative
translation
adjustment                   (11,198)                                 (11,198)
Unearned
compensation                                   8,500                    8,500
Debenture
conver-
sions    1,419,846  1,420  5,414,423                                5,415,843
Net
income                                                   3,764,716  3,764,716
         _________ _______ __________ ________ ________ __________ __________
Balance at
December 31,
1996    10,081,026 10,081 12,891,002   11,282      -     4,802,845 17,715,210
Issuance
and
exercise
of options 154,000    154  1,409,842         (803,000)                606,996
Issuance of
warrants                     622,000                                  622,000
Cumulative
translation
adjustments                          (101,014)                       (101,014)
Debenture
conver-
sions      648,882    649  2,398,836                                2,399,485
Net
income                                                   2,397,447  2,397,447
         _________   _____ ________ _________ ________ ___________ __________
Balance at
December 31,
1997    10,883,908 10,884 17,321,680 (89,732)(803,000)   7,200,292 23,640,124
Issuance
and
exercise
of options 163,000    163   (371,436)         803,000                 431,727
Preferred
stock
dividend                                                  (411,377)  (411,377)
Cumulative
translation
adjustments                         (153,059)                        (153,059)
Debenture
conversions  5,485       5    20,887                                   20,892
Net loss                                              (23,498,217)(23,498,217)
            ______ _______   _______ ________ _______ ___________ ___________
Balance at
September 30,
1998(un-
audited)11,052,393 $11,052$16,971,131$(242,791)   - $(16,709,302)     $30,090
        ========== ======= ========== ======== ====== =========== ===========


    The accompanying notes are an integral part of these consolidated financial statements.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Nine Months ended
                             Years ended December 31,    September 30,

                            1995      1996     1997       1997       1998
                                                            (unaudited)
Cash flows from
 operating activities:
  Net income (loss)      $546,532 $3,764,716 $2,397,447$2,547,500$(23,498,217)
  Adjustments to
   reconcile net
   income (loss)to net
   cash provided by
   operations:
  Depletion,
   depreciation and
   amortization         2,826,684  5,527,418  7,264,956 5,011,562   5,500,339
  Writedown of oil
   and gas properties       -          -        254,937      -     17,852,367
  Amortization of
   unearned compensation   17,000      8,500     -           -          -
  Deferred tax provision
   (benefit)              (39,000)   366,389    248,645   654,000   (616,263)
 Compensation expense
   attributable to
   non-employee option      -         91,600    106,000      -        349,227
  Minority interest
   in earnings (loss)
   of consolidated
   subsidiary              55,632    241,403     55,883    89,994     (77,886)
  Gain on issuance
   of shares of
   subsidiary            (124,773)    (8,305)    (4,036)   (5,533)      -
  Changes in:
    Accounts
     receivable        (1,999,984)(2,919,287)   859,286(3,260,779)    510,358
    Other assets       (2,452,503)  (572,233)   (24,304)    5,204     723,463
    Accounts payable
     and accrued
     liabilities        2,396,976   (237,328) 4,768,747 8,216,016   2,498,446
    Income taxes
     payable and
     other liabilities    509,343    650,644   (973,681)(1,281,441) 1,441,524
                        _____________________________________________________
    Net cash provided
     by operating
     activities         1,735,907  6,913,517 14,953,880 11,976,523  4,683,358

                      _______________________________________________________
Cash flows from
 investing activities:
  Deposit (purchase)
   of restricted
   certificate of
   deposit             (1,750,000) 1,750,000     -           -          -
  Expenditures for
   oil and gas
   properties      (12,807,412)(12,171,392)(32,874,800)(26,729,697)(5,677,036)
  Expenditures
   for equipment,
   net              (2,660,120)   (585,893) (2,039,234) (2,344,326) (542,232)
   Proceeds from
    sale of oil
    and gas
    properties         157,933     256,646     234,141       -      5,254,066
   (Increase)
    decrease in
    notes receivable      -     (1,172,639) (2,114,953) (2,141,992)      -
   Proceeds from
    notes receivable   302,968      67,384     629,109     403,479    366,146
                      _______________________________________________________
     Net cash used
      in investing
      activities   (16,756,631)(11,855,894)(36,165,737)(30,812,536)  (599,056)
                      _______________________________________________________
Cash flows from
 financing activities:
  Proceeds from notes
   payable and
   long-term debt   34,814,900  17,085,315  28,725,454  28,649,983  4,241,925
   Principal
    payments on
    notes payable
    and long-term
    debt           (19,136,299)(12,296,839)(15,972,780)(10,546,557)(6,968,048)
   Redemption of
    preferred stock      -           -           -           -     (1,702,280)
   Preferred stock
    dividends paid       -           -           -           -        (51,288)
   Increase in
    deferred financing
    costs           (1,854,421)   (165,777)      -           -           -
   Net change in
    accounts with
    affiliated
    companies          (47,120)    (21,251)  (131,562)       -           -
   Net proceeds from
    exercise of options
    and issuance of
    common stock       789,583     422,500    227,500      227,500     82,500
   Proceeds from
    issuance of
    preferred stock,
    net                  -           -      8,511,450        -           -
   Issuance of
    warrants             -           -        622,000        -           -
   Increase in
    contributed
    surplus            208,600       -           -           -           -
   Capital
    subscription of
    minority interest   74,778      12,805     8,535         -           -
                     ________________________________________________________
      Net cash
       provided by
       (used in)
       financing
       activities   14,850,021   5,036,753 21,990,597   18,330,926(4,397,191)
                   __________________________________________________________
Effect of exchange
 rate changes on
 cash and cash
 equivalents            12,006        (627)    (5,135)       (1,553)   (8,081)
                   __________________________________________________________

Net increase
 (decrease) in
 cash and cash
 equivalents          (158,697)     93,749    773,605      (506,640) (320,970)
Cash and cash
 equivalents at
 beginning of year     798,984     640,287    734,036       734,036 1,507,641
                  ___________________________________________________________
Cash and cash
 equivalents at
 end of year          $640,287    $734,036 $1,507,641      $227,396$1,186,671
                  ===========================================================


    The accompanying notes are an integral part of these consolidated financial statements.


                   SABA PETROLEUM COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     Description of Business and Summary of Significant Accounting Policies

General

Saba Petroleum Company ("Saba" or the "Company") is a Delaware corporation formed in 1979 as a natural resources company. Saba is an international oil and gas producer with principal producing properties located in the continental United States, Canada and Colombia. Until 1994, all of the Company's principal assets were located in the United States. In 1994 and 1995, the Company acquired interests in producing properties in Canada and Colombia. For the years ended December 31, 1996 and 1997, approximately 50.4% and 38.3% of the Company's gross revenues from oil and gas production were derived from its international operations. Saba's principal United States oil and gas producing properties are located in California, Louisiana, Michigan, New Mexico and Wyoming. As of December 31, 1997, 53.8% of the Company's outstanding Common Stock was owned directly, or indirectly, by the Company's Chief Executive Officer.

Management's Plans

The Company's financial statements for the year ended December 31, 1997 have been prepared on a going-concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a working capital deficit of $11.7 million at December 31, 1997, due principally to the classification of $12.3 million of long-term debt presently scheduled for repayment to the Company's principal lender during the next year. The Company is in a capital intensive business, and during 1997, the Company's capital expenditures for drilling activities did not produce expected increases in proved oil and gas reserves, which, when coupled with the decline in oil and gas prices, reduced the quantity of proved reserves against which the Company could borrow and the projected cash flow with which to service debt. The Company's immediate needs for capital will intensify should the Company be successful in one or more of the exploratory projects it is undertaking, in that the Company will incur additional capital expenditures to drill more wells and create transportation and marketing infrastructure. Major exploratory projects often require substantial capital investments and a significant amount of time before generating revenue. The Company's exploratory prospect in Indonesia requires a three-year work commitment of $17.0 million. The Company is in negotiation with several potential joint venture partners to participate in this project.

 The Company is taking action to satisfy its working capital requirements. It has retained investment banking counsel to advise it on such matters as asset divestitures and a proposed business combination (see footnote 17). It is in discussions with institutions to secure capital either by the placement of debt or equity. Discussions have been held with the Company's principal lender to restructure existing indebtedness to allow sufficient time for the contemplated business combination to be concluded. The Company is also in negotiations for the disposition of non-core oil and gas assets and possibly the sale of real estate assets. The proceeds of such sales, should they be concluded, would be applied to the reduction of bank debt. Management believes that should such asset divestitures be timely concluded, short term obligations to the bank will be satisfied to the extent that the remainder of debt will be restructured to significantly reduce the working capital deficit.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Interim Financial Information



The consolidated financial statements at September 30,1998, and for the nine months ended September 30, 1997 and 1998, are unaudited but have been prepared on a basis consistent with the accounting principles and policies reflected in the financial statements for the year ended December 31, 1997. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals only) necessary to present fairly the Company's consolidated financial position as of September 30, 1998, and the consolidated results of operations and cash flows for the nine months ended September 30, 1997 and 1998.



Fair Value of Financial Instruments

     Cash and Cash Equivalents - The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

     Other Financial Instruments   The Company does not hold or issue
financial instruments for trading purposes. The Company's financial instruments consist of notes receivable and long-term debt. The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, is estimated based on current rates offered to the Company for similar issues of the same remaining maturates. The fair value of the Debentures is based on quoted market prices.

     Derivative Instruments    The Company does not utilize derivative
instruments in the management of its foreign exchange, commodity price or interest rate market risks.



     The fair value of the Company's notes receivable and long-term debt, excluding the Debentures, at December 31, 1996 and 1997 and September 30, 1998, approximates carrying value. The carrying value and fair value of the Debentures at December 31, 1996 and 1997 are as follows:



                                1996                       1997

                 Carrying Value    Fair Value   Carrying Value     Fair Value
9% convertible
 senior
 subordinated
 Debentures-due
 2005               $6,438,000    $36,374,700     $3,599,000     $6,298,250



     The carrying value and fair value of the Debentures at September 30, 1998 was $3,575,000 and $3,003,000, respectively.



Oil and Gas Properties

The Company's oil and gas producing activities are accounted for using the full cost method of accounting. Accordingly, the Company capitalizes all costs, in separate cost centers for each country, incurred in connection with the acquisition of oil and gas properties and with the exploration for and development of oil and gas reserves. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, and overhead expenses directly related to land acquisition and exploration and development activities. Proceeds from the disposition of oil and gas properties are accounted for as a reduction in capitalized costs, with no gain or loss recognized unless such disposition involves a significant change in reserves in which case the gain or loss is recognized.

Depletion of the capitalized costs of oil and gas properties, including estimated future development, site restoration, dismantlement and abandonment costs, net of estimated salvage values, is provided using the equivalent unit-production method based upon estimates of proved oil and gas reserves and production which are converted to a common unit of measure based upon their relative energy content. Unproved oil and gas properties are not amortized but are individually assessed for impairment. The cost of any impaired property is transferred to the balance of oil and gas properties being depleted.

In accordance with the full cost method of accounting, the net capitalized costs of oil and gas properties are not to exceed their related estimated future net revenues discounted at 10 percent, net of tax considerations, plus the lower of cost or estimated fair market value of unproved properties.

Substantially all of the Company's exploration, development and production activities are conducted jointly with others and, accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

Plant and Equipment



Plant, consisting of an asphalt refining facility, is stated at the acquisition price of $500,000 plus the cost to refurbish the equipment. Depreciation is calculated using the straight-line method over its estimated useful life. Equipment is stated at cost. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the equipment, ranging from three to fifteen years. Depreciation expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, was $155,900, $293,245, $477,239, $301,640 and $449,429, respectively. Normal repairs and maintenance are charged to expense as incurred. Upon disposition of plant and equipment, any resultant gain or loss is recognized in current operations.



Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life.

The implementation in 1995 of Statement of Financial Accounting ("SFAS") No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to Be Disposed Of," has had no impact on the financial statements.

Deferred Financing Costs



The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the original terms of the related debt. At September 30, 1998, the Company had unamortized costs in the amount of $456,726 and $2,804 net of accumulated amortization of $1,545,566 and $13,297 relating to its Debentures and bank credit facilities, respectively. Amortization expense in 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, was $63,600, $241,827, $134,598, $116,855 and
$90,208, respectively.



Stock-Based Compensation

In 1996, the Company implemented the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement sets forth-alternative standards for recognition of the cost of stock-based compensation and requires that a company's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. As allowed in this statement, the Company continues to apply Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations in recording compensation related to its plans.

Income Taxes

The Company accounts for income taxes pursuant to the asset and liability method of computing deferred income taxes. Deferred tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Foreign Currency Translation



Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange; income and expenses are translated at the weighted average rates of exchange during the year. The resultant cumulative translation adjustments are included as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in net income. Such gains (losses) in 1995, 1996 and 1997 were ($7,000), $41,000 and ($230,000), respectively.



Earnings per Common Share

Basic earnings per common share are based on the weighted average number of shares outstanding during each year. The calculation of diluted earnings per common share includes, when their effect is dilutive, certain shares subject to stock options and additionally assumes the conversion of the 9% convertible senior subordinated Debentures due December 15, 2005, using the conversion price of $4.38 per common share.

Sale of Subsidiary Stock

The Company accounts for a change in its proportionate share of a subsidiary's equity resulting from the issuance by the subsidiary of its stock in current operations in the consolidated financial statements.

Two-For-One Forward Stock Split

On November 21, 1996, The Company's Board of Directors approved a two-for-one forward stock split effected as a stock dividend on all outstanding shares of Common Stock. The Company's outstanding stock option awards and Debentures were also adjusted accordingly. The record date established for such stock split was December 9, 1996 with a payment date of December 16, 1996. All share and per share amounts have been adjusted to give retroactive effect to this split for all periods presented.

Reclassification

Certain previously reported financial information has been reclassified to conform to the current year's presentation.


2.     Acquisitions

In September 1995, the Company acquired a 25% interest in the Teca and Nare oil fields ("Teca/Nare Fields") and a 50% interest in the Velasquez-Galan pipeline, all of which are located in Colombia, South America. The Company's gross acquisition cost for the acquired interests was $12.25 million, which was reduced by the Company's share of net revenue credits from the properties from the effective date of January 1, 1995 to the closing date ($3.95 million), leaving a net purchase price of $8.3 million. In addition, the Company assumed an oil imbalance obligation of approximately $1.25 million at the closing date. In December 1995, the Company acquired a 50% interest in the Cocorna oil field in Colombia at a net acquisition cost of $533,000. In connection with the acquisition of the Teca/Nare Fields, the Colombia government owned oil company (Ecopetrol) required that Omimex, the operator of the properties, obtain a letter of credit for the benefit of Ecopetrol in the amount of $3.5 million to secure payments due third party vendors at the Teca/Nare Fields. Such letter of credit was issued in November 1995. In connection with the issuance of the letter of credit, Omimex required that the Company pledge collateral consisting of a $1.75 million certificate of deposit. The letter of credit expired by its own terms in 1996 and the collateral was returned to the Company.

The acquisition cost of the properties has been assigned to various accounts in the accompanying balance sheet (primarily oil and gas properties), and the results of operations of the properties are included in the accompanying financial statements from the respective dates of acquisition of each property.

The following unaudited proforma financial information presents the results of operations of the Company as if the acquisitions had occurred as of the beginning of 1995. The proforma financial information does not necessarily reflect the results of operations that would have occurred had the properties been acquired at the beginning of the period.

                                                         Year Ended
                                                         December 31,
                                                               1995
                                                         (unaudited)
     Total revenues                                      $27,677,526

     Total operating expenses, including
     general and administrative and depletion,
     depreciation and amortization                       (20,036,052)

     Interest expense                                     (1,984,594)

     Other income (expense)                                   (9,690)
                                                          __________
     Income before income taxes                            5,647,190

     Provision for taxes on income                         2,767,123
                                                          __________
     Net income                                           $2,880,067
                                                          ==========
     Net earnings per common share (basic)                     $0.33
                                                          ==========

The following unaudited summary of gross revenue and direct operating expenses of the acquired properties for the nine month period ended September 30, 1995 includes all adjustments (consisting of normal recurring accruals only) which management considers necessary to present fairly the gross revenues and direct operating expenses of the acquired properties for the nine months ended September 30, 1995.

                                                       Nine Months
                                                         Ended
                                                       September 30,
                                                          1995
                                                        (unaudited)
     Gross Revenues:
     Sales of oil                                         $8,871,288
     Pipeline revenues                                     1,516,876
                                                          __________
     Total gross revenues                                 10,388,164
                                                          __________
     Direct operating expenses:
     Operating expenses (1)                                2,537,423
     Pipeline operating expenses (1)                         990,054
     Production and other taxes (2)                          474,211
                                                          __________
     Total direct operating expenses                       4,001,688
                                                          __________
     Excess of gross revenues over
     direct operating expenses                            $6,386,476
                                                          ==========

__________________________

(1)  Excludes depreciation, depletion and amortization expenses.
(2) Includes war and pipeline transportation taxes; does not include provision for income taxes.

In October 1995, all of the issued shares of Capco Resource Properties Ltd. ("CRPL"), the Company's 100% owned subsidiary, were exchanged for 13,437,322 voting common shares of Beaver Lake Resources Corporation ("BLRC"), a publicly traded corporation located in Alberta, Canada.

The net assets of BLRC were deemed to be acquired at their net book value (which approximated fair market value) at the date of acquisition.

Net assets acquired were as follows:


     Working capital deficiency                            $(105,981)
     Oil and gas properties                                  316,420
                                                          __________
                                                            $210,439
                                                          ==========


On the same date as the share exchange with the Company, BLRC acquired interests in certain oil and gas properties in exchange for 1,443,204 shares of its common stock. Property interests of $399,527 were acquired and production notes receivable in the amount of $157,311 were deemed to be paid.

In addition, as part of a private placement of 1,200,000 shares in 1995, the Company purchased 1,000,000 common shares of BLRC at a cost of approximately $370,000. In 1996 and 1997, BLRC issued 35,000 shares and 23,010 shares, respectively, of common stock to minority shareholders. As a result of these transactions, the Company owned 74.2% of the outstanding common stock of BLRC at December 31, 1997.

The sales of shares of common stock by the subsidiary resulted in net gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, which the
Company has reported in current operations. Deferred income taxes have not been recorded in conjunction with these transactions as the Company plans to maintain a majority ownership position in the subsidiary.

3.     Notes Receivable

Notes receivable are comprised of the following at December 31, 1996 and 1997:

                                                   1996            1997
Canadian prime plus 0.75% (6.75% at
December 31, 1997) production notes
receivable, with interest paid currently,
collateralized by producing oil and gas
properties                                       $120,385        $65,012

Prime plus 0.75% (9.25% at December 31, 1997)
promissory note from an officer of the Company
with quarterly interest only installments,
due October 31, 1998, collateralized by vested
stock options to purchase the Common Stock of
the Company                                      300,000         283,742

Prime plus 0.75% (9.25% at December 31, 1997)
note receivable from joint venture partner
with principal payments through October 2000
and interest payments at the end of twenty-four
and forty-eight months, collateralized by
producing oil and gas properties                 739,206         414,205

9% note receivable from affiliated company,
with principal and interest due in full on
December 31, 1998, collateralized by the
Chief Executive Officer's vested but
unexercised options to purchase the Common
Stock of the Company                             101,667         101,667

11.5% note receivable from a joint venture
partner, with principal and interest payments
through June, 2002 collateralized by producing
oil and gas properties                             -           1,737,554

10% note receivable from unaffiliated companies
due on demand and collateralized by personal
guarantees from the borrowers' Chief Executive
Officers                                           -             175,000

Other                                            79,917           43,940
                                              __________      ___________
                                              1,341,175        2,821,120
Less current portion (included in other
current assets)                                 404,918        1,436,028
                                              __________     ____________
                                               $936,257       $1,385,092
                                              ==========     ============

Oil and Gas Properties, Land, Plant and Equipment

Oil and gas properties, land, plant and equipment at December 31, 1996 and 1997 are as follows:


                            United
Oil and gas properties      States     Canada      Colombia         Total
Unevaluated oil and gas
 Properties                 $843,351  $   -         $   -         $843,351
Proved oil and gas
 properties               29,933,734   4,999,809     8,717,493  43,651,036
                         ___________   _________   ___________ _____________
    Total capitalized
     costs                30,777,085   4,999,809     8,717,493  44,494,387

Less accumulated
 depletion and
 depreciation             11,038,022     824,752     2,921,559  14,784,333
                         ___________   __________   __________ ____________
    Capitalized costs,
     net                 $19,739,063  $4,175,057    $5,795,934 $29,710,054
                         ===========   ==========   ========== ============

Other property and
 equipment
Land                     $1,583,344   $   -           $305,234  $1,888,578
Plant and equipment       2,222,464      69,081      1,507,762   3,799,307
                         __________   ___________   __________ ____________
                          3,805,808      69,081      1,812,996   5,687,885

Less accumulated
 depreciation               337,816      26,874        174,757     539,447
                         __________   ___________   __________ ____________
                         $3,467,992     $42,207     $1,638,239  $5,148,438
                         ==========   ===========   ========== ============

December 31, 1997
Oil and gas properties
Unevaluated oil and gas
 Properties              $5,555,350   $   -         $   -       $5,555,350
Proved oil and gas
 properties              53,107,650   7,770,588    10,128,691   71,006,929
                        ___________ ___________   ___________   ___________
    Total capitalized
     costs               58,663,000   7,770,588    10,128,691   76,562,279

Less accumulated
 depletion and
 depreciation            15,489,222   1,265,331     4,550,919   21,305,472
                        ___________ ___________   ___________   ___________
    Capitalized costs,
     net                $43,173,778  $6,505,257    $5,577,772  $55,256,807
                        =========== ===========   ===========   ===========

Other property and
equipment
Land                     $2,380,371  $    -          $305,234   $2,685,605
Plant and equipment       3,799,515     81,200      1,802,085    5,682,800
                        ___________ __________     __________   ___________
                          6,179,886     81,200      2,107,319    8,368,405

Less accumulated
 depreciation               634,225     43,416        342,163    1,019,804
                        ___________ __________     __________   ___________
                         $5,545,661    $37,784     $1,765,156   $7,348,601
                        =========== ==========     ==========   ===========

     At December 31, 1997, plant and equipment and accumulated depreciation included $620,248 and $ 73,972, respectively, for assets acquired under capital leases.

Costs incurred in oil and gas property acquisition, exploration, and development activities are as follows:

                            United
                            States     Canada      Colombia         Total

December 31, 1996
Exploration              $1,832,579   $150,262    $   -          $1,982,841
Development               5,572,690    734,269        -           6,306,959
Acquisition of
 proved properties        3,149,644    257,717     474,231        3,881,592
                        ___________ __________   __________      ___________
   Total costs incurred $10,554,913 $1,142,248    $474,231      $12,171,392
                        =========== ==========   ==========      ===========

December 31, 1997
Exploration             $5,581,637  $2,082,419   $    -          $7,664,056
Development             13,680,108     277,991   1,411,198       15,369,297
Acquisition of
 proved properties       9,035,274     488,345        -           9,523,619
                        __________   __________ ___________     ____________
   Total costs
    incurred           $28,297,019  $2,848,755  $1,411,198      $32,556,972
                        ========== =========== ============     ============



     Oil and gas depletion expense in the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $2,605,419, $4,979,361, $6,610,554, $4,541,631 and $4,958,031 or $1.80, $2.22, $2.64,
$2.42 and $2.86 per produced barrel of oil equivalent, respectively.

     The Company periodically reviews the carrying value of its oil and gas properties in accordance with requirements of the full cost method of accounting. Under these rules, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties ("ceiling"). Application of this ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded. Due to the decline in oil prices in the first and second quarters of 1998, the capitalized costs for the Company's United States cost center exceeded the calculated ceiling amounts at each quarter end by approximately $10.7 million and $6.5 million, respectively, resulting in charges against operations in the respective periods.

     Capitalized costs attributable to foreign operations in the amount of $652,400 and $57,300 were also charged to operations during the nine and three month periods ended September 30, 1998, respectively.

5.     Statement of Cash Flows

     Following is certain supplemental information regarding cash flows for the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998:

                            December 31                   September 30

                     1995      1996       1997         1997          1998
                                                           (unaudited)
Interest paid    $1,388,369  $2,309,475  $2,088,252 $1,429,000    $2,086,100
Income taxes
 paid            $   --      $1,150,029  $2,531,157 $2,480,000    $   42,700



     Non-cash investing and financing transactions:

In January 1995, the Company awarded 24,000 shares of Common Stock with a fair market value of $25,500 to an employee.

The acquisition cost of oil and gas properties which were acquired in September 1995 included an oil imbalance obligation in the amount of $1,248,866 which was assumed by the Company.

In October 1995, the Company's Canadian subsidiary issued common stock to acquire a corporation at a recorded net cost of $210,439.

In October 1995, interests in oil and gas properties with a cost of $399,527 were acquired by the issuance of 1,443,204 shares of common stock of the Company's Canadian subsidiary and cancellation of notes receivable in the amount of $157,311.

In February 1996, the company issued 14,000 shares of Common Stock to a director of the Company in settlement of an obligation in the amount of $42,000.

Debentures in the principal amount of $6,212,000, less related costs of $796,157, were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996.

The Company incurred a credit to Stockholders' Equity in the amount of $91,600 resulting from the issuance of stock options to a consultant during the year ended December 31, 1996.

The Company incurred a credit to Stockholders' Equity in the amount of $133,000 attributable to the income tax effect of stock options exercised during the year ended December 31, 1996.

Cumulative foreign currency translation gains (losses) of $18,216, ($15,655) and ($131,050) were recorded during the years ended December 31, 1995, 1996 and 1997, respectively.

The Company realized gains in 1995, 1996 and 1997 of $124,773, $8,305 and $4,036, respectively, as a result of the issuance of common stock by a subsidiary.

The Company incurred capital lease obligations in the amount of $598,827 to acquire equipment during the year ended December 31, 1997.

Debentures in the principal amount of $2,839,000, less related costs of $439,515, were converted into 648,882 shares of Common Stock during the nine year ended December 31, 1997.

The Company incurred a credit to Stockholders' Equity in the amount of $909,000 resulting from the granting of stock options to a consultant during the year ended December 31, 1997.

The Company incurred a credit to Stockholders' Equity in the amount of $273,496 attributable to the income tax effect of stock options exercised during the year ended December 31, 1997.

Debentures in the principal amount of $2,363,000, less related costs of $179,123, were converted into 540,089 shares of Common Stock during the nine months ended September 30, 1997.

The Company realized a gain of $5,533 during the nine months ended September 30, 1997, as a result of the issuance of common stock by a subsidiary.

The Company incurred capital lease obligations in the amount of $484,075 to acquire equipment during the nine months ended September 30, 1997.

Cumulative foreign currency translation losses in the amount of $17,620 and $198,297 were recorded during the nine month periods ended September 30, 1997 and 1998, respectively.

Debentures in the principal amount of $24,000, less related costs of $3,108, were converted into 5,485 shares of Common Stock during the nine months ended September 30, 1998.

The Company incurred credits to Stockholders' Equity in the amounts of $22,600 and $288,750 resulting from the issuance of fully vested stock options and performance shares of Common Stock, respectively, during the nine months ended September 30, 1998.



Quarterly dividend obligations on the Series A Preferred Stock ("Preferred Stock") that were due and payable on March 31, June 30, and September 30, 1998, in the total amount of $360,000 were settled by an increase to that issue's Conversion Amount.

Options to acquire 125,000 shares of Common Stock issued to a consultant in May 1997 resulted in deferred compensation expense of $909,000. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997. The options were cancelled in March 1998, resulting in a reduction of deferred compensation expense in the amount of $803,000 during the nine months ended September 30, 1998.

The acquisition of two producing oil and gas properties in April 1998, at a total cost of $3,239,835, was partially funded by the assumption of accounts and notes receivable due to the Company in the amount of $2,390,354, and the issuance of a stock subscription payable recorded at a cost of $750,000.

The Company incurred a capital lease obligation in the amount of $90,637 to acquire equipment during the nine months ended September 30, 1998.

Fee interest in an oil property owned by the Company was acquired in February 1998 by seller-provided financing in the amount of $375,000.



6.     Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 1996 and 1997 are as follows:

                                             1996            1997
Trade accounts payable                    $3,545,599       $6,705,897
Undistributed revenue payable                341,614          780,475
Insurance and tax assessments payable        618,032          760,177
Other accrued expenses                       871,892        1,857,970
                                        _____________     ______________
    Total                                 $5,377,137      $10,104,519
                                        =============     ==============

7.     Income Taxes

     The components of income (loss) before income taxes and after minority interest in earnings of consolidated subsidiary for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                  1995         1996         1997
United States                  $(523,572)   $383,453      $457,166
Canada                           134,138     693,439       262,852
Colombia                       1,385,602   5,645,807     3,553,149
                               __________ __________   _____________
      Total                     $996,168  $6,722,699    $4,273,167
                               ========== ==========   =============


Components of income tax expense (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                  1995         1996         1997
Current:
     Federal                   $(112,364)   $149,600      $291,581
     State                        45,000     259,994        21,201
     Foreign                     556,000   2,182,000     1,310,987
                               _________ ___________   ____________
                                 488,636   2,591,594     1,623,769
                               _________ ___________   ____________
Deferred:
     Federal                     (44,350)    207,787       114,114
     State                         5,350     158,602        35,265
     Foreign                         -          -          102,572
                                ________ ___________   ____________
                                 (39,000)    366,389       251,951
                                ________ ___________   ____________
                                $449,636  $2,957,983    $1,875,720
                                ======== ===========   ============


     The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31, 1995, 1996 and 1997 as follows:


                                  1995         1996         1997
Expected tax provision
 (benefit)                        34.0%        34.0%        34.0%
State income taxes, net of
 Federal benefit                   3.3          4.1          1.3
Effect of foreign earnings         2.6          5.6          7.6
Other                              5.2           .3          1.0
                                 ________     _______     __________
                                  45.1%        44.0%        43.9%
                                 ========     =======     ==========

The tax effected temporary differences which give rise to the deferred tax provision consist of the following:

                                   1995        1996         1997
Property and equipment           $337,900    $481,700     $(92,500)
Effect of state taxes             (12,300)   (120,000)     171,800
Net operating losses              209,500      (2,200)      39,400
Foreign tax credits              (640,000)   (845,811)    (648,394)
Alternative minimum tax
 credits                          (38,100)    (61,200)       2,300
Change in valuation
 allowance                        155,000     897,500      817,700
Other                             (51,000)     16,400      (38,355)
                                ___________   _________   __________
                                 $(39,000)   $366,389     $251,951
                                ===========   =========   ==========


The components of the tax effected deferred income tax asset (liability) as of December 31,1996 and 1997 are as follows:

                                            1996               1997
Property and equipment                  $(1,458,300)       $(1,365,800)
State taxes                                 171,800              -
Net operating losses                         39,400              -
Foreign tax credits                       1,600,800          2,249,200
Alternative minimum tax credits             196,400            194,100
Other                                        35,200             73,500
                                       _____________      _______________
                                            585,300          1,151,000
Valuation allowance                      (1,052,500)        (1,870,200)
                                       _____________      _______________
Net deferred income tax liability         $(467,200)         $(719,200)
                                       =============      ===============


     At December 31, 1996 and 1997, $123,000 and $69,000 of current deferred taxes are included in other current assets, respectively.

     At December 31, 1997, the Company had approximately $2,249,200 of foreign tax credit carryovers, which will begin to expire in the year 2000. A $1,870,200 valuation allowance has been provided for a portion of the foreign tax credits which are not likely to be realized during the carryforward period. The Company also has alternative minimum tax credit carryforwards for federal and state purposes of approximately $194,100. The credits carry over indefinitely and can be used to offset future regular tax.

     In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a greater than 50% ownership change (as defined) takes place in any three year period.


8.     Long-Term Debt



     Long-term debt at December 31, 1996 and 1997 and September 30, 1998 consists of the following:

                                                              September 30,
                                          1996         1997          1998
9% convertible senior subordinated                              (unaudited)
  Debentures due 2005                 $6,438,000   $3,599,000    $3,575,000

Revolving loan agreement with a bank  12,100,000   17,410,000    15,600,000
Term loan agreements with a bank         450,000    8,803,769     4,501,769
Demand loan agreement with a bank      1,605,136    2,362,809     1,461,433
Capital lease obligations                   -         525,819       515,766
Promissory note                             -         350,000       345,290
Promissory note                          450,000        -              -
Term loan with a bank                       -           -           369,559
Promissory note-Omimex                      -           -         4,151,288
Promissory notes - Capco               1,574,400        -              -
                                      ___________   __________    ___________
                                      22,617,536   33,051,397    30,520,105

Less current portion                   1,805,556   13,441,542    25,172,694
                                      ___________   __________    ___________
                                     $20,811,980  $19,609,855    $5,347,411
                                      ===========   ==========    ===========


On December 26, 1995, the Company issued $11,000,000 of 9% convertible senior subordinated debentures ("Debentures") due December 15, 2005. The Debentures are convertible into Common Stock of the Company, at the option of the holders of the Debentures, at any time prior to maturity at a conversion price of $4.38 per share, subject to adjustment in certain events. The Company has reserved 3,000,000 shares of its Common Stock for the conversion of the Debentures. The Debentures were not redeemable by the Company prior to December 15, 1997. Mandatory sinking fund payments of 15% of the original principal, adjusted for conversion prior to the date of payments, are required annually commencing December 15, 2000. The Debentures are uncollateralized and subordinated to all present and future senior debt, as defined, of the Company and are effectively subordinated to all liabilities of subsidiaries of the Company. The principal use of proceeds from the sale of the Debentures was to retire short term indebtedness incurred by the Company in connection with its acquisitions of producing oil and gas properties in Colombia. A portion of the proceeds was used to reduce the balance outstanding under the Company's revolving credit agreement. On February 7, 1996, the Company issued an additional $1,650,000 of Debentures pursuant to the exercise of an allotment option by the underwriting group. Net proceeds to the Company were approximately $1.5 million and a portion was utilized to reduce the outstanding balance under the Company's revolving line of credit.

Certain terms of the Debentures contain requirements and restrictions on the Company with regard to the following limitations on Restricted Payments (as defined in the Indenture), on transactions with affiliates, and on oil and gas property divestitures; Change of Control (as defined), which will require immediate redemption; maintenance of life insurance coverage of $5,000,000 on the life of the Company's former Chief Executive Officer, Ilyas Chaudhary; and the limitations of fundamental changes and certain trading activities, on Mergers and Consolidations (as defined) of the Company, and on ranking of future indebtedness. Debentures in the amount of $6,212,000 were converted into 1,419,846 shares of Common Stock during the year ended December 31, 1996. An additional $2,839,000 of Debentures were converted into 648,882 shares of Common Stock during the year ended December 31, 1997.

Debentures in the amount of $24,000 were converted into 5,485 shares of Common Stock during the nine months ended September 30, 1998.

The revolving loan ("Agreement") is subject to semi-annual redeterminations and is presently scheduled to convert to a three-year term loan on July 1, 1999. Funds advanced under the facility are collateralized by substantially all of the Company's U.S. oil and gas producing properties and the common stock of its principal subsidiaries. The Agreement also provides for a second borrowing base term loan of which $3.4 million was borrowed for the purpose of development of oil and gas properties in California, with the outstanding balance ($814,000) at September 30, 1998, due July 31, 1998. At September 30, 1998, the borrowing base for the two loans was $13.4 million. The borrowing base reduces at the rate of $300,000 per month. Interest on the two loans is payable at the prime rate plus .025%, or LIBOR rate pricing options plus 2.25%. The weighted average interest rate for borrowings outstanding under the loans at September 30, 1998, was 8.0%. The Agreement requires, among other things, that the Company maintain at least a 1 to 1 working capital ratio (exclusive of the current maturities if any, of the outstanding loans), stockholders' equity of $18.0 million, a ratio of cash flow to debt service of not less than 1.25 to 1.0 and general and administrative expenses at a level not greater than 20% of revenue, all as defined in the Agreement. Additionally, the Company is restricted from paying dividends and advancing funds in excess of specified limits to affiliates. The Company was not in compliance with financial covenants at September 30, 1998.

In September 1997, the Company borrowed $9.7 million from its principal commercial lender to finance the acquisition cost of a producing oil and gas property. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0%. Principal payments of $7.0 million on December 31, 1997, and $2.0 million on June 5, 1998, reduced the outstanding balance to $688,000 due July 31, 1998. Payment of this loan is personally guaranteed by the Company's Chief Executive Officer.

In November 1997 the Company established a term loan ($3.0 million) with its principal commercial lender. Interest is payable at the prime rate (8.25% at September 30, 1998) plus 3.0%, with the outstanding balance of $3.0 million due July 31, 1998. Payment of this loan is personally guaranteed by the Company's Chief Executive Officer.

Loans in the aggregate principal amount of $4.5 million that matured on July 31, 1998, have not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan has not been satisfied, either by providing additional collateral to the bank, or reducing the outstanding principal balance. Based on the events described above, the entire principal indebtedness to the bank ($20.1 million) has been classified as currently payable at September 30, 1998.

The Company's Canadian subsidiary has available a demand revolving reducing loan with a borrowing base of $1.5 million. Interest is payable at variable rate equal to the Canadian prime rate plus 0.75% per annum (8.0% at September 30, 1998). The loan is collateralized by the subsidiary's oil and gas producing properties, and a first borrowing base reduces at the rate of $32,800 per month. In accordance with the terms of the loan agreement, $393,000 of the total loan balance of $1.5 million is classified as currently payable at September 30, 1998. Although the bank can demand payment in full of the loan at any time, it has provided a written commitment not to do so except in the event of default.

The Company leases certain equipment under agreements that are classified as capital leases. Lease payments vary from three to five years. The effective interest rate on the total amount of capitalized leases at September 30, 1998 was 8.3%.

The promissory note ($345,290) is due to the seller of an oil and gas property, which was acquired by the Company in December 1997. The note bears interest at the rate of 13.5%, and is classified as a current liability.

The promissory note ($369,559) is due to the seller of a fee interest in property in which the Company owns mineral interests. The note bears interest at the rate of 13.5%, and is classified as a current liability.

In June 1998, the Company borrowed $4.2 million from Omimex Resources, Inc. (Omimex), of which $2.0 million was paid to the Company's principal commercial lender to reduce indebtedness under one of the Company's short-term loans, and the balance was used for a partial redemption of Preferred Stock in the face amount of $2.0 million, plus accrued dividends. Interest is payable at the prime rate (8.25% at September 30, 1998). Due to termination of merger negotiations with Omimex, the loan is due to be repaid no later than December 14, 1998. The loan is collateralized by the Company's 50% interest in the Velasquez-Galan pipeline in Colombia.

The 9% promissory notes - Capco were due to the Company's parent company, Capco Resources Ltd. and to Capco Resources, Inc., formerly wholly owned by Capco Resources Ltd. And now majority owned by Capco Resources Ltd. The loan proceeds were utilized by the Company principally in connection with the acquisition of producing oil and gas properties in Colombia. The notes were paid in 1997.



     Maturities of long term debt at December 31, 1997 are as follows:

                       1998          $13,441,542
                       1999            5,144,241
                       2000            5,195,129
                       2001            4,834,485
                       2002            2,457,000
                 Thereafter            1,979,000
                                    ______________
                                     $33,051,397
                                    ==============


9.     Related Party Transactions

     Related party transactions are described as follows:

     In 1995, 1996 and 1997, the Company charged its affiliates $92,900, $26,300 and $18,600, respectively, for reimbursement of certain general and administrative expenses.

     In 1995, the Company charged an affiliate $7,600 and was charged $30,000 by affiliates for interest on short-term advances.

     In 1995, the Company received remittances from affiliates totaling $107,300 in payment of prior and current period charges for general and administrative expenses and cash advances.

     In 1995, the Company received a short-term advance in the amount of $10,500 from an affiliate.

     In 1995, the Company loaned $101,700 to a company controlled by the Company's Chief Executive Officer at an interest rate of 9% per annum. The loan is collateralized by the officer's vested, but unexercised, Common Stock options.

     In 1995, the Company borrowed $350,000 from a company controlled by a director of the Company. The entire amount, plus interest at the rate of 10% per annum, was repaid in December 1995.

     In 1995, affiliated companies loaned a total of $2,221,900 to the Company, at an interest rate of 9% per annum, in connection with the acquisition of producing oil and gas properties in Colombia. Of this amount, $600,000 was converted to equity by the issuance of 150,000 shares of Common Stock of the Company. The balance of the borrowings is due April 1, 2006 and is subordinated to the same extent as the Debentures are subordinated. The Company incurred interest expense in the amount of $67,600 in 1995 as a result of this indebtedness.

     In 1996, the Company provided a short-term advance to an affiliate in the amount of $10,000.

     In 1996, the Company received remittances in the amount of $120,200 and made payments in the amount of $90,900 for reimbursement of prior period account balances.

     In 1996, the Company charged affiliates $19,400 and was charged $152,300 by affiliates for interest on promissory notes.

     In 1996, the Company loaned $30,000 to a director of the Company, on an unsecured basis, at an interest rate of 9% per annum.

     In 1996, the Company loaned $300,000 to the Chief Executive Officer of the Company at an interest rate of prime plus 0.75% due in quarterly installments. The loan is collateralized by the officer's vested, but unexercised, Common Stock options.

     In 1997 the Company charged interest in the amount of $45,343 to affiliates and was charged interest in the amount of $60,220 by affiliates. The Company paid the affiliates a total of $142,000 for such interest charges, which included amounts charged, but unpaid, at the end of the previous year.

     In 1997 the Company received $10,000 in repayment of a short-term advance to an affiliate, and $61,193 from the Chief Executive Officer for accrued interest and principal on his loan from the Company.

     In 1997 the Company charged an affiliate $23,335 for charges incurred in connection with a potential property acquisition, and $93,642 for an advance and related expenses against an indemnification provided by the affiliate.

     During the year 1997, the Company billed an affiliate a total of $18,814 and received payments of $91,983 which included amounts billed in the prior year, in connection with the affiliate's participation in drilling and production activities in one of the Company's oil properties.

     In 1997, the Company incurred airplane charter expenses in the amount of $72,774 from non-affiliated airplane leasing services, for the use of an airplane owned by the Company's Chief Executive Officer.


10.     Preferred Stock



     On December 31, 1997, the Company sold 10,000 shares of Series A 6% Convertible Preferred Stock ("Preferred Stock") for $10 million. The Preferred Stock bears a cumulative dividend of 6% per annum, payable quarterly, and, at the option of the Company, can be paid either in cash or through the issuance of shares of the Company's Common Stock. The Preferred Stock is senior to all other classes of the Company's equity securities. The conversion price of the Preferred Stock is based on the future price of the Company's Common Stock, without discount, but will be no greater than $9.345 per share. Conversion of the Preferred Stock cannot begin until May 1, 1998. Three years from date of issuance, any remaining Preferred Stock will automatically convert into the Company's Common Stock. The Preferred Stock is redeemable, at the option of the Company, at various prices commencing at 115% of the issue price plus any accrued, but unpaid, dividends. Under certain circumstances, the holders of the Preferred Stock may require that the Company redeem the Preferred Stock at an amount per share equal to the greater of (i) 115% of the stated value of the shares plus any accrued, but unpaid, dividends and (ii) the market value of the shares of the Company's common stock underlying the Preferred Stock on the date of redemption. Those circumstances include the Company's failure to issue and transfer shares of Common Stock to the Preferred Stockholder upon conversion of the Preferred Stock; the Company's failure to remove a restrictive legend from the common stock when required to do so; the Company's failure to obtain effectiveness with the Securities and Exchange Commission of a registration statement covering the shares of common stock underlying the Preferred Stock prior to June 28, 1998; the Company's assignment for the benefit of creditors, or consent to the appointment of a receiver for the Company or for all or substantially all of its property; the institution by or against the Company or any of the Company's subsidiaries of a bankruptcy or insolvency proceeding, which continues undismissed for 45 days; and the Company's failure to maintain a listing on AMEX. Should the Company choose to redeem the issue, the Preferred Stock holder will be entitled to receive 200,000 warrants to purchase the Company's Common Stock. Upon liquidation of the Company, the holders of the Preferred Stock are entitled to receive an amount equal to the stated value per share of the Preferred Stock ($1,000) plus all accrued and unpaid dividends. In connection with the sale of the Preferred Stock, warrants to purchase 224,719 shares of Common Stock were issued to the purchaser of the Preferred Stock and warrants to purchase 44,944 shares of Common Stock were issued as a fee for the placement of the issue. The warrants are exercisable over a three year period at a price of $10.68. The fair value of the warrants at December 31, 1997, was estimated at $622,000 using the Black-Scholes pricing model.

     In June 1998, the Company redeemed 2,000 shares of Preferred Stock in the face amount of $2.0 million at a total cost of $2.15 million, which included a 5% redemption premium of $100,000 and accrued dividends of $51,000. The Company incurred a charge to operations in the amount of $398,000 in connection with the redemption. Accrued dividends for the nine months ended September 30, 1998, in the amount of $360,000 on the remaining outstanding issue were deemed paid by an increase to the Preferred Stock's conversion amount.

     Under the terms of the Preferred Stock offering (as amended) the Company was required to register with the Securities and Exchange Commission the Common Stock underlying the issue no later than May 15, 1998. Failure to do so would result in a penalty of $20,000 per month for each $1 million of Preferred Stock that remained outstanding. At September 30, 1998, a registration statement covering the shares of Common Stock underlying the Preferred Stock had not been declared effective; accordingly, the Company's results of operations include a charge of $742,000. RGC International Investors, LDC ("RGC"), holder of 7,310 shares of Preferred Stock has agreed to waive, subject to certain provisions, substantially all of the accrued penalty under the terms of the pending transaction with Horizontal Ventures, Inc. ("HVI")(see Subsequent Events).



11.     Common Stock and Stock Options

     In January 1995, the Company awarded 24,000 shares of Common Stock to an employee pursuant to the terms of an employment agreement. The cost of the stock award, based on the stock's fair market value at the award date, was charged to stockholders' equity and was amortized against earnings over the contract term.

     In July 1995, the Company cancelled its Incentive and Nonqualified Stock Option Plans. No options were granted under either plan prior to cancellation.

     During the year 1995, the Company issued options to acquire 200,000 shares of the Company's Common Stock to a consultant. The options had an exercise price of $1.63 and were exercisable for a period of one year, beginning January 2, 1995. Options to acquire 116,666 shares of Common Stock were exercised during the year ended December 31, 1995. In July 1995, the consulting arrangement was terminated and the balance of the options was cancelled. The Company also issued options to acquire 200,000 shares of the Company's Common Stock to an employee under the terms of an employment agreement.

     In April 1996 and June 1996, the Company's Board of Directors and shareholders, respectively, approved the Company's 1996 Incentive Equity Plan ("Plan"). The purpose of the Plan is to enable the Company to provide officers, other key employees and consultants with appropriate incentives and rewards for superior performance. Subject to certain adjustments, the maximum aggregate number of shares of the Company's Common Stock that may be issued pursuant to the Plan, and the maximum number of shares of Common Stock granted to any individual in any calendar year, shall not in the aggregate exceed 1,000,000 and 200,000, respectively.

     During the year 1996, the Company issued options to acquire 100,000 shares of the Company's Common Stock to a consultant. The options had an exercise price of $4.00 and were exercisable over a period of 180 days, beginning May 21, 1996. The options were fully exercised during the year 1996. The Company also issued options to acquire 20,000 shares of the Company's Common Stock to an employee under the terms of an employment agreement.



     On May 30, 1997, the Company issued options to acquire 470,000 and 125,000 shares of Common Stock to certain employees and a consultant, respectively, in accordance with the provisions of the 1996 Incentive Equity Plan. Options to acquire 42,000 shares of Common Stock granted to certain employees were subsequently cancelled. On August 28, 1998, the Company issued an option to acquire 15,000 shares of Common Stock to an employee. The options have an exercise price equal to the market value at date of grant and become exercisable over various periods ranging from two to five years from the date of grant. No options were exercised as of September 30, 1998. Options to acquire 104,000 shares of Common Stock were exercisable at September 30, 1998. The Company recognized deferred compensation expense of $909,000 in the year ended December 31, 1997, resulting from the grant to the consultant. Of this amount, $106,000 was reported as compensation expense during the year ended December 31, 1997, and an additional $37,877 was reported as compensation expense during the nine months ended September 30, 1998. The option grant was cancelled in March 1998, and the unamortized portion of deferred compensation expense was reversed from the applicable accounts.

     In May 1997, the Company's stockholders approved the Company's 1997 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which provided that each non-employee director shall be granted, as of the date such person first becomes a director and automatically on the first day of each year thereafter for so long as he continues to serve as a non-employee director, an option to acquire 3,000 shares of the Company's Common Stock at fair market value at the date of grant. For as long as the director continues to serve, the option shall vest over five years at the rate of 20% per year on the first anniversary of the date of grant. On August 28, 1998, the Company's stockholders approved an increase in the number of shares of the Company's Common Stock subject to option from 3,000 to 15,000 vesting 20% per year. Subject to certain adjustments, a maximum of 250,000 options to purchase shares (or shares transferred upon exercise of options received) may be outstanding under the Directors Plan. At September 30, 1998, options to acquire a total of 90,000 shares of Common Stock had been granted under the Directors Plan. Options to acquire 12,000 shares of Common Stock were cancelled in July 1998 due to the resignation of a director. Options to acquire 9,000 shares of Common Stock were exercisable at September 30, 1998.

     As of December 31, 1997 and September 30, 1998, the Company had outstanding options for 548,000 and 480,000 shares, respectively, of Common Stock to certain employees of the Company. These options, which are not covered by the Incentive Equity Plan, become exercisable ratably over a period of five years from the date of issue. The exercise price of the options, which ranges from $1.25 to $4.38, is the fair market value of the Common Stock at the date of grant. There is no contractual expiration date for exercise of a portion of these options. Options to acquire 154,000 and 58,000 shares of Common Stock were exercised in 1997 and 1998, respectively, and options to acquire 40,000 and 10,000 shares of Common Stock were cancelled in 1997 and 1998, respectively. Options to acquire 344,000 and 380,000 shares of Common Stock were exercisable at December 31, 1997 and September 30, 1998, respectively.



     Information regarding the shares under option and weighted average exercise price for the years ended December 31, 1995, 1996 and 1997 is as follows:

                            1995               1996             1997
                               Wt. Avg.           Wt. Avg.           Wt. Avg.
                      Shares   Ex. Pr.   Shares   Ex. Pr.  Shares     Ex. Pr.
Beginning of year    890,000   $1.42    740,000   $1.40   742,000     $1.49
Granted              400,000   $1.56    120,000   $4.06   640,000    $15.50
Exercised           (116,666)  $1.63   (118,000)  $3.58  (154,000)    $1.47
Cancelled            (433,334)  $1.52       -        -     (55,000)    $5.31
                    _________          _________        __________
End Of Year          740,000   $1.40    742,000   $1.49 1,173,000     $8.95
                    =========         ==========        ==========
Options
  exercisable
  at end of year     176,000   $1.34    306,000   $1.37   344,000     $1.38
                    ========= =======   ======== ======= =========    =======
Weighted average
 fair value of
 options granted
 during the year       $0.29              $1.17               $6.99
                       _____             _______              ______


     The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) risk-free interest rates ranging from 4.9% to 7.9%, (b) expected volatility ranging from 43.2% to 58.4%, (c) average time to exercise ranging from six months to five years, and (d) expected dividend yield of 0.0%.

The following table summarizes information about stock options outstanding at December 31, 1997:

                     Options Outstanding              Options Exercisable
              Number Out-     Average     Weighted      Number       Weighted
Range of      standing at     Remaining   Average   Exercisable at   Average
Exercise      December 31,   Contractual  Exercise   December 31,    Exercise
Prices          1997             Life
$1.25 - $1.38  308,000           (1)      $1.29         240,000      $1.29

$1.50          220,000           (2)      $1.50         100,000      $1.50

$4.38           20,000      not stated    $4.38           4,000      $4.38

$15.50         625,000       9.4 years   $15.50            -         $  -
             ___________                               __________
$1.25 -
 $15.50      1,173,000                                  344,000
            ============                              ===========

(1) No contractual expiration date for 163,000 options; balance of 145,000 options, to the extent they are vested, expire one year following termination of option holder's employment.
(2) No contractual expiration date for 180,000 options; remaining contractual life for 40,000 options is ten months.

     The Company accounts for stock based compensation to employees under the rules of Accounting Principles Board Opinion No 25. The compensation cost for options granted in 1995, 1996 and 1997 was $30,800, $30,136, and $482,793,
respectively. If the compensation cost for the Company's 1995, 1996 and 1997 grants to employees had been determined consistent with SFAS No. 123, the Company's net income and net earnings per common share (basic) for 1995, 1996 and 1997 would approximate the proforma amounts set forth below:

                   1995                      1996                  1997
           As Reported  Proforma  As Reported  Proforma  As Reported Proforma
Net income   $546,532   $522,785   $3,764,716 $3,745,218 $2,397,447 $2,094,736

Net earnings
per common
share (basic)   $0.07      $0.06        $0.43      $0.43      $0.23      $0.20


     On May 30, 1997, the Company's Board of Directors authorized, on a deferred basis, the issuance of 200,000 shares of Common Stock to the Company's President, the issuance of such shares being contingent upon the officer remaining in the employ of the Company for a period of two years succeeding the expiration of his existing employment contract at December 31, 1999, with such shares to be issued in two equal installments at the end of each of the two succeeding years.

     Additionally, the Board of Directors authorized the issuance of 100,000 shares of performance shares to the Company's President, issuable at the end of calendar year 1998 provided that certain operating results are reported by the Company at the end of that year.



     In March 1998, the Company issued options to acquire 30,000 shares of Common Stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. The Company recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the option grant.

     In March 1998, the Company issued options to acquire 30,000 shares of Common Stock to a consultant. The options have an exercise price equal to the market value at date of grant and are fully vested. The Company recognized compensation expense of $22,600 in the nine months ended September 30, 1998, attributable to the option grant.

     In March 1998, the Company issued 20,000 performance shares of Common Stock to a consultant and recognized compensation expense of $61,000 in the nine months ended September 30, 1998.

     In May 1998, the Company issued 85,000 performance shares to employees and consultants and recognized compensation expense of $228,000 in the nine months ended September 30, 1998.



12.     Earnings Per Share

(In thousands, except per share data)

                          1995                 1996                 1997
                 Income  Shares  Per  Income  Shares  Per  Income Shares Per
                                share                Share              Share
Income
 available to
 common
 stockholders
 - basic EPS      $547   8,327  $0.07  $3,765 8,804 $0.43 $2,397 10,650 $0.23
Effect of dilutive
 securities:
 Contingently
 issuable shares           330                  371                350
Convertible
 Debentures          9      41            559 2,650         203  1,001
                 ______ _______          _____ _____      ______ ______

Income available
 to common
 stockholders
 and assumed
 conversions
 - diluted EPS    $556  8,699  $0.06   $4,324 11,825 $0.37$2,600 12,001 $0.22
                 ====== ===== ======= ======= ====== ===== ===== ====== =====

13.     Quarterly Financial Data (unaudited)



     The following is a tabulation of unaudited quarterly operating results for the years 1996 and 1997 and for the nine months ended September 30, 1998:

                                      Net        Basic Net       Diluted Net
              Total        Gross     Income     Income (Loss)    Income (Loss)
            Revenues       Profit    (Loss)       Per Share        Per Share
1996
First
Quarter    $7,387,290   $2,506,692   $755,488     $0.09             $0.08
Second
Quarter     8,002,828    2,717,416    734,375      0.09              0.08
Third
Quarter     7,762,922    2,530,891    730,869      0.08              0.07
Fourth
Quarter    10,049,304    3,970,582  1,543,984      0.17              0.14
          ___________   __________ ___________
          $33,202,344  $11,725,581 $3,764,716
          =========== ============ ==========
1997

First
Quarter    $9,563,474   $3,912,379 $1,441,582     $0.14             $0.12
Second
Quarter     8,271,953    1,945,168    507,300      0.05              0.05
Third
Quarter     8,942,773    2,424,537    598,618      0.06              0.05
Fourth
Quarter     9,217,562    2,200,062   (150,053)    (0.01)            (0.01)
          ____________ ____________ __________
          $35,995,762  $10,482,146 $2,397,447
         ============= ============ ==========
1998
First
Quarter    $6,473,469     $749,183$(12,016,500)  $(1.12)           $(1.12)
Second
Quarter     6,405,776    1,277,308  (9,577,165)   (0.88)            (0.88)
Third
Quarter     5,803,917    1,016,367  (1,904,552)   (0.18)            (0.18)
          ____________ ____________ ___________
          $18,683,162   $3,042,858$(23,498,217)
          ============ ============ ===========



14.     Retirement Plan

     The Company sponsors a defined contribution retirement savings plan ("401(k) Plan") to assist all eligible U.S. employees in providing for retirement or other future financial needs. The Company currently provides matching contributions equal to 50% of each employee's contribution, subject to a maximum of 4% of employee earnings. The Company's contributions to the 401(k) Plan were $25,745, $44,014 and $41,762 in 1995, 1996 and 1997, respectively.

15.     Commitments and Contingencies

     The Company is a defendant in various legal proceedings, which arise in the normal course of business. Based on discussions with legal counsel, management does not believe that the ultimate resolution of such actions will have a significant effect on the Company's financial statements or operations.

     Leases

     The Company leases office space, vehicles and office equipment under non-cancelable operating leases expiring in the years 1998 through 2002. Future minimum lease payments under all leases are as follows:

                 Year Ending December 31,
                        1998                 $308,660
                        1999                  233,521
                        2000                   86,503
                        2001                   35,697
                        2002                   13,105
                                            ___________
                                             $677,486
                                            ===========


     Rent expense amounted to $129,470, $246,013 and $248,596 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Concentration of Credit Risk and Major Customers


     The Company invests its cash primarily in deposits with major banks. Certain deposits may, at times, be in excess of federally insured limits ($2,461,583 and $3,951,106 at December 31, 1996 and December 31, 1997,
respectively, according to bank records). The Company has not incurred losses related to such cash balances.

     The Company's accounts receivable result from its activities in the oil and gas industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of joint interest partners comprising the Company's customer base. Ongoing credit evaluations of the financial condition of joint interest partners are performed and generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations. Included in accounts receivable at December 31, 1996 and 1997 are the following amounts due from unaffiliated parties (each accounting for 10% or more of accounts receivable):

                                        1996                 1997
                   Customer A        $2,566,700          $1,482,600
                                    ============        ==============
                   Customer B        $1,267,100            $931,965
                                    ============        ==============
                   Customer C          $899,600            $745,567
                                    ============        ==============


       Sales to major unaffiliated customers (customers accounting for 10 percent or more of gross revenue), all representing purchasers of oil and gas and related transportation tariffs and the applicable geographic area for each customer, for each of the years ended December 31, 1995, 1996 and 1997 are as follows:


       Geographic Area            1995         1996               1997
Customer A   Colombia         $4,505,000    $13,594,000        $10,769,000
                              =========== =============        ============
Customer B   United States    $2,926,000     $4,117,000         $7,738,280
                              =========== =============        ============
Customer C   United States    $2,150,000     $   -              $    -
                              =========== =============        ============

All sales to the geographic area of Colombia are to the government owned oil company.

     Contingencies

     The Company is subject to extensive Federal, state, and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. The Company believes that it is in compliance with existing laws and regulations.

     Environmental Contingencies

     Pursuant to the purchase and sale agreement of an asphalt refinery in Santa Maria, California, the sellers agreed to perform certain remediation and other environmental activities on portions of the refinery property through June 1999. Because the purchase and sale agreement contemplates that the Company might also incur remediation obligations with respect to the refinery, the Company engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period. The Company, however, believes that all required remediation will be completed by the seller within the five year period. Environmental compliance surveys such as those the Company has had performed are limited in their scope and should not be expected to disclose all environmental contamination as may exist.

     In accordance with the Articles of Association for the Cocorna Concession, the Concession expired in February 1997 and the property interest reverted to Ecopetrol. The property is presently under operation by Ecopetrol. Under the terms of the acquisition of the Concession, the Company and the operator were required to perform various environmental remedial operations, which the operator advises have been substantially, if not wholly, completed. Following their inspection of the Concession, Colombian officials claim that the Company and the operator were obligated to treat the water for disposal on the Concession with a water treatment plant. While the Company and the operator occupied the Concession, the plant was not built and the water was instead transferred to one of the water Association contract areas for treatment in conjunction with the water produced in that area. Colombian officials are requiring that the plant be built. The Company believes that the operator is testing methods to treat the water. There can be no assurance as to the amount of the future expenditures of the Company associated with the environmental requirements for the Cocorna Concession.

  In 1993, the Company acquired a producing mineral interest from a major oil company ("Seller"). At the time of acquisition, the Company's investigation revealed that the Seller had suffered a discharge of diluent (a light oil based fluid which is often mixed with heavier grade crudes). The purchase agreement required the Seller to remediate the area of the diluent spill. After the Company assumed operation of the property, the Company became aware of the fact that diluent was seeping into a drainage area, which traverses the property. The Company took action to eliminate the fluvial contamination and requested that the Seller bears the cost of remediation. The Seller has taken the position that its obligation is limited to the specified contaminated area and that the source of the contamination is not within the area that the Seller has agreed to remediate. The Company has commenced an investigation into the source of the contamination to ascertain whether it is physically part of the area which the Seller agreed to remediate or is a separate spill area. Investigation and discussions with the Seller are ongoing. Should the Company be required to remediate the area itself, the cost to the Company could be significant. The Company has spent approximately $240,000 to date in remediation activities, and present estimates are that the cost of complete remediation could approach $1 million. Since the investigation is not complete, an accurate estimate of cost cannot be made.

     In 1995, the Company agreed to acquire, for less than $50,000, an oil and gas interest on which a number of oil wells had been drilled by the seller. None of the wells were in production at the time of acquisition. The acquisition agreement required that the Company assume the obligation to abandon any wells that the Company did not return to production, irrespective of whether certain consents of third parties necessary to transfer the property to the Company were obtained. The Company has been unable to secure all of the requisite consents to transfer the property but nevertheless may have the obligation to abandon the wells. The leases have expired and the Company is presently considering whether to attempt to secure new leases. A preliminary estimate of the cost of abandoning the wells and restoring the well sites is approximately $800,000. The Company is currently unable to assess its exposure to third parties if the Company elects to plug such wells without first obtaining necessary consent.

     The Company, as is customary in the industry, is required to plug and abandon wells and remediate facility sites on its properties after production operations are completed. The cost of such operation will be significant and will occur, from time to time, as properties are abandoned.



     There can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. The occurrence of such environmental compliance costs could be materially adverse to the Company. No assurance can be given that the costs of closure of any of the Company's other oil and gas properties would not have a material adverse effect on the Company.



16. Business Segments

The Company considers that its operations are principally in one industry segment that of acquisition, exploration, development and production of oil and gas reserves. A summary of the Company's operations by geographic area for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                       Corporate
(Dollars in         United                                 &
thousands)          States     Canada   Colombia        Other         Total
Year ended
December 31, 1995
 Total revenues    $11,538    $1,577     $4,505           $74        $17,694
 Production costs    7,431       901      2,229            -          10,561
 Other operating
  expenses            398        243         51            -             692
 Depreciation,
  depletion and
  amortization      1,735        156        823           113          2,827
 Income tax
  expense
  (benefit)           849        147        645        (1,191)           450
                   _________   ________   _________    _________      _______
 Results of
  operations
  from oil and
  gas producing
  activities       $1,125       $130       $757
                  =========== ========== ===========
 Interest and
  other expenses
  (net)                                                 2,617          2,617
                                                     ____________   _________
 Net income
  (loss)                                              $(1,465)          $547
                                                     ============   =========
 Identifiable
  assets at
  December 31,
  1995            $19,525     $3,963     $13,514       $2,749        $39,751
                ==========   ========   =========     =========     =========
Year ended
December 31, 1996
 Total revenues   $15,907     $3,105     $13,594         $596        $33,202
 Production costs   8,160      1,172       5,272           -          14,604
 Other operating
  expenses            759        536         213           -           1,508
 Depreciation,
  depletion and
  Amortization      2,565        353       2,275          334          5,527
 Income tax
  expense
  (benefit)         1,561         -        2,917       (1,520)         2,958
                 __________   ________   __________
 Results of
  operations
  from oil and
  gas producing
  activities      $2,862      $1,044      $2,917
                ==========   ========== ============
 Interest and
  other expenses
  (net)                                                 4,840          4,840
                                                    ___________    __________
 Net income (loss)                                    $(3,058)        $3,765
                                                    ===========    ==========
 Identifiable
  assets at
  December 31,
  1996           $28,730      $5,346     $12,473       $2,568        $49,117
               ==========   ========== ===========    ========      =========
Year ended
December 31, 1997
 Total revenues  $21,359      $2,582     $10,769       $1,286        $35,996
 Production
  costs           10,461       1,080       5,066          -           16,607
 Other
  operating
  expenses         4,112         472         246          295          5,125
 Depreciation,
  depletion and
  amortization     4,541         543       1,797          384          7,265
 Income tax
  expense
  (benefit)          752         158       1,495         (529)         1,876
               ____________ ___________   _________
 Results of
  operations
  from oil and
  gas producing
  activities      $1,493       $329       $2,165
              ============= ============ ==========
 Interest and
  other expenses
  (net)                                                 2,726          2,726
                                                     _________    ___________
 Net income
  (loss)                                              $(1,590)        $2,397
                                                     =========    ===========
 Identifiable
  assets at
  December 31,
  1997           $46,886     $7,460      $11,047      $12,263        $77,656

               ==========   =========    =========   =========     ==========

17.     Subsequent Events (unaudited)



Approximately $4.5 million in principal amount of bank debt that matured for payment on July 31, 1998, has not been paid nor extended, and the borrowing base deficit of $2.2 million on the revolving loan at September 30, 1998, has not been satisfied either by providing additional collateral to the Company's bank or reducing the principal balance that was outstanding at September 30, 1998. Additionally, the Company was not in compliance with the loan agreement's financial covenants at September 30, 1998. The Company and its bank are in discussions to address such non-compliance.

The Company has negotiated, and continues to pursue, the sale of certain producing oil and gas assets and real estate assets. In September 1998, the Company listed certain of its California real estate properties with a broker, and in October 1998, the Company listed its domestic non-California producing oil and gas properties with a broker. Proceeds from the sale of such properties will be used to reduce bank indebtedness and provide working capital.

On October 8, 1998, HVI disclosed that, acting in concert with International Publishing Holding, S.A., its largest shareholder, it had acquired over five percent of the Company's outstanding Common Stock, with the intent to gain control of the Company. On October 14, 1998, a Schedule 13D was filed by HVI. On October 8, 1998, the Company and HVI entered into a Common Stock Purchase Agreement pursuant to which HVI agreed to purchase by December 4, 1998, 2.5 million shares of the Company's Common Stock in exchange for cash in the amount of $7.5 million. On December 3, 1998, the Company and HVI agreed to extend the closing date of the Common Stock Purchase Agreement to January 31, 1999. In addition, the Company consented to the Preferred Stock Transfer Agreement dated October 6, 1998 between HVI and RGC, pursuant to which HVI acquired from RGC 690 shares of the Company's Preferred Stock in exchange for $750,000 in cash with the exclusive right until November 5, 1998, to acquire a minimum of 6,310 shares of the remaining 7,310 shares of Preferred Stock held by RGC in exchange for approximately $6.9 in cash. The Company understands that the exclusive right was extended for 30 days pursuant to HVI's non-refundable payment to RGC of an additional $500,000 to be applied to the purchase price. HVI however did not exercise its right to acquire the additional 6,310 shares of Series A Preferred Stock prior to the expiration of the extension period. HVI currently is negotiating with RGC to extend and amend the Preferred Stock Transfer Agreement to enable HVI to acquire the additional 6,310 shares of Series A Preferred Stock held by RGC. HVI had agreed to convert the Preferred Stock and accrued dividends to Common Stock at the rate of $2.50 per share of Common Stock. On October 23, 1998, the Company filed a report on Form 8-K describing the pending transactions with HVI.

Upon closing and pursuant to the terms of the Preferred Stock Transfer Agreement, RGC agreed to waive any default of the Company occurring prior to the closing under any provisions of the Securities Purchase Agreement dated December 31, 1997, as amended June 1, 1998, with respect to the Preferred Stock provided that such waiver shall not apply to any defaults thereunder after the date of closing or which are in existence as of closing and continue thereafter.

On November 16, 1998, it was announced that HVI had met the interim closing requirements and had paid an aggregate of $2.25 million collectively to the Company and RGC toward the private placement of 2.5 million shares of the Company's Common Stock under the Common Stock Purchase Agreement and toward acquiring from RGC as much as 7,000 shares of the Company's Preferred Stock. Of this amount, the Company received $1.0 million in exchange for 333,333 shares of Common Stock issued to HVI under the Common Stock Purchase Agreement.

On December 7, 1998, HVI and the Company disclosed that the Board of Directors of the Company approved HVI's proposal to merger with the Company. A majority of the Company's disinterested Board members voted in favor of the proposed merger. Under the proposed merger, the Company's stockholders will receive one share of HVI common stock for each 6 shares of the Company's common stock outstanding. That exchange ratio is based upon (i) a total of 11,385,726 shares of Saba common stock outstanding (11,052,393 shares outstanding as of December 2, 1998 plus 333,333 shares issued to HVI on December 7, 1998), (ii) a price of $2.02 for the Company's common stock based on a 55 percent premium over the average closing price of the Company's common stock from November 2, 1998 through December 2, 1998, and (iii) the average closing price of HVI's common stock of $12.14 during the same period.

In October 1998, the Company executed a letter presented by the operator of the North Nare Association in Colombia whereby the Company confirmed its agreement to pay up to $500,000 in January 1999 if the operator is successful in procuring an extension from Ecopetrol of the North Nare contract for twenty-two years beyond the year 2008, the time at which the areas under the terms of the Association Agreement revert back to Ecopetrol.

The Company's obligation to repay the principal sum of approximately $4.2 million, plus interest, as evidenced by a promissory note secured by a 50% interest in a 118-mile pipeline in Colombia owned by Sabacol, Inc., a wholly-owned subsidiary of the Company, became due and payable in its entirety on December 14, 1998. The promissory note was not paid in full by December 14, 1998.

On December 15, 1998, the Company disclosed that Sabacol filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the Central District of California on December 11, 1998. Sabacol's assets, located solely in Colombia, consist of a 50% interest in a 118-mile pipeline and varying interests in heavy oil producing properties. At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow. Sabacol had filed the bankruptcy petition to protect its asset base and to provide adequate time to develop a re-organization plan. Sabacol intends to file a reorganization plan that may include the disposition of its Colombian assets. A new management team has been appointed for Sabacol to protect its assets and develop an effective re-organization plan. There is no assurance, however, that a reorganization plan beneficial to Sabacol will be consummated. The filing is not expected to have any material adverse effect on the Company and does not change any terms of the proposed merger with Horizontal Ventures, Inc.

The Company has deferred the semi-annual interest payment of $162,000 due in December 1998 on the Debentures. The Company intends to make the interest payment within the thirty day cure period provided by the Debenture and avoid default.

In December 1998, the Company entered into a letter of intent with Capco Development, Inc. to sell all of the outstanding stock of its wholly-owned subsidiary, Saba Energy of Texas, Inc. ("SETI"), for a contract price of $5 million and a closing scheduled for December 31, 1998, subject to certain conditions and adjustments. At the closing, those properties of SETI that will be part of the sale shall include certain interests located in Michigan, New Mexico, Oklahoma, Texas, Utah, and Wyoming and excluding interests located in Louisiana.



                    SABA PETROLEUM COMPANY AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT OIL AND GAS PRODUCING
                               ACTIVITIES (UNAUDITED)


Estimated Proved Reserves

Estimates of the Company's proved developed and undeveloped oil and gas reserves for its working and royalty interest wells were prepared by independent engineers. The estimates are based upon engineering principles generally accepted in the petroleum industry and take into account the effect of past performance and existing economic conditions. Reserve estimates vary from year to year because they are based upon judgmental factors involved in interpreting and analyzing production performance, geological and engineering data and changes in prices, operating costs and other economic, regulatory, and operating conditions. Changes in such factors can have a significant impact on the estimated future recoverable reserves and estimated future net revenue by changing the economic lives of the properties. Proved undeveloped oil and gas reserves include only those reserves which are expected to be recovered on undrilled acreage from new wells which are reasonably certain of production when drilled, or from presently existing wells which could require relatively major expenditures to effect recompletion. Presented below is a summary of proved reserves of the Company's oil and gas properties:


                           United
                           States      Canada (1)     Colombia        Total
Year ended December
31, 1995
Proved reserves:
  Beginning of year      6,671,341      464,390            -        7,135,731
  Acquisition,
   exploration and
   Development of
   minerals in place     1,295,876      289,113        5,473,310    7,058,299
 Revisions of
  previous estimates(2)   (691,553)     264,497            -         (427,056)
 Production               (710,271)     (85,800)        (430,808)  (1,226,879)
 Sales of minerals
  in place                  (2,798)      (6,000)           -           (8,798)

                       _____________  __________         _________   ________
 End of year             6,562,595       926,200        5,042,502  12,531,297
                       ============= ============      ===========   ========
 Proved developed
  reserves, end of year  5,385,856       750,500        4,731,369  10,867,725
                       ============= =============     ===========   ========

Gas (Thousands of
 cubic feet)
Proved reserves:
 Beginning of year       7,225,973     2,565,800            -       9,791,773
 Acquisition,
  exploration and
  Development of
  minerals in place      1,333,669       464,028            -       1,797,697
 Revisions of
  previous estimates     1,519,718     7,832,888            -       9,352,606
 Production               (938,577)     (398,616)           -      (1,337,193)
 Sales of minerals
  in place                 (37,734)      (88,100)           -        (125,834)
                       _____________   ____________    __________   _________
 End of year             9,103,049    10,376,000            -      19,479,049
                       =============   ============    =========== ==========
Proved developed
reserves, end of year    8,190,986     2,051,000            -      10,241,986
                       ======================================================

(1) See references (1) and (2) on page F-37

Year ended December
31, 1996
Oil (Barrels)
Proved reserves:
 Beginning of year       6,562,595       926,200        5,042,502  12,531,297
 Acquisition,
  exploration and
  development of
  minerals in place      4,501,828       103,837             -      4,605,665
 Revisions of
  previous estimates     5,950,525        24,771        5,595,772  11,571,068
 Production               (803,070)     (134,008)      (1,031,207) (1,968,285)
 Sales of minerals
  in place                 (60,820)         -                -        (60,820)
                        _____________   __________    ____________   ________
 End of year            16,151,058       920,800        9,607,067  26,678,925
                        =============   ==========    ============   ========
 Proved developed
  reserves, end of year  7,993,854       710,000        4,692,140  13,395,994
                        =============   ==========    ============   ========

Gas (Thousands of
 cubic feet)
Proved reserves:
 Beginning of year       9,103,049    10,376,000             -     19,479,049
 Acquisition,
  exploration and
  development of
  minerals in place      4,186,184       924,033             -      5,110,217
 Revisions of
  previous estimates(2)  1,046,326        48,213             -      1,094,539
 Production             (1,089,576)     (561,042)            -     (1,650,618)
 Sales of minerals
  in place                (132,018)     (236,204)            -       (368,222)
                      ______________    __________      _________   _________
 End of year            13,113,965    10,551,000             -     23,664,965
                      ==============   ===========      ========== ==========
Proved developed
 reserves, end
 of year                11,520,707     2,654,000             -     14,174,707
                      ==============   ===========      ========== ==========

Year ended December
 31, 1997
Oil (Barrels)
Proved reserves:
 Beginning of year      16,151,058       920,800        9,607,067  26,678,925
 Acquisition,
  exploration and
  development of
  minerals in place      4,200,193         9,640        1,600,225   5,810,058
 Revisions of
  previous estimates    (6,139,246)      (24,055)       2,247,541  (3,915,760)
 Production             (1,120,645)      (99,685)        (886,651) (2,106,981)
 Sales of minerals
  in place              (2,541,157)          -               -     (2,541,157)
                      ______________    ___________     ___________ _________
 End of year            10,550,203       806,700       12,568,182  23,925,085
                      ==============   ============     =========== =========
Proved developed
 reserves, end of year   8,048,356       603,600        7,964,016  16,615,972
                      =============    ============     =========== =========

(1) See references (1) and (2) on page F-37


Year ended
December 31, 1997  (continued)
Gas (Thousands of cubic feet)
Proved reserves:
 Beginning of year      13,113,965    10,551,000             -     23,664,965
 Acquisition,
  exploration and
  development of
  minerals in place     13,337,886     1,190,546             -     14,528,432
 Revisions of
  previous estimates(2) (4,477,286)      (23,832)            -     (4,501,118)
 Production             (1,673,914)     (733,714)            -     (2,407,628)
 Sales of minerals
  in place                   9,805          -                -          9,805
                        ___________   ___________      _________   __________
 End of year            20,310,456    10,984,000             -     31,294,456
                        ===========   ===========      ========== ===========
Proved developed
 reserves, end of year  13,988,220     3,412,000             -     17,400,220
                        ===========   ===========      ========== ===========

(1) The proved reserve information on December 31, 1995, 1996 and 1997 includes the following proved reserve amounts attributable to the approximately 26% minority interest resulting from the CRPL business combination with BLRC in October 1995. See Note 2 of Notes to Consolidated Financial Statements.

(2) Revisions of previous estimates are primarily the result of product prices changes during the respective year-ends presented above.

                                      1995            1996            1997
Oil (Bbls)                          237,237         236,911        208,417
Gas (Mcf)                         2,657,709       2,714,646      2,837,793
Barrels of Oil
 Equivalent (BOE)                   680,189         689,352        681,382
Standardized measure of
 discounted future net
 cash flows                      $1,893,643      $2,840,628     $2,351,565


Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserve

The following information at December 31, 1995, 1996 and 1997 has been prepared in accordance with Statement of Financial Accounting Standards No. 69, which requires the standardized measure of discounted future net cash flows to be based on sales prices, costs and statutory income tax rates in effect at the time the projections are made and a 10 percent per year discount rate. The projections should not be viewed as estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to the Company (dollars in thousands).

                                            December 31, 1995
                           United
                           States      Canada (1)     Colombia        Total
Future cash inflows       $100,559      $25,411        $52,335      $178,305
Future production
 costs                     (56,871)      (8,979)       (30,193)      (96,043)
Future development
 costs                      (3,997)      (3,064)        (1,675)       (8,736)
Future income tax
 expenses                  (10,872)      (3,204)        (5,623)      (19,699)
                        ____________ _____________    ___________   _________
Future net cash
 flows                      28,819       10,164         14,844        53,827
10 percent annual
 discount for estimated
 timing of cash flows       (9,585)      (2,771)        (2,406)      (14,762)
Standardized measure
 of discounted future
 net cash flows            $19,234       $7,393        $12,438       $39,065
                         ==========   ===========      =========     ========

                                  December 31, 1996

Future cash inflows       $324,206      $39,985       $157,552      $521,743
Future production costs   (143,964)     (13,247)       (63,458)     (220,669)
Future development
 costs                     (24,432)        (587)       (22,153)      (47,172)
Future income tax
 expenses                  (36,539)      (9,529)       (22,172)      (68,240)
                          __________    __________    ___________   _________
Future net cash
 flows                     119,271       16,622         49,769       185,662
10 percent annual
 discount for estimated
 timing of cash flows      (45,942)      (5,581)       (17,650)      (69,173)
                          __________    __________    __________   __________
Standardized measure
 of discounted
 future net cash flows     $73,329       $11,041        $32,119     $116,489
                         ===========    ===========    ========== ===========

                                 December 31, 1997

Future cash inflows       $184,240       $30,826       $167,418    $382,484
Future production costs    (87,803)      (11,639)       (71,327)   (170,769)
Future development costs   (18,263)       (1,604)        (8,269)    (28,136)
Future income tax
 expenses                  (15,773)       (4,307)       (36,022)    (56,102)
                        ____________    ___________   ___________ ___________
Future net cash flows       62,401        13,276         51,800     127,477
10 percent annual
discount for estimated
timing of cash flows       (16,572)       (4,174)       (16,878)    (37,624)
                        ____________   ____________   ___________ ___________
Standardized measure
 of discounted
 future net cash flows     $45,829        $9,102        $34,922     $89,853
                        ===========    ============   =========== ===========


(1) See reference (1) on page F-37


The following are the principal sources of changes in the standardized measure of discounted future net cash flows during 1995, 1996 and 1997 (dollars in thousands).

                                                1995
                           United
                           States      Canada (1)     Colombia        Total
Balance at beginning
 of year                   $18,779        $2,348       $   -        $21,127
Acquisitions,
 discoveries and
 extensions                  6,561         2,123         17,848      26,532
Sales and transfers
 of oil and gas
 produced, net of
 production costs           (3,873)         (670)        (1,837)     (6,380)
Changes in estimated
 future development costs    2,329        (2,716)           -          (387)
Net changes in prices,
 net of production costs    (1,682)        1,614            -           (68)
Sales of reserves in place     (11)         (115)           -          (126)
Development costs incurred
 during the period             126            -             -           126
Changes in production
 rates and other            (3,358)       (2,757)           -        (6,115)
Revisions of previous
 quantity estimates         (1,452)        7,313            -         5,861
Accretion of discount        2,367           332            -         2,699
Net change in income
 taxes                        (552)          (79)          (3,573)   (4,204)
                          ____________    __________    __________ _________
Balance at end of year     $19,234        $7,393          $12,438   $39,065
                         =============    ===========   ========== =========

                                              1996

                           United
                           States      Canada (1)      Colombia        Total
Balance at beginning
 of year                   $19,234        $7,393          $12,438   $39,065
Acquisitions,
 discoveries and
 extensions                 43,988         1,604             -       45,592
Sales and transfers
 of oil and gas
 produced, net of
 production costs           (7,590)       (1,845)          (7,605)  (17,040)
Changes in estimated
 future development costs  (15,038)        2,430          (16,233)  (28,841)
Net changes in prices,
 net of production costs    14,951         5,680           20,390    41,021
Sales of reserves in place    (667)          (77)            -         (744)
Development costs incurred
 during the period             330           120             -          450
Changes in production
 rates and other                16          (490)          (2,236)   (2,710)
Revisions of previous
 quantity estimates         32,023           436           32,781    65,240
Accretion of discount        2,467           748            1,601     4,816
Net change in income
 taxes                     (16,385)       (4,958)          (9,017)  (30,360)
                         __________    ____________     __________ __________
Balance at end of year     $73,329       $11,041          $32,119  $116,489
                         ==========    ============    =========== ==========

(1)     See reference (1) on page F-37


                                     1997

                           United
                           States      Canada (1)      Colombia        Total

Balance at beginning
 of year                   $73,329       $11,041          $32,119  $116,489
Acquisitions,
 discoveries and
 extensions                 31,593           726            8,368    40,687
Sales and transfers
 of oil and gas
 produced, net of
 production costs          (10,497)       (1,254)          (5,611)  (17,362)
Changes in estimated
 future development costs    9,920        (1,108)           9,231    18,043
Net changes in prices,
 net of production costs   (51,463)       (4,739)         (15,151)  (71,353)
Sales of reserves in
 place                      (4,314)          -                -      (4,314)
Development costs
 incurred during the
 period                      1,601            70             (719)      952
Changes in production
 rates and other            (9,298)         (927)           2,076    (8,149)
Revisions of previous
 quantity estimates        (20,764)         (126)           9,761   (11,129)
Accretion of discount        9,515         1,540            4,471    15,526
Net change in income
 taxes                      16,207         3,879           (9,622)   10,464
                          __________    __________       __________ _________
Balance at end of year     $45,829        $9,102          $34,923   $89,854
                          ==========    ==========       ========== =========


(1) See reference (1) on page F-37


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Saba Petroleum Company

Our report on the consolidated financial statements of Saba Petroleum Company and subsidiaries, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, is included on page F-2 of this Form S-1/A. In connection with our audits of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in the index on page F-1 of this Form S-1/A.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein. This information should be read in conjunction with the explanatory paragraph of our report referred to above.



/s/PricewaterhouseCoopers, LLP


Los Angeles, California
April 15, 1998


                      SABA PETROLEUM COMPANY AND SUBSIDIARIES
                    SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                    Years ended December 31, 1995, 1996 and 1997
                                 (dollars in thousands)

                                           Additions

                       Balance at  Charged  Charged  Deductions  Balance at
                       beginning    to      to other    from     close of
                       of period   income   accounts  reserves    period
1995
Amounts deducted
 from applicable assets:
 Accounts receivable     $62         $12     $(17)    $   -       $ 57
 Deferred income taxes    -          155       -          -        155
 Other non current
  assets                  85          18       17         78        42
 Reserves included in
  other non current
  liabilities:
 Restoration and
  reclamation             64          26       -          -         90

1996
Amounts deducted
 from applicable assets:
 Accounts receivable     $57         $12     $ -          $4       $65
 Deferred income taxes   155         897       -           -     1,052
 Other non current
  assets                  42          12       -          19        35
 Reserves included in
  other non current
  liabilities:
 Restoration and
  reclamation             90          28       -          30        88

1997
Amounts deducted
 from applicable assets:
 Accounts receivable     $65         $12     $ -          $8       $69
 Deferred income
  taxes                1,052         818       -           -     1,870
 Other non current
  assets                  35          -        -           -        35
 Reserves included
  in other non current
  liabilities:
 Restoration and
  reclamation             88          34       -          44        78





HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA BALANCE SHEET
SEPTEMBER 30, 1998


                             UNAUDITED
----------------------------------------------------------------------------
                   SABA      HVI       ADJUSTMENTS     REF       COMBINED
 ----------------------------------------------------------------------------
CASH           $1,186,671   $838,547   7,179,870        A        $9,205,088
A/R             5,464,432     86,755                              5,551,187
ALLOWANCE         (78,000)   (74,092)                              (152,092)
OTHER           2,750,105      3,272                              2,753,377
            -------------------------------------           -----------------
  TOTAL
  CURRENT
  ASSETS        9,323,208    854,482                             17,357,560

O&G
 PROPERTIES    79,717,781  7,042,862                             86,760,643
LAND            3,175,568    135,826                              3,311,394
PLANT &
 EQUIPMENT      5,998,985  1,393,610                              7,392,595
ACCUM DEPLET
 & DEPREC.    (45,470,788)  (824,151)                           (46,294,939)
OTHER           1,176,320    325,267                              1,501,587
GOODWILL                              28,594,938        B        28,594,938
             ------------------------------------            ----------------
  TOTAL
  ASSETS       53,921,074  8,927,896                             98,623,778
             =====================================           ================

A/P &
 ACCRUED
 LIAB          12,488,875     59,672                             12,548,547
INCOME
 TAXES
 PAYABLE        1,413,494        -                                1,413,494
CURRENT-
 LT DEBT       25,172,694     15,771                             25,188,465
BRIDGE
 FINANCING:                           15,879,000        C        15,879,000
             -------------------------------------           ----------------
  TOTAL
  CURRENT
  LIABILITIES  39,075,063     75,443                             55,029,506

LT DEBT,
 NET            5,347,411     52,283                              5,399,694
OTHER           1,584,914                                         1,584,914
DEFERRED
 TAXES             93,060                                            93,060
MINORITY
 INTEREST         621,366                                           621,366
PREFERRED
 STOCK          7,169,170             (6,273,024)       D           896,146
              -------------------------------------          ----------------
  TOTAL
  LIABILITIES  53,890,984    127,726                             63,624,686

SABA:
------------------------------
COMMON
 STOCK             11,052                (11,052)       E            -
APIC           16,971,131            (16,971,131)       E            -
ACCUM
 DEFICIT      (16,709,302)            16,709,302        E            -
CTA              (242,791)     -         242,791        E            -
        --------------------

HVI:
------------------------------
COMMON
 STOCK                    11,672,519  26,207,922        F        37,880,441
APIC                           -                                     -
ACCUM
 DEFICIT                  (2,872,349)     (9,000)       G        (2,881,349)
                       -----------------                    -----------------

TOTAL
 EQUITY            30,090  8,800,170                             34,999,092
               =====================================        =================
TOTAL EQUITY
 & LIAB       $53,921,074 $8,927,896                            $98,623,778
               =====================================        =================

OUTSTANDING
 SHARES:
SABA
 COMMON        11,052,393            (11,052,393)       H            -
SABA
 PREFERRED          8,000                 (8,000)       I            -
HVI COMMON                 1,570,981   2,688,658        F         4,259,639
                                                            =================



HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
DECEMBER 31, 1997


                                     UNAUDITED
              ---------------------------------------------------------------
                  SABA                    HVI                  COMBINED
              ---------------------------------------------------------------
O&G SALES      $33,969,151             $211,696              $34,180,847
OTHER            2,026,611                  -                  2,026,611
           ------------------------------------------------------------------
   TOTAL
   REVENUES     35,995,762              211,696               36,207,458

PRODUCTION
 COSTS          16,607,027              247,979               16,855,006
G&A              5,124,771              780,373                5,905,144
DD&A             7,264,956                  -                  7,264,956
WRITE-DOWN
 OF PROPERTIES      -                       -                      -
            -----------------------------------------------------------------
   TOTAL
   EXPENSES     28,996,754            1,028,352               30,025,106
            -----------------------------------------------------------------
OPERATING
 INCOME
 (LOSS)          6,999,008             (816,656)               6,182,352

LOSS ON
 SALE OF
 ASSETS                                 (21,062)                 (21,062)
INTEREST
 INCOME            165,949               11,873                  177,822
OTHER             (535,426)                                     (535,426)
INTEREST
 EXPENSE        (2,304,517)             (25,271)              (2,329,788)
GAIN OF
 ISSUANCE OF
 SHARES-SUB          4,036                  -                      4,036
            -----------------------------------------------------------------
TOTAL OTHER     (2,669,958)             (34,460)              (2,704,418)
            -----------------------------------------------------------------
   LOSS
   BEFORE
   TAXES         4,329,050             (851,116)               3,477,934

INCOME TAX
 PROVISION       1,875,720                  -                  1,875,720
MINORITY
 INTEREST
 IN LOSS            55,883                  -                     55,883
            =================================================================
   NET
   INCOME
   (LOSS)      $ 2,397,447           $ (851,116)             $ 1,546,331
            =================================================================

COMPREHENSIVE
 LOSS          $ 2,296,433            $     -                $ 2,296,433
            =================================================================

WTD
 SHARES
 BASIC          10,649,766              591,053                4,259,639
WTD
 SHARES
 DILUTED        12,000,940                  -                      -

INCOME (LOSS)
 PER SHARE      $     0.23             $  (1.44)                $   0.36
            =================================================================



HORIZONTAL VENTURES, INC.
CONDENSED COMBINED PROFORMA STATEMENT OF OPERATIONS
SEPTEMBER 30, 1998

                                UNAUDITED
            ----------------------------------------------------------------
                SABA                 HVI                    COMBINED
            ----------------------------------------------------------------
O&G
 SALES       $ 15,768,650             $ 129,852             $ 15,898,502
OTHER           2,914,512                  -                   2,914,512
            ---------------------------------------------------------------
   TOTAL
   REVENUES    18,683,162               129,852               18,813,014

PRODUCTION
 COSTS         10,139,965               119,334               10,259,299
G&A             4,973,828             1,270,978                6,244,806
DD&A            5,500,339                  -                   5,500,339
WRITE-DOWN
 OF
 PROPERTIES    17,852,367                  -                  17,852,367
            ---------------------------------------------------------------
   TOTAL
   EXPENSES    38,466,499             1,390,312               39,856,811
            ---------------------------------------------------------------

   OPERATING
   LOSS       (19,783,337)           (1,260,460)             (21,043,797)

INTEREST
 INCOME           126,047                  -                     126,047
OTHER          (1,250,884)               72,011               (1,178,873)
INTEREST
 EXPENSE       (2,518,573)                 -                  (2,518,573)
            ---------------------------------------------------------------
   TOTAL
   OTHER       (3,643,410)               72,011               (3,571,399)
            ---------------------------------------------------------------
   LOSS
   BEFORE
   TAXES      (23,426,747)           (1,188,449)             (24,615,196)

INCOME
 TAX
 PROVISION        149,356              -                         149,356

MINORITY
 INTEREST
 IN LOSS          (77,886)             -                         (77,886)
             ===============================================================
   NET
   LOSS     $ (23,498,217)         $ (1,188,449)           $ (24,686,666)
             ===============================================================

COMPREHENSIVE
 LOSS         (23,651,276)              -                    (23,651,276)
             ===============================================================

WTD
 SHARES
 BASIS         10,993,524             1,570,981                4,259,639
WTD
 SHARES
 DILUTED       10,993,524

LOSS
 PER SHARE        $ (2.14)              $ (0.76)                 $ (5.80)
             ===============================================================


Notes to Pro Forma Condensed Combined Financial Statements
----------------------------------------------------------

Statements of Operations
------------------------

No pro forma adjustments have been made to give effect to the combined income tax expense and/or benefit. Nor have any adjustments been made to give effect to any increase or decrease in operating and general and administrative costs that may occur as a result of the merger. There has been no adjustment made for interest expense that may or may not occur as the result of HVI obtaining short-term bridge financing to finance HVI's acquisition of common shares of SABA prior to the merger.

Balance Sheet
-------------

A. HVI purchased 690 shares of SABA Series A convertible preferred stock from RGC for $750,000, $250,000 cash and $500,000 promissory note to a third party subsequently converted to bridge financing. HVI purchased from SABA 2,500,000 of SABA's common stock for $7,500,000 cash. HVI obtained bridge financing to fund the purchase. HVI purchased 80,000 common shares of SABA in the open market for cash $70,130. Total cash inflows to SABA = $7,500,000, total cash outflows of HVI = $320,130, net pro forma cash adjustment = $7,179,870.

B. Assumes that net book value of SABA $13,803,114 at time of merger approximated fair value. HVI's total investment in SABA prior to merger was$30,260,130 for 10,527,112 common shares. Total outstanding SABA shares prior to merger 18,619,060, resulting in 8,091,948 non-HVI-owned SABA shares. Per terms of merger agreement, HVI issued one share of its common stock for six shares of outstanding SABA common shares, resulting in the issuance of 1,348,658 HVI common shares. Market price of HVI shares at September 30, 1998 was $9.00 resulting in purchase price of $12,137,922. Total purchase price of 100% of SABA outstanding shares was $42,398,052 resulting in an excess of purchase price over fair value of SABA's net assets of $28,594,938, recorded as goodwill.

C. HVI plans to obtain bridge financing to fund the following purchases of SABA preferred and common stock. $500,000 to pay of short-term note payable to a third party related to the purchase of 690 shares of convertible SABA preferred stock, $6,859,000 to pay off a short-term note payable to a third party related to the purchase of 6,310 shares of convertible SABA preferred stock, exercise of a third party call option to purchase 500,000 shares of SABA common stock for $1,020,000, purchase of 333,333 SABA common shares from SABA for $1,000,000 and exercise of option to purchase 2,166,667 shares of SABA common stock for $6,500,000.

D. Assumes the conversion of 7,000 shares of Series A preferred stock. Face value of 8,000 shares = $7,169,170, therefore outstanding face value related to 7,000 shares = $6,273,024. The preferred shares were converted to 5,066,667 common shares for a total value of $7,600,000 as approved by SABA board of directors, resulting in a loss of $1,326,976 charged to accumulated deficit.


Notes to Pro Forma Condensed Combined Financial Statements continued
--------------------------------------------------------------------


E. Total equity of SABA $30,090 purchased by HVI in merger transaction. Adjustments to equity prior to merger include: issuance of 7,567,000 SABA common shares for $15,100,000, of which $7,600,000 was value assigned for conversion of preferred shares (see Note D), and $7,500,000 cash (see Note
A), less the charge to accumulated deficit (see Note D) of $1,326,976 resulting in total equity or net book value of $13,803,114.

F. Issuance of 1,340,000 common shares valued at market on November 23, 1998 of $10.50 per share totaling $14,070,000 to Saba Acquisub, Inc. in exchange for all outstanding shares of Saba Acquisub whose only asset was 2,960,445 common shares of SABA. Issuance of 1,348,658 shares in merger with SABA valued at $12,137,922 (see Note B), for total increase to equity of $26,207,922.

G. Loss on the conversion of SABA preferred shares to SABA common shares. HVI's investment in the preferred shares was $7,609,000, and the conversion was valued at $7,600,000 (see Note D).

H. Assumes return to treasury and cancellation of all outstanding SABA common shares upon effective date of merger.

I. Assumes 1,000 outstanding SABA series A preferred shares will be redeemed at face value of $896,146. The unaudited pro forma condensed combined balance sheet reflects the liability for the amount due to the preferred shareholder.



 ___________________________________________________________________________

No dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                                  TABLE OF CONTENTS

                                                             Page
Available Information
Prospectus Summary
Cautionary Statement Regarding Forward
 Looking Statements
Risk Factors
Use of Proceeds
Price Range of Common Stock and
  Dividend Policy
Selected Financial Data
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations
Business of the Company
Management
Principal and Selling Stockholders
Description of Capital Stock
Plan of Distribution
Shares Eligible for Future Sale
Certain Legal Matters
Experts
Glossary
Index to Financial Statements                                 F-1


                           2,756,340 Shares




                         SABA PETROLEUM COMPANY

                            Common Stock




                              ______________
                               PROSPECTUS
                              ______________




 ____________________________________________________________________________


                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     Estimated expenses in connection with the issuance and distribution of the Common Stock other than underwriting discounts and commissions, all of which will be borne by the Company.

        Commission registration fee                 $4,328
        NASD filing fee
        American Stock Exchange listing fee         17,500
        Blue Sky fees and expenses
        Printing and engraving expenses             15,000
        Legal fees and expenses                     70,000
        Accounting fees and expenses                 5,000
        Transfer agent and registrar fees           40,000
        Other                                        3,000
                                               _____________
           TOTAL                                  $154,828
                                               =============

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware GCL permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability. The Company's Bylaws provide that it shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware GCL.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware GCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware GCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situation described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Company or any stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

     Pursuant to Section 145 of the Delaware GCL, the Company maintains directors' and officers' liability insurance coverage.


Item 15. Recent Sales of Unregistered Securities.

     On September 15, 1994, the Company issued 44,440 unregistered shares of Common Stock to Magnum Petroleum, Inc. in exchange for interests in oil and gas properties valued at approximately $66,660. The Common Stock was exempt from registration pursuant to Regulation D of the Securities Act and Section 4(2) of the Securities Act. On December 30, 1994, the Company issued 300,000 unregistered shares to Capco in connection with the acquisition of Capco Resource Properties Ltd. The Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act.



     In January 1995, the Company issued 24,000 unregistered shares of Common Stock, pursuant to a consulting agreement with Burt Cormany. The Common Stock was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On December 31, 1997, the Company issued 10,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") in exchange for $10 million. The Series A Preferred Stock bears a cumulative dividend of 6% per annum and is convertible at the option of the holder into shares of Common Stock at a price equal to the lower of $9.345 or the average closing bid price for any three consecutive trading days during the 30 trading day period ending one trading day prior to the date the conversion notice is sent to the Company. In general, conversion of the Series A Preferred Stock can occur after 120 days from its issuance, in monthly increments of 20% of the amount issued. The Series A Preferred Stock may be converted into a maximum of 2,165,898 shares of the Common Stock (subject to increase in the event of certain dilutive events), until either shareholder or regulatory approval is obtained, which the Company may be obligated to seek. The issuance was exempt from registration under Rule 506 of Regulation D of the Securities Act.

     The Series A Preferred Stock is redeemable by the Company at any time and must be redeemed upon the occurrence of certain events. The Company may redeem the Series A Preferred Stock at 115% of its stated value plus accrued dividends and the issuance of a five year warrant to purchase 200,000 shares of the Common Stock at 105% of the average closing bid price for the five consecutive trading days preceding the date fixed for redemption. However, the holder has the ability to convert all or any of the Series A Preferred Stock into Common Stock. The Series A Preferred Stock is senior to all other classes of the Company's equity securities and is accorded preferential status with regard to dividend and liquidation rights. The conversion of the Series A Preferred Stock could have a dilutive effect on the Company's Common Stock. The Series A Preferred Stock generally carries no voting rights other than with respect to the future issuance of Preferred Stock. Horizontal Ventures, Inc. has agreed with the Company that upon HVI's acquisition of 7,000, or greater, shares of the Series A Preferred Stock, HVI will convert shares of the Series A Preferred Stock into shares of the Company's Common Stock at a price of $2.50 per share upon any such conversion. There is not however any assurance such Common Stock will be issued.

     On October 8, 1998, the Company entered into a Common Stock Purchase Agreement which was amended December 3, 1998 pursuant to which the Company will sell and issue to Horizontal Ventures, Inc. by January 31, 1999 an aggregate of 2,500,000 shares of the Company's Common Stock in exchange for cash in the aggregate amount of $7,500,000. The issuance of the Common Stock in that transaction, if any, will be exempt from registration under Section 4(2) of the Securities Act.



Item 16. Exhibits.


    3(i).1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 001-13880) and incorporated herein by reference)

 3(I).1(a)  Certificate of Designations, Preferences, and Rights of Series A
            Convertible Preferred Stock dated December 31, 1997 (filed as
            Exhibit 3(i).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

   3(ii).1 ByLaws of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

       4.1  Form of Indenture (including form of Debenture) (filed as Exhibit
            4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

       5.1 Opinion of Cohen Brame & Smith Professional Corporation regarding legality*

      10.1 Form of Indemnification Agreement entered into with officers and directors of the Company (filed as Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

      10.2 Employment Agreement with Ilyas Chaudhary (filed as Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

      10.3 Employment Agreement with Walton C. Vance (filed as Exhibit 10.31 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

      10.4 First Amendment, Letter Agreement with Bradley T. Katzung (filed as Exhibit 10.33 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

      10.5 Second Amendment to Employment Agreement with Bradley T. Katzung (Filed as Exhibit 10.5 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

      10.6 Employment Agreement with Burt Cormany (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

      10.7 Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as Exhibit 10.38 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)

      10.8 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)

      10.9 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as Exhibit
            10.9 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.10  Saba Petroleum Company 1996 Equity Incentive Plan (filed as
            Exhibit 4.4 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

     10.11 Saba Petroleum Company 1997 Stock Option Plan for Non-Employee Directors (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

     10.12 First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ended
            September 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.13 Amendment Number One to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.20 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)

     10.14 Amendment Number Two to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.15 Amendment Number Three to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as
            Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.16 Amendment Number Four to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.17 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.18 Amendment Number Five to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.4 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)


     10.19 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.20 Amendment of the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A., dated December 31, 1997 (filed as Exhibit 10.3 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.21 Amendment Number Seven to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (Filed as
            Exhibit 10.21 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.22 Stock Purchase Agreement (filed as an exhibit to the Company's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)

     10.23 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit 10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.24 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.25 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as
            Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.26 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as Exhibit 10.9 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.27 Agreement among Saba Petroleum Company, Beaver Lake Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit
            10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.28 Amendment to Agreement among the Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)

     10.29 Promissory Notes of the Company (filed as Exhibit 10.13 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.30 CRI Stock Purchase Termination Agreement (filed as Exhibit 10.14 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.31 Form of Common Stock Conversion Agreement between Capco and the Company (filed as Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference).

     10.32 Form of Agreement regarding exercise of preemptive rights between Capco and the Company (filed as Exhibit 10.16 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.33 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and the Company (filed as Exhibit 10.17 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.34 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.35 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.36 Form of Stock Option Termination Agreements between the Company and Messrs. Hagler and Richards (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated by reference)

     10.37 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.38 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.39 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.40 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.41 Operating Agreement between Omimex and Sabacol-Cocorna Concession property (filed as Exhibit 10.25 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.42 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.26 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.43 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.27 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.44 Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (filed as an exhibit to the Company's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.45 Amendment to Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (Filed as Exhibit 10.45 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.46 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.47 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.48 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.49 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as Exhibit 10.5 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.50 Agreements among the Company, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as Exhibit 10.50 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.51 Agreements among the Company, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.52 Exchange Agreement between the Company and Energy Asset Management Company, L.L.C. dated March 6, 1998 (Filed as Exhibit 10.52 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.53 Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.54 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.55 Purchase and Sale Agreement between the Company and Statoil Exploration (US) Inc. dated August 19, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.56  Securities Purchase Agreement dated December 31, 1997 (filed as
            Exhibit 10.1 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.57 Registration Rights Agreement dated as of December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.58 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.59 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.60  Finder Agreement dated as of December 31, 1997 (Filed as Exhibit
            10.60 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.61 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.62 Preliminary Agreement To Enter Into A Business Combination dated March 18, 1998 by and among the Company and Omimex Resources, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.63 Press Release announcing the Proposed Combination between the Company and Omimex Resources, Inc. dated March 18, 1998 (filed as
            Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.64 Agreement and Plan of Reorganization dated as of June 1, 1998 by and among the Company and Omimex Resources, Inc. et al. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.65 Consent letter to provisions of Section 1.7 of the Agreement and Plan or Reorganization by Bank One, Texas, NA, dated June 2, 1998 (filed as Exhibit 10.2 to the Company's Current Report on form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).


     10.66 Amendment to First Amended and Restated Loan Agreement dated September 23, 1996, as amended, among the Company et al. and Bank One, Texas, NA dated June 9, 1998 (filed as Exhibit 10.3 to the Company's Current Report on form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.67 Mutual Termination and Release Agreement dated September 15, 1998 by and among the Company, Saba Acquisition, Inc. Omimex Resources, Inc., the Omimex Resources, Inc. stockholders and Ilyas
            Chaudhary. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998
            (File No. 001-13880) and incorporated herein by reference).

     10.68 Preferred Stock Transfer Agreement dated October 7, 1998 between Horizontal Ventures, Inc. and RGC International Investors, LDC and consented to by the Company (filed as Exhibit 7.1 to the Schedule 13D of Horizontal Ventures, Inc. dated October 14, 1998 concerning its ownership of the Company's securities and incorporated herein by reference).

     10.69 Common Stock Purchase Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. (filed as Exhibit 7.2 to the
            Schedule 13D of Horizontal Ventures, Inc. dated October 14, 1998 concerning its ownership of the Company's securities and incorporated herein by reference).

     10.70 Letter Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated October 6, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.71 Employment Agreement with Imran Jattala dated July 23, 1998. (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.72 First Amendment to Common Stock Purchase Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. dated December 4, 1998 (filed as Exhibit ___ to the Company's Current Report on Form 8-K dated December ___, 1998 (File No. 001-13880) and incorporated herein by reference).

      16.1 Letter from Jackson & Rhodes P.C. to the Company (filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (File No. 1-12322) and incorporated herein by reference)

      21.1 Subsidiaries of the Company (filed as Exhibit 21.1 to the Company's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference)

      23.1  Consent of PricewaterhouseCoopers LLP (Los Angeles, California)*

      23.2  Consent of Netherland, Sewell & Associates, Inc.*

      23.3  Consent of Sproule Associates Limited*

      23.4 Consent of Cohen Brame & Smith Professional Corporation (included in Exhibit 5.1)*

___________________________
*   Filed herewith


Item 17. Undertakings.

     The undersigned registrant hereby undertakes that:

        (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time The Commission declared it effective.

        (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and that, the offering of the securities at that time as the initial bona fide offering thereof of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.


                         SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Santa Maria, State of California on December 22, 1998.


                                   SABA PETROLEUM COMPANY

                                   By:/s/ WILLIAM N. HAGLER
                                      _____________________
                                      William N. Hagler
                                      Chairman of the Management
                                      Committee


                                   By:/s/ IMRAN JATTALA
                                      _____________________
                                      Imran Jattala
                                      Chief Financial Officer and
                                      Principal Accounting Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


               Signatures             Title                     Date

       /s/ ALEX S. CATHCART            Director                 12/22, 1998
    ________________________
           Alex S. Cathcart

       /s/ WILLIAM N. HAGLER           Director                 12/22, 1998
    _________________________
           William N. Hagler

       /s/ RANDEEP S. GREWAL           Director                 12/22, 1998
    _________________________
           Randeep S. Grewal

       /s/ DR. CHARLES KOHLHASS        Director                 12/22, 1998
    ___________________________
           Dr. Charles Kohlhass



                          SABA PETROLEUM COMPANY

                              EXHIBIT INDEX

3. Exhibits:

    3(i).1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 001-13880) and incorporated herein by reference)

 3(i).1(a)  Certificate of Designations, Preferences, and Rights of Series A
            Convertible Preferred Stock dated December 31, 1997 (filed as
            Exhibit 3(i).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

   3(ii).1 ByLaws of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

       4.1  Form of Indenture (including form of Debenture) (filed as Exhibit
            4.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

       5.1 Opinion of Cohen Brame & Smith Professional Corporation regarding legality**

      10.1 Form of Indemnification Agreement entered into with officers and directors of the Company (filed as Exhibit 10.1 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

      10.2 Employment Agreement with Ilyas Chaudhary (filed as Exhibit 10.3 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

      10.3 Employment Agreement with Walton C. Vance (filed as Exhibit 10.31 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

      10.4 First Amendment, Letter Agreement with Bradley T. Katzung (filed as Exhibit 10.33 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

      10.5 Second Amendment to Employment Agreement with Bradley T. Katzung (Filed as Exhibit 10.5 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

      10.6 Employment Agreement with Burt Cormany (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

      10.7 Employment Agreement with Alex Cathcart, dated March 1, 1997, (filed as Exhibit 10.38 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997 (file No.001-13880) and incorporated herein by reference)

      10.8 Retainer Agreement with Rodney C. Hill, A Professional Corporation, dated March 16, 1997 (filed as Exhibit 10.39 to the Company's Quarterly Report Form 10-Q for the quarter ended June 30, 1997(File No. 001-13880) and incorporated herein by reference)

      10.9 Amendment to Retainer Agreement with Rodney C. Hill, A Professional Corporation dated March 13, 1998 (Filed as Exhibit
            10.9 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.10  Saba Petroleum Company 1996 Equity Incentive Plan (filed as
            Exhibit 4.4 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

     10.11 Saba Petroleum Company 1997 Stock Option Plan for Non-Employee Directors (filed as Exhibit 4.5 to the Company's Registration Statement on Form S-8, dated August 21, 1997 (File No. 333-34035) and incorporated herein by reference)

     10.12 First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-QSB for the quarter ended
            September 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.13 Amendment Number One to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.20 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 1-12322) and incorporated herein by reference)

     10.14 Amendment Number Two to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.15 Amendment Number Three to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as
            Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.16 Amendment Number Four to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10 to the Company's Current Report on Form 8-K filed September 24, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.17 Corrections relating to Second Amendment dated August 28, 1997, and Fourth Amendment dated September 9, 1997 to the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.18 Amendment Number Five to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (filed as Exhibit
            10.4 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.19 Consent Letter to Preferred Stock Transaction by Bank One, Texas, N.A. dated December 31, 1997 (filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.20 Amendment of the First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A., dated December 31, 1997 (filed as Exhibit 10.3 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.21 Amendment Number Seven to First Amended and Restated Loan Agreement between the Company and Bank One, Texas, N.A. (Filed as
            Exhibit 10.21 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.22 Stock Purchase Agreement (filed as an exhibit to the Company's Current Report on Form 8-K dated January 10, 1995 (File No. 1-12322) and incorporated herein by reference)

     10.23 Processing Agreement between Santa Maria Refining Company and Petro Source Refining Corporation (filed as Exhibit 10.6 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.24 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Teca and Nare fields (filed as Exhibit 10.7 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.25 Agreement among Saba Petroleum Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire Cocorna Field (filed as
            Exhibit 10.8 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.26 Agreement among Saba Petroleum Company and Cabot Oil and Gas Corporation to acquire Cabot Properties (filed as Exhibit 10.9 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.27 Agreement among Saba Petroleum Company, Beaver Lake Resources Corporation and Capco Resource Properties Ltd. (filed as Exhibit
            10.10 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.28 Amendment to Agreement among the Company, Omimex de Colombia, Ltd. and Texas Petroleum Company to acquire the Teca and Nare fields (filed as Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 14, 1995 (File No. 1-12322) and incorporated herein by reference)

     10.29 Promissory Notes of the Company (filed as Exhibit 10.13 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.30 CRI Stock Purchase Termination Agreement (filed as Exhibit 10.14 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.31 Form of Common Stock Conversion Agreement between Capco and the Company (filed as Exhibit 10.15 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference).

     10.32 Form of Agreement regarding exercise of preemptive rights between Capco and the Company (filed as Exhibit 10.16 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.33 Letter Agreement, as amended, between Omimex de Colombia, Ltd. and the Company (filed as Exhibit 10.17 to the Company's Registration Statement on Form SB-2 (File No. 33-94678) and incorporated herein by reference)

     10.34 Promissory Note of Mr. Chaudhary (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.35 Form of Stock Option Agreements between Mr. Chaudhary and Messrs. Hickey and Barker (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.36 Form of Stock Option Termination Agreements between the Company and Messrs. Hagler and Richards (filed as Exhibit 10.4 to the Company's quarterly report on Form 10-QSB for the quarter ended June 30, 1996 (File No. 001-13880) and incorporated by reference)

     10.37 Agreement Minutes concerning Colombia oil sales contract between Omimex as operator and Ecopetrol (filed as Exhibit 10.21 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.38 Operating Agreement between Omimex and Sabacol-Velasquez property (filed as Exhibit 10.22 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.39 Operating Agreement between Omimex and Sabacol-Cocorna and Nare properties (filed as Exhibit 10.23 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.40 Operating Agreement between Omimex and Sabacol-Velasquez-Galan Pipeline (filed as Exhibit 10.24 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.41 Operating Agreement between Omimex and Sabacol-Cocorna Concession property (filed as Exhibit 10.25 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.42 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.26 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.43 Life insurance contract on life of Ilyas Chaudhary (filed as Exhibit 10.27 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.44 Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (filed as an exhibit to the Company's amended annual report on Form 10-KSB/A for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.45 Amendment to Agreement for Assignment of Leases between the Company and Geo Petroleum, Inc. (Filed as Exhibit 10.45 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.46 Agreement to Provide Collateral between Capco and Saba Petroleum Company (filed as Exhibit 10.29 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.47 Purchase and Sale Agreement between DuBose Ventures, Inc., Rockbridge Oil & Gas, Inc., Saba Energy of Texas, Incorporated and Energy Asset Management Corporation to acquire properties in Jefferson Parish, LA (filed as Exhibit 10.30 to the Company's annual report on Form 10-KSB for the year ended December 31, 1996 (File No. 001-13880) and incorporated herein by reference)

     10.48 Beaver Lake Resources Corporation March 1997 Re-Financing Agreement (filed as Exhibit 10.3 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.49 Production Sharing Contract between Perusahaan Pertambangan Minyak Dan Gas Bumi Nagara (Pertamina) and Saba Jatiluhur Limited (filed as Exhibit 10.5 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.50 Agreements among the Company, Amerada Hess Corporation and Hamar Associates II, LLC dated November 1, 1997 (Filed as Exhibit 10.50 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.51 Agreements among the Company, Chevron U.S.A. Production Company and Nahama Natural Gas (Filed as Exhibit 10.51 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.52 Exchange Agreement between the Company and Energy Asset Management Company, L.L.C. dated March 6, 1998 (Filed as Exhibit 10.52 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.53 Office Lease Agreement, 3201 Airpark Drive, Santa Maria, California (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-QSB for the quarter ending March 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.54 Office Lease Agreement, 17526 Von Karman Avenue, Irvine, California (Filed as Exhibit 10.54 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.55 Purchase and Sale Agreement between the Company and Statoil Exploration (US) Inc. dated August 19, 1997 (filed as an exhibit to the Company's Current Report on Form 8-K dated September 24, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.56  Securities Purchase Agreement dated December 31, 1997 (filed as
            Exhibit 10.1 to Saba's Report Form 8-K filed January 15, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.57 Registration Rights Agreement dated as of December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.58 Stock Purchase Warrant (Closing Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.59 Stock Purchase Warrant (Redemption Warrant) dated December 31, 1997(filed as Exhibit 3(I).1(a) to the Company's Registration Statement on Form S-1, dated January 27, 1998 (File No. 333-45023) and incorporated herein by reference)

     10.60  Finder Agreement dated as of December 31, 1997 (Filed as Exhibit
            10.60 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.61 Stock Purchase Warrant (Finder Warrant) dated as of December 31, 1997 (Filed as Exhibit 10.61 to the Company's annual report on Form 10-K for the year ended December 31, 1997 (File No. 001-13880) and incorporated herein by reference)

     10.62 Preliminary Agreement To Enter Into A Business Combination dated March 18, 1998 by and among the Company and Omimex Resources, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.63 Press Release announcing the Proposed Combination between the Company and Omimex Resources, Inc. dated March 18, 1998 (filed as
            Exhibit 10.2 to the Company's Current Report on Form 8-K dated March 30, 1998 (File No. 001-13880) and incorporated herein by reference)

     10.64 Agreement and Plan of Reorganization dated as of June 1, 1998 by and among the Company and Omimex Resources, Inc. et al. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.65 Consent letter to provisions of Section 1.7 of the Agreement and Plan or Reorganization by Bank One, Texas, NA, dated June 2, 1998 (filed as Exhibit 10.2 to the Company's Current Report on form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.66 Amendment to First Amended and Restated Loan Agreement dated September 23, 1996, as amended, among the Company et al. and Bank One, Texas, NA dated June 9, 1998 (filed as Exhibit 10.3 to the Company's Current Report on form 8-K dated June 16, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.67 Mutual Termination and Release Agreement dated September 15, 1998 by and among the Company, Saba Acquisition, Inc. Omimex Resources, Inc., the Omimex Resources, Inc. stockholders and Ilyas
            Chaudhary. (filed as Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998
            (File No. 001-13880) and incorporated herein by reference).

     10.68 Preferred Stock Transfer Agreement dated October 7, 1998 between Horizontal Ventures, Inc. and RGC International Investors, LDC and consented to by the Company (filed as Exhibit 7.1 to the Schedule 13D of Horizontal Ventures, Inc. dated October 14, 1998 concerning its ownership of the Company's securities and incorporated herein by reference).

     10.69 Common Stock Purchase Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. (filed as Exhibit 7.2 to the
            Schedule 13D of Horizontal Ventures, Inc. dated October 14, 1998 concerning its ownership of the Company's securities and incorporated herein by reference).

     10.70 Letter Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. (filed as Exhibit 10.3 to the Company's Current Report on Form 8-K dated October 6, 1998 (File No. 001-13880) and incorporated herein by reference).

     10.71 Employment Agreement with Imran Jattala dated July 23, 1998. (filed as Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (File No. 001-13880) and incorporated herein be reference).

     10.72 First Amendment to Common Stock Purchase Agreement dated October 8, 1998 between the Company and Horizontal Ventures, Inc. dated December 4, 1998 (filed as Exhibit __ to the Company's Current Report on Form 8-K dated December ___, 1998 (File No. 001-13880) and incorporated herein by reference).

      16.1 Letter from Jackson & Rhodes P.C. to the Company (filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994 (File No. 1-12322) and incorporated herein by reference)

      21.1 Subsidiaries of the Company (filed as Exhibit 21.1 to the Company's Registration Statement on Form S-1 dated January 21, 1998 and incorporated herein by reference)

      23.1  Consent of PricewaterhouseCoopers LLP (Los Angeles, California)*

      23.2  Consent of Netherland, Sewell & Associates, Inc.*

      23.3  Consent of Sproule Associates Limited*

      23.4 Consent of Cohen Brame & Smith Professional Corporation (included in Exhibit 5.1)*

*   Filed herewith